As filed with the U.S. Securities and Exchange Commission on December 23, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCEANDRIVER INC.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

157 Karamanli Ave.
16673 Voula, Athens
Greece
+30 210-892-0050
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Seward & Kissel LLP Attention: Edward S. Horton One Battery Park Plaza New York, New York 10004 (212) 574-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 (212) 574-1200	Barry L. Grossman, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This prospectus has, except where otherwise indicated by context, been prepared on a prospective basis on the assumption that transactions contemplated herein will occur on or before the effectiveness of this Registration Statement. Any significant modifications to or variations in the transactions contemplated herein will be reflected in an amendment or supplement to the prospectus included in this Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2025

PRELIMINARY PROSPECTUS

        Units

Each Unit Consisting of One Common Share and One Warrant to Purchase One Common Share

(and up to          Common Shares Underlying the Warrants)

OCEANDRIVER INC.

We are offering      units (“Units”), each Unit consisting of one share of our common stock, par value $0.001 per share (“common shares”) and one warrant (each, a “Warrant”) to purchase one common share, at a price of $      per Unit (the common shares underlying the Warrants, the “Warrant Shares”). This is our initial public offering and no public market currently exists for our common shares. We anticipate that the initial public offering price will be between $      and $     per share.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. Each Warrant will be immediately exercisable upon issuance, subject to certain beneficial ownership limitations, at an initial exercise price of $    per common share ([110]% of the public offering price of each Unit in this offering) and will expire one year after the issuance date. The Warrants include a cash redemption right in the event that the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any common shares, at an effective price per share less than $    (such issuances collectively, a “Dilutive Issuance”), at any time within nine months after the issuance date. The Warrants are also subject to certain customary exercise price adjustments. Please see the section of this prospectus entitled “Description of the Warrants” for further information.

We have reserved the symbol “OYES” and “[•]” for the purpose of listing our common shares and Warrants, respectively, on the Nasdaq Capital Market (“Nasdaq”). This offering is contingent upon the final approval from Nasdaq for the listing of our securities. We will not consummate this offering if Nasdaq denies our listing application. As such, this offering may not close and our common shares and Warrants may not be approved for trading on the Nasdaq Capital Market.

We have a multi-class capital structure consisting of common shares, Series A Perpetual Preferred Shares (the “Series A Preferred Shares”) and [•]% Series B Cumulative Convertible Perpetual Preferred Shares (the “Series B Preferred Shares”). Our common shareholders are entitled to one vote for each common share held. Each Series A Preferred Share has the voting power of 1,000 common shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to maintain a substantially identical voting interest in us following the occurrence of certain events. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series A Preferred Shares, holders of our Series A Preferred Shares and holders of our common shares shall vote together as one class on all matters submitted to a vote of our shareholders. Our Series B Preferred Shares have no voting rights, subject to limited exceptions.  Each Series B Preferred Share has a stated amount of $1,000 per share, or $[•] million in the aggregate, and each holder of Series B Preferred Shares has the right, subject to certain conditions, at any time to convert all (but not a portion) of the Series B Preferred Shares beneficially held by such holder into our common shares at the applicable conversion price then in effect. The holders of Series B Preferred Shares will be entitled to receive, out of funds legally available for the purpose, biannual dividends payable in either cash or, at the Company’s option, in Series B Preferred Shares, or a combination thereof. The issuance of additional common shares upon the potential conversion of our Series B Preferred Shares could dilute the interests of our common shareholders and affect the trading price of our common shares. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares. Esenseal Ltd. (“Esenseal”) an entity owned and controlled by our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides, owns 100% of our Series A Preferred Shares. Wavia Corp. (“Wavia”), an entity owned and controlled by Mr. Tsangrides, owns 100% of our Series B Preferred Shares. The common shares and Series A Preferred Shares held by Esenseal represent [•]% of the aggregate voting power of our total issued and outstanding share capital immediately following the completion of this offering. Because Mr. Tsangrides will beneficially own the majority of our voting power, he will have the ability to significantly influence us and our affairs, including with respect to, among other things, our business direction, capital structure, and dividend policy. For so long as Mr. Tsangrides remains the beneficial of 100% of our Series A Preferred Shares, or otherwise owns a majority of our voting power, he will also have the ability to determine all matters requiring approval by shareholders, and, as a result, the ability of our common shareholders to influence our corporate matters will be limited. Please see “Risk Factors-Risks Relating to Our Common Shares-Our Chairman and Chief Executive Officer beneficially owns 100% of our Series A Preferred Shares and has significant influence over us.”

We qualify as an “emerging growth company” as defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, as such, we may elect to comply with certain reduced reporting requirements. In addition, we are considered a “controlled company” under Nasdaq listing rules, and while we do not intend to rely on any exemption as a controlled company, we may elect to comply with certain reduced governance requirements in the future. See “Prospectus Summary-Implications of Being an Emerging Growth Company” and “-Implications of Being a Controlled Company.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our common shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the Company, before expenses	$	$

(1)
The underwriters shall receive an underwriting discount of up to 7% per Unit for sales to investors in this offering. We have agreed that Maxim Group LLC (“Maxim” or the “representative”), or its designees, will also receive warrants to purchase a number of common shares that is equal to 5.0% of the aggregate number of Units sold in this offering (up to       common shares, or up to       common shares if the underwriters exercise the over-allotment option in full), at an exercise price per share equal to 120% of the initial public offering price (the “Representative Warrants”). The Representative Warrants will be non-exercisable for six (6) months from the commencement of sales of the offering and will expire three (3) years after such date. The Representative Warrants and the common shares issuable upon exercise of the Representative Warrants are also being registered under the registration statement of which this prospectus forms a part. We have also agreed to reimburse the underwriters for certain expenses. We refer you to the section entitled “Underwriting” of this prospectus for additional information regarding total compensation and other items of value payable to the underwriters.

We have granted the underwriters the option for a period of up to 45 days to purchase up to an additional       common shares and/or         Warrants to cover over-allotments at the public offering price less the underwriting discount.

The underwriters expect to deliver the common shares and Warrants to purchasers on or about    , 2026.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is    , 2026

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	41
USE OF PROCEEDS	42
CAPITALIZATION	43
PRO FORMA EARNINGS PER SHARE (UNAUDITED)	44
DIVIDEND POLICY	45
DILUTION	46
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	49
THE INTERNATIONAL DRY BULK INDUSTRY	61
BUSINESS	68
MANAGEMENT	84
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	86
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	88
DESCRIPTION OF CAPITAL STOCK	89
DESCRIPTION OF WARRANTS	101
SHARES ELIGIBLE FOR FUTURE SALE	102
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	103
TAX CONSIDERATIONS	106
UNDERWRITING	114
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	118
EXPENSES RELATING TO THIS OFFERING	119
LEGAL MATTERS	119
EXPERTS	119
WHERE YOU CAN FIND ADDITIONAL INFORMATION	119

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission, or the Commission, is effective. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

Until    , 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The market data and certain other statistical information used throughout this prospectus are based on information provided by independent industry publications, government publications or other published independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable and we are not aware of any misstatements regarding our market, industry or similar data presented herein. The Company believes that such third-party information concerning industry and market data is reliable. Such third-party information may be different from other sources and may not reflect all or even a comprehensive set of the actual transactions occurring in the market. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the risk factors and the more detailed information that appears later in this prospectus before you consider making an investment in our securities. Except where we or the context otherwise indicate, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option described on the cover page of this prospectus.

“OCEANDRIVER” “we”, “us”, “our” and “the Company” all refer to OCEANDRIVER INC. or its subsidiary, except as otherwise indicated or the context otherwise requires.

Unless otherwise indicated, references to “U.S. dollars,” “dollars,” “USD” and “$” in this prospectus are to the lawful currency of the United States of America. Unless the context otherwise requires, references to “our vessels” and “our fleet” refer to our Initial Vessel and additional vessels we may acquire in the future. We use the term “deadweight tons”, or “dwt”, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of vessels.

Our Company

We are an international shipping company incorporated in the Republic of the Marshall Islands on December 18, 2024, for the purpose of acquiring, owning, chartering, and operating dry bulk vessels. We provide worldwide seaborne transportation services for dry bulk cargo, including major bulks like iron ore, coal, and grains, as well as minor bulks such as agricultural products, fertilizers, mineral cargoes, cement, forest products, and steel products.

At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will own all of the outstanding share capital of PANSTAR MARITIME INC. (“Panstar”), which owns a dry bulk vessel named M/V Panstar, built in April 2005 in Japan, with carrying capacity of 76,629 dwt. M/V Panstar was acquired by Panstar on April 25, 2006. In this prospectus, we refer to the M/V Panstar as our “Initial Vessel”. Panstar will be the Company’s only wholly owned subsidiary. For more information, see “Formation Transactions” below.

Chartering of our Fleet

We intend to charter our Initial Vessel and any additional vessels we may acquire to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. Our Initial Vessel, M/V Panstar is currently employed with Panocean Co., Ltd on a time charter expiring by March 2026 at a fixed daily charter rate of $14,500. The Vessel’s time charter contains customary events of termination, such as violation of applicable sanctions, the outbreak of war or actual hostilities in certain countries and certain insolvency events.

Set forth below are brief descriptions of some of the types of charters under which our Initial Vessel and any additional potential vessels may be employed.

Time Charter. A time charter is a contract to charter a vessel for a fixed period of time. Typically, under time charter arrangements, the charterer pays a charter hire in regular intervals based on a daily rate and will be responsible for substantially all voyage expenses, such as port, canal and bunker fuel costs, and any other expenses related to the cargoes. The owner of the vessel remains responsible for vessel operating expenses, such as costs for crewing, provisions, stores, lubricants, insurance, maintenance and repairs, as well as costs for drydocking, intermediate and special surveys.

Spot Voyage or Single Voyage Charter. A single or spot voyage charter is a contract to carry a specific amount and type of cargo from a load port(s) to a discharge port(s). Typically, the charterer pays an agreed upon lumpsum amount, and the owner bears substantially all vessel operating expenses and voyage expenses.

Trip Charter. A trip charter is effectively a combination of a time charter and a spot voyage, whereby the charterer hires the vessel for the duration of one voyage. Similar to a time charter, the charterer pays a charter hire in regular intervals based on a daily rate and will be responsible for substantially all voyage expenses. The owner of the vessel remains responsible for vessel operating expenses.

Management of our Company and our Fleet

Overall responsibility for the management of OCEANDRIVER rests with our Board of Directors. Our Board of Directors has organized the provision of management services through Magna Marine Inc. (“Magna”) and Chartmobil Shipbrokers Ltd. (“Chartmobil” and together with Magna, our “Managers”). Magna is a ship management company incorporated in the Republic of Liberia, with a branch office in Greece established under the provisions of Greek Law 27 of 1975 (“Law 27 of 1975”). Our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides, is a director of Magna. Chartmobil is a ship brokerage company incorporated in the Republic of the Marshall Islands, which is in the process of establishing a branch office in Greece under the provisions of Law 27 of 1975. Chartmobil is owned and controlled by our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides.

Pursuant to the management agreement dated [•], 2026 between Panstar and Magna (the “Technical Management Agreement”), Magna provides Panstar with vessel technical management services in respect of the Initial Vessel, including, but not limited to, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering and day to day vessel operations, accounting and ancillary services. Pursuant to the commercial management and brokerage services agreement dated [•], 2026 between us, Panstar and Chartmobil (the “Commercial Management and Brokerage Services Agreement”), Chartmobil provides certain commercial management services in respect of the Initial Vessel, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases and ancillary ship administrative services. Any additional vessels that we may acquire are expected to be managed under similar arrangements.

Prior to the effectiveness of the above agreements the management of our Company and our Initial Vessel was managed by Magna. Magna provided the vessel with a wide range of management services such as chartering, technical management, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. In exchange for these services, Magna charged a daily management fee of $886 for the six-month period ended June 30, 2025, $834 the year ended December 31, 2024, and $868 up to December 31, 2023. In accordance with the management agreement, the Manager undertook the execution of all payments on behalf of the Company.

For further information about our management agreements, please see “Business” and “Certain Relationships and Related Party Transactions—Management, Commercial and Administrative Services” sections below and for details of the management of our Company and our Initial Vessel prior to the effectiveness of the above agreements please refer to section “Certain Relationships and Related Party Transactions”.

Our Competitive Strengths

We believe that our Managers’ expertise in effectively managing vessel operations and its extensive industry relationships will provide us with a competitive advantage in seizing market opportunities and overcoming industry challenges.

Efficient Vessel Operations. We plan to leverage our Managers’ extensive experience and long-standing industry relationships. We believe that our  Managers have developed significant expertise in managing dry bulk vessels and have earned a strong reputation for efficient operations within the international shipping community. We anticipate that our Managers will help us achieve economies of scale, promote the efficient, safe, and environmentally responsible operation of our vessel, support our commitment to regulatory compliance, ensure the recruitment and retention of skilled seafarers, and contribute to our pursuit of operational excellence.

Extensive Industry Relationships. We believe that our Managers’ capabilities, together with the extensive experience of their employees, deep industry knowledge, and global network will grant us access to high-quality charterers, financial institutions and other key players in the seaborne transportation sector. We intend to utilize these relationships to successfully secure new charters, operate our fleet profitably, identify promising investment opportunities, and obtain the necessary capital to drive our growth.

Our Business Strategies

Expand our fleet through accretive acquisitions. We intend to grow, renew, and expand our fleet through selective and timely acquisitions of additional vessels. Our primary focus will be on purchasing dry bulk vessels in the secondhand market. However, in our quest for attractive investment opportunities, we may also explore diversification into other sectors and/or consider placing newbuilding orders. When assessing potential secondhand vessel acquisitions, we aim to consider and analyze various factors, including our projections of key developments in the shipping industry, the liquidity levels in the resale and charter markets, the condition and technical specifications of the vessels, the anticipated remaining useful life of the vessels, and the overall strategic alignment of our fleet and customer base.

Pursue attractive chartering opportunities. As our fleet expands, we intend to strategically deploy our vessels based on market conditions to ensure a balance of stable cash flows and high utilization rates, while maintaining the flexibility to take advantage of potential increases in charter rates. We will continuously assess and refine our chartering strategy in response to current and anticipated market conditions, as well as other tactical and strategic considerations.

Corporate Information

OCEANDRIVER INC. is a holding company existing under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 157 Karamanli Ave., 16673 Voula, Athens Greece and our telephone number is +30 210-892-0050. Our website is [•]. The Commission maintains a website that contains reports, proxy and information statements, and other information that we will file electronically at www.sec.gov. The information contained on, or that can be accessed through, these websites is not incorporated by reference herein and does not form part of this prospectus.

Risk Factors Summary

An investment in our securities is subject to a number of risks, including risks related to our industry, business and corporate structure. The following summarizes some, but not all, of these risks, the occurrence of which could have a material adverse effect on our business, financial condition and results of operations, which could cause the trading price of our common shares and Warrants to decline and could result in a loss of all or part of your investment. Please carefully consider all of the information discussed in “Risk Factors” in this prospectus beginning on page 8 for a more thorough description of these and other risks.

Risks Relating to Our Industry

•
Risks associated with the seaborne transportation industry and operating ocean-going vessels that may impact our business and results of operation, including fluctuations in charter hire, an over-supply of drybulk vessels and general economic and geopolitical conditions.

•	Political instability, piracy, terrorist or other attacks, war and international hostilities could affect our business, operating results, cash flows and financial condition.
•	Rising fuel prices may adversely affect our business, operating results, cash flows and financial condition.
•	Our revenues are subject to seasonal fluctuations, which could affect our business, operating results, cash flows and financial condition.
•
Risks relating to laws and regulations in the U.S. and other jurisdictions applicable to us, including but not limited to environmental rules and regulations, sanctions, tax laws, trade policies and restrictions and safety laws and inspection procedures.

Risks Relating to Our Company

•	We have a limited operating history upon which investors can evaluate our future prospects.
•	The market value of our Initial Vessel, or future vessels we may own, may decrease.
•	Risks related to our ability to obtain financing or enter into loan agreements.
•	If we fail to manage our growth properly, we may not be able to successfully expand our market share.
•	We and our managers may not be able to attract and retain key management personnel and other employees, which may negatively affect the effectiveness of our management.
•	Our fleet may suffer damage, and we may face unexpected repair costs, which could adversely affect our business, operating results, cash flows and financial condition.
•	We are a holding company and we depend on the ability of our subsidiary to distribute funds to us in order to satisfy our financial obligations or to pay dividends.
•
In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our business, operating results, cash flows and financial condition.

•
Due to our lack of fleet diversification, adverse developments in the maritime dry bulk shipping industry as well as unique risks in the operation of the dry bulk carriers could have a material adverse effect on our business, operating results, cash flows and financial condition.

•	Technological innovation and quality, efficiency and environmental standards could reduce our charter hire income and the value of our Initial Vessel.
•	Risks related to taxation, insurance and litigation relating to us.
•
Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, the UK Bribery Act or other similar laws could result in fines, criminal penalties, and an adverse effect on our reputation and business.

•	Changing laws and evolving reporting requirements could have an adverse effect on our business.
•	A cyber-attack could materially disrupt our business.
•	Risks relating to us being (i) incorporated in the Marshall Islands, (ii) a foreign private issuer and (iii) an emerging growth company.

Risks Relating to our Relationship with our Managers and their Affiliates

•	We will depend on Chartmobil and Magna to manage our business.
•	Our Managers are privately held companies and there is little or no publicly available information about them.
•
Our Chairman and Chief Executive Officer ultimately beneficially owns and controls Chartmobil and participates in other business activities not associated with us, and does not devote all of his time to our business, which could create conflicts of interest.

•	Our Chairman and Chief Executive Officer and our Managers may have conflicts of interest between us and its other clients.
•	We depend on our senior management team and the loss of one or more key employees could materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Our Common Shares, Warrants and this Offering

•
There is no existing market for our common shares, and a trading market that will provide you with adequate liquidity may not develop. The price of our common shares may fluctuate significantly, and you could lose all or part of your investment.

•	Risks relating to future issuances of our shares.
•	Risks relating to our share price and potential volatility.
•	Risks relating to our ability to pay dividends.
•	Our Chairman and Chief Executive Officer, through Esenseal, beneficially owns 100% of our Series A Preferred Shares and has significant influence over us.
•	We expect to be a “controlled company” under Nasdaq corporate governance rules and we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.
•	Risks related to our preferred share series and our multi-class capital structure and terms of our organizational documents.
•	We may fail to meet the continued listing requirements of Nasdaq, which could cause our common shares to be delisted.
•	You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.
•	The Warrants are speculative in nature.

Formation Transactions

OCEANDRIVER INC. was formed on December 18, 2024 for the purpose of acquiring, owning, chartering and operating dry bulk vessels. At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will own our Initial Vessel, the M/V Panstar, with a carrying capacity of 76,629 dwt, built in April 2005 in Japan.

At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Panstar, the entity that wholly owns our Initial Vessel, from Esenseal Ltd. (“Esenseal”), an entity owned and controlled by our Chief Executive Officer and Chairman, Mr. Philippos Tsangrides, and Wavia Corp. (“Wavia”), an entity owned and controlled by Mr. Tsangrides, in exchange for [•] Series A Preferred Shares and [•] Series B Preferred Shares, respectively, pursuant to the Exchange Agreement dated [•], 2026 (the “Exchange Agreement”). Also as part of the exchange, Mr. Tsangrides will forfeit the 1,000 common shares of Oceandriver beneficially owned by him immediately prior to the exchange and Esenseal will own [•] common shares.

We have a multi-class capital structure consisting of common shares, Series A Perpetual Preferred Shares and the Series B Preferred Shares. Our common shareholders are entitled to one vote for each common share held. Each Series A Preferred Share has the voting power of 1,000 common shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to maintain a substantially identical voting interest in us following the occurrence of certain events. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series A Preferred Shares, holders of our Series A Preferred Shares and holders of our common shares shall vote together as one class on all matters submitted to a vote of our shareholders. Our Series B Preferred Shares have no voting rights, subject to limited exceptions.  Each Series B Preferred Share has a stated amount of $1,000 per share, or $      million in the aggregate, and each holder of Series B Preferred Shares has the right, subject to certain conditions, at any time to convert all (but not a portion) of the Series B Preferred Shares beneficially held by such holder into our common shares at the applicable conversion price then in effect. The holders of Series B Preferred Shares will be entitled to receive, out of funds legally available for the purpose, when, as, and if declared by the Board of Directors, biannual dividends payable in either cash or, at the Company’s option, in Series B Preferred Shares, or a combination thereof. The issuance of additional common shares upon the potential conversion of our Series B Preferred Shares could dilute the interests of our common shareholders and affect the trading price of our common shares. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.

Esenseal, an entity owned and controlled by our Chairman and Chief Executive Officer, Mr. Tsangrides, owns 100% of our Series A Preferred Shares. Wavia, an entity owned and controlled by Mr. Tsangrides, owns 100% of  our Series B Preferred Shares. The common shares and Series A Preferred Shares held by Esenseal represent         % of the aggregate voting power of our total issued and outstanding share capital immediately following the completion of this offering. Because Mr. Tsangrides will beneficially own the majority of our voting power, he will have the ability to significantly influence us and our affairs, including with respect to, among other things, our business direction, capital structure, and dividend policy. For so long as Mr. Tsangrides remains the beneficial of 100% of our Series A Preferred Shares, or otherwise owns a majority of our voting power, he will also have the ability to determine all matters requiring approval by shareholders, and, as a result, the ability of our common shareholders to influence our corporate matters will be limited. Please see “Risk Factors-Risks Relating to Our Common Shares-Our Chairman and Chief Executive Officer beneficially owns 100% of our Series A Preferred Shares and has significant influence over us.”

The diagrams below depict our corporate structure prior to and after giving effect to the transactions contemplated by the Exchange Agreement.

Implications of Being a Foreign Private Issuer

As a non-U.S. company which qualifies as a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to different requirements under the U.S. securities laws than U.S. domestic issuers. See “Risk Factors-Risks Relating to Our Company-We are a “foreign private issuer,” which could make our common shares less attractive to some investors or otherwise harm our share price” and “Where You Can Find More Information”.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•
exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

We are choosing to “opt out” of the extended transition period for new or revised financial accounting standards referred to above and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Implications of Being a Controlled Company

Since our Chairman and Chief Executive Officer indirectly will be the beneficial owner of a majority of the voting power of our issued and outstanding share capital (for so long as he remains the beneficial owner of all of the issued and outstanding Series A Preferred Shares), we will qualify as a “controlled company” under the Nasdaq listing rules. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to the board of directors by a compensation committee that is composed solely of independent directors, and (iii) the requirement that the director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating and corporate governance committee comprised solely of independent directors.

We have elected not to rely on the “controlled company” exemptions after this offering, but may elect to do so in the future.

The Offering

Issuer	OCEANDRIVER INC.

Securities Offered by Us
         Units, each Unit consisting of one common share and one Warrant to purchase one common share.

The Units will not be certificated or issued in stand-alone form. The common shares and the Warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Option to purchase additional Units	We have granted the underwriters an option for a period of 45 days to purchase up to additional common shares and/or up to additional Warrants.

Common shares to be outstanding immediately after this offering	common shares (or common shares if the underwriters exercise their option to purchase additional common shares in full) (in each case, assuming no exercise of the Warrants).
Description of Warrants
Each Warrant will be immediately exercisable upon issuance, subject to certain beneficial ownership limitations, at an initial exercise price of $      per common share ([110]% of the public offering price of each Unit in this offering) and will expire one year after the issuance date. The Warrants include a cash redemption right in the event that the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any common shares, at an effective price per share less than $     (such issuances collectively, a “Dilutive Issuance”), at any time within nine months after the issuance date. The Warrants are also subject to certain customary exercise price adjustments

For more information regarding the Warrants, you should carefully read the section titled “Description of the Warrants” in this prospectus

Use of proceeds
We estimate that we will receive net proceeds of approximately $     million from this offering (or approximately $     million if the underwriters’ option to purchase additional common shares and Warrants is exercised in full), in each case after deducting underwriting discounts and commissions and estimated expenses payable by us. These estimates are based on an assumed initial public offering price of $     per Unit, which is the mid-point of the price range set forth on the cover of this prospectus, and an estimated underwriting discount of 7% per Unit. We intend to use the net proceeds of this offering (including net proceeds received from any exercise of the underwriters’ option) for general corporate purposes, including any future vessel acquisitions.

At this time, we have not specifically identified any vessels to acquire, nor have we identified a material single use for which we intend to use the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above.

Dividends
We expect to pay regular quarterly cash dividends on our common shares during the one-year period following our initial public offering, beginning with the dividend payable in [•] for the operations of our fleet for the [•] quarter ending [•], in an aggregate amount of approximately $[•] for the year, which amount may be changed or terminated in the future at any time and for any reason without advance notice. The holders of our Series B Preferred Shares do not have the right to participate, on an as-converted basis or otherwise, in regular cash dividends declared and paid on our common shares, and only have a right to biannual dividends pursuant to the Statement of Designation of the Series B Preferred Shares as described elsewhere in this prospectus. Holders of our Series A Preferred Shares do not have a right to participate, on an as-converted basis or otherwise, in regular cash dividends declared and paid on our common shares. The declaration and payment of dividends on our common shares is subject at all times to the discretion of our Board of Directors. Dividends on our Series B Preferred Shares are paid when, as and if declared by our Board of Directors, but are cumulative and accrue whether or not declared by our Board of Directors. The timing and amount of dividends, if any, depends on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, restrictions in future loan agreements, the laws of the Republic of the Marshall Islands, the  laws of the Republic of Liberia, where our subsidiary is currently incorporated, the laws of the countries where future subsidiaries may be incorporated, and overall market conditions. We cannot assure you that we will declare or pay any dividends. Our dividend policy is not reflected in any written policies of the Company. See “Dividend Policy.”

Representative Warrants
We have agreed to issue to Maxim, or its designees, Representative Warrants to purchase a number of common shares equal to 5.0% of the aggregate number of Units sold in this offering (up to      common shares, or up to      common shares if the underwriters exercise the over-allotment option in full), at an exercise price per share equal to 120% of the initial public offering price. The Representative Warrants and the common shares issuable upon exercise of the Representative Warrants are also being registered under the registration statement of which this prospectus forms a part.

The Representative Warrants will be non-exercisable for six (6) months from the commencement of sales of the offering and will expire three (3) years after such date.
Listing
We have reserved the symbol “OYES” and “[•]” for the purpose of listing our common shares and Warrants on the Nasdaq Capital Market (“Nasdaq”). This offering is contingent upon the final approval from Nasdaq for the listing of our common shares and Warrants. We will not consummate this offering if Nasdaq denies our listing application. As such, this offering may not close and our common shares and Warrants may not be approved for trading on the Nasdaq Capital Market.

Risk factors
An investment in our securities involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included elsewhere in this prospectus before investing in our securities.

RISK FACTORS

You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus, before making a decision to invest in our securities. If any of the following risks actually occurs, our business, operating results, cash flows, financial condition, and ability to pay dividends could be materially and adversely affected. In such case, the trading price of our common shares and Warrants would likely decline, and you may lose all or part of your investment. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial, may also adversely affect us. This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Relating to Our Industry

Charter hire rates for dry bulk vessels are cyclical and volatile and the dry bulk market remains significantly below its historic high. This may adversely affect our business, operating results, cash flows and financial condition.

The volatility in the dry bulk charter market, from which at the time of this offering we derive all of our revenues, has affected the dry bulk shipping industry and may harm our business. While charter rates are presently generally above our operating expenses, in the past charter rates have declined below operating costs of vessels. The Baltic Dry Index, or the BDI, a daily average of charter rates for key dry bulk routes published since 1985 by the Baltic Exchange Limited, a London-based membership organization that provides daily shipping market information to the global investing community, has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market and has generally been very volatile. The BDI, declined from an all-time high of 11,793 in May 2008 to an all-time low of 290 in February 2016, which represents a decline of approximately 98%. In the preceding and following years volatility was less extreme, although there were still multiple instances where the index decreased or increased by more than 50% in short periods of time. Although the BDI was 2,134 as of September 30th , 2025 , due to its volatile nature, there can be no assurance of the future performance of the BDI.

The volatility in charter rates is due to various factors and their interplay, including but not limited to the demand for commodities carried by sea, the global economic conditions, the availability of dry bulk vessels, the lack of trade financing for purchases of commodities carried by sea, geopolitical events, seasonal variations, the different location of and distance between production regions and consumption centers around the world, and trade disruptions caused by natural or other disasters and by international hostilities. These circumstances have had adverse consequences from time to time for dry bulk shipping, including, among other developments:

•	decrease in available financing for vessels;
•	no active secondhand market for the sale of vessels;
•	decrease in demand for dry bulk vessels and limited employment opportunities;
•	charterers seeking to renegotiate the rates for existing time charters;
•	loan covenant defaults in the shipping industry; and
•	declaration of bankruptcy by some operators, charterers and vessel owners.

We anticipate that charter rates and the demand for our dry bulk vessels will be dependent upon continued economic growth in the world’s economies, seasonal and regional changes in demand and changes to the capacity of the global dry bulk vessel fleet and the sources and supply of dry bulk cargo to be transported by sea. Adverse economic, political, social or other developments could negatively impact charter rates and therefore have a material adverse effect on our business, results of operations, short and medium term liquidity, and ability to pay dividends.

Over-supply of dry bulk vessel capacity may depress charter rates and vessel values and, in turn, adversely affect our business, operating results, cash flows and financial condition.
The market supply of vessels generally increases with deliveries of new vessels and decreases with the recycling of older vessels, conversion of vessels to other uses, such as floating production and storage facilities, and loss of tonnage as a result of casualties. An over-supply of dry bulk vessel capacity could depress charter rates. Factors that influence the supply of vessel capacity include:

•	the number of newbuilding orders and deliveries, including delays in vessel deliveries;
•	the number of shipyards and their ability to deliver vessels;
•	potential disruption, including supply chain disruptions, of shipping routes due to accidents or political events;
•	scrapping and recycling rate of older vessels;
•	vessel casualties;
•	the price of steel and vessel equipment;
•	product imbalances (affecting the level of trading activity) and developments in international trade;
•	the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire;
•	vessels’ average speed;
•	technological advances in vessel design and capacity;
•	availability of financing for new vessels and shipping activity;
•	the imposition of sanctions;
•	changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage;
•	changes in environmental and other regulations that may limit the useful life of vessels;
•	port or canal congestion; and
•
changes in market conditions, including political and economic events, wars (including the ongoing conflict between Russia and Ukraine and between Israel and Hamas, the recent conflict between Iran and Israel or the Houthi crisis in the Red Sea), acts of terrorism, natural disasters (including diseases, epidemics and pandemics) and changes in interest rates or inflation rates.

In addition to the prevailing and anticipated charter rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

If dry bulk vessel capacity increases but the demand for vessel capacity does not increase or increases at a slower rate, charter rates and vessel values could materially decline, which could have a material adverse effect on our business, operating results, cash flows and financial condition.
If economic conditions throughout the world decline, it will negatively impact our business, operating results, cash flows and financial condition.

The world economy is facing a number of actual and potential challenges, including the war between Russia and Ukraine, the war between Israel and Hamas, tensions in the Red Sea or tensions between Russia and the North Atlantic Treaty Organization (“NATO”), China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, hostilities between the United States and North Korea, political unrest and conflicts in the Middle East, the South China Sea region, and in other geographic areas and countries, terrorist attacks or threats of such attacks around the world, war (or threatened war) or international hostilities, and epidemics or pandemics, such as COVID-19 and its variants, and banking crises or failures such as the recent Silicon Valley Bank, Signature Bank and First Republic Bank failures. See also “Outbreaks of epidemic and pandemic diseases and any relevant governmental responses thereto could adversely affect our business, operating results, cash flows and financial condition.” In addition, the continuing war in Ukraine, the length and breadth of which remains highly unpredictable, has led to increased economic uncertainty amidst fears of a more generalized military conflict or significant inflationary pressures, due to the increases in fuel and grain prices following the sanctions imposed on Russia. Furthermore, it is difficult to predict the intensity and duration of the war between Israel and Hamas or the Houthi rebel attacks on vessels transiting in the Red Sea and their impact on shipping and the world economy is uncertain. If such conditions are sustained, the longer-term net impact on the dry bulk market and our business would be difficult to predict with any degree of accuracy. Such events may have unpredictable consequences and contribute to instability in the global economy or cause a decrease in worldwide demand for certain goods and, thus, shipping.

In Europe, concerns regarding the possibility of sovereign debt defaults by European Union, or EU, member countries, although generally alleviated, have in the past disrupted financial markets throughout the world, and may lead to weaker consumer demand in the European Union, the U.S. and other parts of the world. The withdrawal of the UK from the European Union, or Brexit, further increases the risk of additional trade protectionism. Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business, operating results, cash flows and financial condition.

In addition, the recent economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect of the weak economic trends in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. China’s GDP growth rate for the year ended December 31, 2022, was approximately 3.0%, one of its lowest rates in 50 years, thought to be mainly caused by the country’s zero-COVID policy and strict lockdowns. For the year ended December 31, 2023, China has reported that its GDP growth rate recovered to 5.2% but the economy continues to be weighed down by the ongoing crisis in the property market. In 2024, total Chinese seaborne trade hit a record 4bn tonnes, cementing China as shipping’s largest market. Growth was built on ‘solid’ industrial demand, but was also boosted by safety inspections which limited domestic mine output, and stockpiling amid softer commodity prices. However, 2025 so far has seen more varied trends, on the back of elevated stockpiles and ‘mixed’ industrial developments (and against a backdrop of ‘fluid’ US trade policy and macroeconomic uncertainty). Chinese ‘major bulk’ (iron ore, coal, grain) imports were down by 10% y-o-y across Jan-Apr and are projected to fall by 4% this year. It is possible that China and other countries in the Asia Pacific region will continue to experience volatile, slowed or even negative economic growth in the near future. Changes in the economic conditions of China, and changes in laws or policies adopted by its government or the implementation of these laws and policies by local authorities, including with regards to tax matters and environmental concerns (such as achieving carbon neutrality), could affect vessels that are either chartered to Chinese customers or that call to Chinese ports, vessels that undergo drydocking at Chinese shipyards and Chinese financial institutions that are generally active in ship financing, and could have a material adverse effect on our business, operating results, cash flows and financial condition.

Furthermore, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. There is significant uncertainty about the future relationship between the United States, China, and other exporting countries, including with respect to trade policies, treaties, government regulations, and tariffs. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, particularly from the Asia-Pacific region, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may further reduce the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to employ our vessels. This could have a material adverse effect on our business, operating results, cash flows and financial condition.

Credit markets in the United States and Europe have in the past experienced significant contraction, deleveraging and reduced liquidity, and there is a risk that the U.S. federal government and state governments and European authorities may continue to implement a broad variety of governmental action and/or introduce new financial market regulations. Global financial markets and economic conditions have been, and continue to be, volatile and we face risks associated with the trends in the global economy, such as changes in interest rates, instability in the banking and securities markets around the world, the risk of sovereign defaults, and reduced levels of growth, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business, results or operations or impair our ability to borrow under any future financial arrangements we may enter into contemplating borrowing from the public and/or private equity and debt markets. Many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or reduced (or in some cases ceased to provide) funding to borrowers and other market participants, including equity and debt investors and, in some cases, have been unwilling to provide financing on attractive terms or even at all. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms or at all. In the absence of available financing or financing in favorable terms, we may be unable to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures.

An increase in trade protectionism, the unravelling of multilateral trade agreements and a decrease in the level of China’s export of goods and import of raw materials could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows.

Our operations expose us to the risk that increased trade protectionism may adversely affect our business. Recently, government leaders have declared that their countries may turn to trade barriers to protect or revive their domestic industries in the face of foreign imports, thereby depressing the demand for shipping.

The U.S. government has made statements and taken actions that may impact U.S. and international trade policies, including tariffs affecting certain Chinese industries. Additionally, new tariffs may be imposed by the Trump administration on imports from Canada, Mexico and China as well as on imports of steel and aluminum. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the ongoing U.S.-China trade tension, such changes could have an adverse effect on our business, results of operations and financial condition.

As outlined in the Office of the United States Trade Representative’s (“USTR”) Notice of Action issued on April 17, 2025, the United States has also proposed certain phased service fees to be levied against Chinese vessel owners and operators and on certain Chinese-built vessels calling on U.S. ports, subject to certain exceptions. The proposal, if adopted as proposed, would require Chinese shipping companies to pay up to $1 million per port call and those operating Chinese-built vessels to be charged up to $1.5 million per U.S. port call, depending on the percentage of vessels in their fleet built at Chinese shipyard or newbuilding orders with Chinese shipyards.  It is unknown whether and to what extent these new port fees on Chinese shipping companies and vessels will be adopted, or the effect that they would have on us or our industry generally. It remains uncertain whether and to what extent the USTR’s proposed action will be implemented in whole or in part, or the effect that it would have on us or our industry generally.

Restrictions on imports, including in the form of tariffs, could have a major impact on global trade and demand for shipping. Specifically, increasing trade protectionism in the markets that our charterers serve may cause an increase in (i) the cost of goods exported from exporting countries, (ii) the length of time required to deliver goods from exporting countries, (iii) the costs of such delivery and (iv) the risks associated with exporting goods. These factors may result in a decrease in the quantity of goods to be shipped. Protectionist developments, or the perception they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade, including trade between the United States and China. These developments would also have an adverse impact on our charterers’ business, operating results and financial condition which could, in turn, affect our charterers’ ability to make timely charter hire payments to us and impair our ability to renew charters and grow our business. Any of these developments could have a material adverse effect on our business, results of operations and financial condition, as well as our cash flows, including cash available for dividends to our stockholders.

Outbreaks of epidemic and pandemic diseases and any relevant governmental responses thereto could adversely affect our business, operating results, cash flows and financial condition.

Our operations are subject to risks related to pandemics, epidemics or other infectious disease outbreaks and government responses thereto. COVID-19, which was initially declared a pandemic by the World Health Organization on March 11, 2020 and was declared no longer a global health emergency on May 5, 2023, negatively affected economic conditions, supply chains, labor markets, and demand for certain shipped goods both regionally and globally as a result of government efforts to combat the pandemic, including the enactment or imposition of travel bans, quarantines and other emergency public health measures.

The extent to which our business, the global economy and the petroleum product transportation industry may be negatively affected by future pandemics, epidemics or other outbreaks of infectious diseases is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to (i) the duration and severity of the infectious disease outbreak; (ii) the imposition of restrictive measures to combat the outbreak and slow disease transmission; (iii) the introduction of financial support measures to reduce the impact of the outbreak on the economy; (iv) volatility in the demand for and price of oil and gas; (v) shortages or reductions in the supply of essential goods, services or labor; and (vi) fluctuations in general economic or financial conditions tied to the outbreak, such as a sharp increase in interest rates or reduction in the availability of credit. We cannot predict the effect that an outbreak of a new COVID-19 variant or strain, or any future infectious disease outbreak, pandemic or epidemic may have on our business, results of operations and financial condition, which could be material and adverse.

Political instability, terrorist or other attacks, war and international hostilities could affect our business, operating results, cash flows and financial condition.

We conduct most of our operations outside of the United States and our business, operating results, cash flows, financial conditions, and available cash may be adversely affected by changing economic, political, and governmental conditions in the countries and regions in which our vessels are employed or registered.

The continuing war between Russia and Ukraine, and between Israel and Hamas (including recent developments in conflicts between Israel and Iran as a result), Russia and NATO tensions, China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, hostilities between the United States and North Korea, and political unrest and conflicts in the Middle East, the South China Sea region, the Red Sea region (including missile attacks controlled by the Houthis on vessels transiting the Red Sea) and in other geographic areas and countries have recently, and may in the future, lead to armed conflict or acts of terrorism around the world, which may contribute to economic instability in the global financial markets and international commerce.

The war between Russia and Ukraine may lead to further regional and international conflicts or armed action at an international level. This war has disrupted supply chains and caused instability in the energy markets and the global economy, with adverse effects on shipping freight rates, which have experienced and continue to experience inflation and significant volatility in commodity prices, volatility in credit and capital markets, as well as supply chain disruption. The United States, the United Kingdom, the European Union and other countries, have announced unprecedented economic sanctions and other penalties against certain persons, entities, and activities connected to Russia, including removing Russian-based financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system and restricting imports of Russian oil, liquefied natural gas and coal. These sanctions have caused supply disruptions in the oil and gas markets and could continue to cause significant volatility in energy prices, which could result in increased inflation and may trigger a recession in the U.S. and China, among other regions. These factors may also result in the weakening of the financial condition of our charterers, suppliers, counterparties and other agents in the shipping industry. As a result, our business, operating results, cash flows and financial condition may be negatively affected since our operations are dependent on the success and economic viability of our counterparties.

The ongoing war between Russia and Ukraine could result in the imposition of further economic sanctions by the United States, the United Kingdom, the European Union or other countries against Russia, trade tariffs or embargoes with uncertain impacts on the markets in which we operate. In addition, the U.S. and certain other NATO countries have been supplying Ukraine with military aid. U.S. officials have also warned of the increased possibility of Russian cyberattacks, which could disrupt the operations of businesses involved in the dry bulk industry, including ours and could create economic uncertainty particularly if such attacks spread to a broad array of countries and networks. Although Ukraine and Russia reached an agreement to extend an arrangement allowing shipment of grain from Ukrainian ports through a humanitarian corridor in the Black Sea in November 2022, Russia terminated this agreement in July 2023 and the trading continues without the express warranties of that agreement. While much uncertainty remains regarding the global impact of the war in Ukraine, it is possible that such tensions could adversely affect our business, financial condition, results of operation and cash flows.

Furthermore, the intensity and duration of the conflicts between Israel and Hamas, as well as the recent aggressions between Israel and Iran, is difficult to predict and its impact on the world economy and our industry is uncertain. While much uncertainty remains regarding the global impact of the war between Israel and Hamas, it is possible that such tensions could result in the eruption of further hostilities in other regions and could adversely affect our business, operating results, cash flows and financial condition.

Terrorist attacks and the frequent incidents of terrorism in the Middle East, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results, and financial condition. Continuing conflicts and recent developments in the Middle East, including increased tensions between the U.S. and Iran, as well as the presence of U.S. or other armed forces in Iraq, Syria, Ukraine and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. These uncertainties could also adversely affect our ability to trade in certain areas and obtain financing on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our business, operating results, cash flows and financial condition.

In the past, such conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. The ongoing war in Ukraine has resulted in missile attacks on commercial vessels in the Black Sea and the recent outbreak of conflict in the Red Sea has also resulted in missile attacks on vessels. Acts of terrorism and piracy have also affected vessels trading in regions such as the Gulf of Guinea, the Red Sea, the Gulf of Aden off the coast of Somalia, and the Indian Ocean. Any of these occurrences could have a material adverse impact on our business, operating results, cash flows and financial condition.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our business, operating results, cash flows and financial condition.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;
•	acts of God;
•	the damage to or destruction of vessels ;
•	terrorism, piracy or other detentions;
•	environmental accidents;
•	cargo and property losses or damage; and
•
business interruptions caused by mechanical failure, grounding, fire, explosions and collisions, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions and other circumstances or events.

In addition, we rely on our war risk insurers and our standard due diligence process to level the risk of trading in certain areas potentially exposing our vessels to war-like risks. In this regard, in circumstances where our war risk insurers provide cover for our vessels trading in certain war risk areas, we intend not to exclude our vessels from trading in those areas, which could result in property loss or damage to the Initial Vessel and any future vessels we may acquire.

Any of these circumstances or events could increase our costs or lower our revenues. Such circumstances could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, litigation with our employees, customers or third parties, higher insurance rates, damage to our reputation and customer relationships generally, market disruptions, delay and rerouting and could also subject us to litigation. Epidemics and other public health incidents may also lead to crew member illness, which can disrupt the operations of our vessels, or result in the imposition of public health measures, which may prevent our vessels from calling on ports or discharging cargo in the affected areas or in other locations after having visited the affected areas. Although we maintain hull and machinery and war risks insurance, as well as protection and indemnity insurance, which may cover certain risks of loss resulting from such occurrences, our insurance coverage may be subject to deductibles, caps or not cover such losses and any of these circumstances or events could increase our costs or lower our revenues.

Furthermore, the involvement of our vessel in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could have a material adverse effect on our business, operating results, cash flows and financial condition.

If our vessel, or future vessels we may own, suffer damage, they may need to be repaired at a drydocking facility. The time and costs of repairs are unpredictable and may be substantial. We may have to pay repair costs that our insurance does not cover in full. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs and repositioning, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility and be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities, or both, would decrease our earnings.

Rising fuel prices may adversely affect our business, operating results, cash flows and financial condition.

The cost of fuel is a significant factor in negotiating charter rates, although we generally do not directly bear the cost of fuel for vessels operating on time charters. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, the imposition of new regulations adopted by the International Maritime Organization, or IMO, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical events, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns, and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail..

Inflation could adversely affect our business, operating results, cash flows and financial condition.

Inflation could have an adverse impact on our business, operating results, cash flows and financial condition, both directly through the increase of operating costs of our vessels and indirectly through its adverse impact on the world economy in terms of increasing interest rates and slowdown of global growth. Worldwide economies have recently experienced inflationary pressures, with price increases seen across many sectors globally. In response to inflationary pressures, central banks have made steep increases in interest rates, which results in increases to the interest rates available to us on any potential new debt financing for our operations. If central banks increase interest rates, the resulting increase to the interest rates available to us on new debt financings we may pursue could adversely affect our ability to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures. Furthermore, if inflationary pressures intensify further, we may be unable to raise our charter rates enough to offset the increasing costs of our operations, which would decrease our profit margins and result in deterioration of our financial condition.

Whether the present inflationary pressures will transition to a long-term inflationary environment and the effects of such a development on charter rates, vessel demand and operating expenses in the sector in which we operate are uncertain. Additionally, the monetary tightening implemented by a series of central banks around the world in order to curb inflationary pressures has also significantly increased the probability of an economic recession in the short to medium term future.
Our revenues are subject to seasonal fluctuations, which could affect our business, operating results, cash flows and financial condition.

We operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere as well as during springtime because of the harvest of grain crops in South America. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedules and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending March 31 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending June 30 and December 31. This seasonality should not affect the operating results of any vessels employed on fixed rate period time charters, if any, but because our vessels may be employed in the spot market or on index-linked charters, seasonality may increase the volatility of and materially affect our operating results and cash flows.

Climate change and greenhouse gas restrictions may be imposed, which could affect our business, operating results, cash flows and financial condition.

Due to concern over the risk of climate change, a number of countries and the IMO, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, the adoption of cap-and-trade regimes, carbon taxes, taxonomy of ‘green’ economic activities, increased efficiency standards and incentives or mandates for renewable energy At the IMO’s Marine Environmental Protection Committee, or the MEPC 80, in July 2023, the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships, which identifies a number of levels of ambition, including: (1) further decreasing the carbon intensity from ships through improvement of energy efficiency; (2) reducing carbon intensity of international shipping; (3) increasing adoption of zero or near-zero emissions technologies, fuels, and energy sources; and (4) achieving net zero GHG. Furthermore, the following indicative checkpoints were adopted in order to reach net zero GHG emissions from international shipping: (1) reduce total annual GHG emissions from international shipping by at least 20%, striving for 30%, by 2030, compared to 2008 levels; and (2) reducing the total annual GHG emissions from international shipping by at least 70%, striving for 80%, by 2040, compared to 2008 levels.  In March 2024, MEPC 81 further developed the goal-based marine fuel standard regulating the phased reduction of marine fuel’s GHG intensity as part of its mid-term measures. In Fall 2024, MEPC 82 made further progress on the development of these mid-term measures, and the Committee approved these amendments at MEPC 83 (April 2025) for adoption in October 2025.

Furthermore, the following additional greenhouse regulations could result in increased implementation and compliance costs and expenses:

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Adoption of mandatory data collection system: At MEPC 70 in October 2016, a mandatory data collection system, or the IMO DCS, was adopted which requires vessels above 5,000 gross tons to report consumption data for fuel oil, hours under way and distance travelled. This DCS covers any maritime activity carried out by ships, including dredging, pipeline laying, ice-breaking, fish-catching and off-shore installations. The data is annually reported to the flag state which issues a statement of compliance to the relevant vessel. MEPC 79 adopted additional amendments to Annex VI to revise the DCS and reporting requirements in connection with the implementation of the Energy Efficiency Existing Ship Index, or EEXI, and carbon intensity indicator framework, which amendments became effective on May 1, 2024.

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Amendments to MAPROL Annex VI requiring ships to reduce their greenhouse gas emissions. Effective from January 1, 2023, the Revised Annex VI to the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended, generally referred to as MARPOL, includes carbon intensity measures, which cover certain requirements for vessels to calculate their EEXI following technical means to improve their energy efficiency and to establish their annual operational carbon intensity indicator and rating.

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Net zero greenhouse emissions in the EU by 2050. In 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the “Fit for 55” to support the climate policy agenda. As of January 2018, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information.

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Maritime ETS scheme became effective in January 2024. On January 1, 2024 the EU Emissions Trading Scheme, or the ETS, for ships sailing into and out of EU ports, came into effect, and the FuelEU Maritime Regulation went into effect in January 2025. The ETS is to apply gradually over the period from 2024 to 2026. 40% of allowances would have to be surrendered in 2025 for the year 2024; 70% of allowances would have to be surrendered in 2026 for the year 2025; and 100% of allowances would have to be surrendered in 2027 for the year 2026. Compliance is to be on a company wide (rather than per ship) basis and “shipping company” is defined widely to capture both the ship owner and any contractually appointed commercial operator/ship manager/bareboat charterer who assumes responsibility for full compliance under the ETS and under the ISM Code. If the latter contractual arrangement is entered into this needs to be reflected in a certified mandate signed by both parties and presented to the administrator of the scheme. The cap under the ETS would be set by taking into account EU MRV system emissions data for the years 2018 and 2019, adjusted, from year 2021 and is to capture 100% of the emissions from intra-EU maritime voyages; 100% of emissions from ships at berth in EU ports and 50% of emissions from voyages which start or end at EU ports (but the other destination is outside the EU). Furthermore, the newly passed EU Emissions Trading Directive 2023/959/EC makes clear that all maritime allowances would be auctioned and there will be no free allocation. 78.4 million emissions allowances are to be allocated specifically to maritime. If we do not receive allowances from our charterers, we will be forced to purchase allowances from the market, which can be costly if our charterers do not compensate us for such cost, especially if other shipping companies are similarly looking to do the same. New systems, including personnel, data management systems, costs recovery mechanisms, revised service agreement terms and emissions reporting procedures will have to be put in place, at significant cost, to prepare for and manage the administrative aspect of ETS compliance. The cost of compliance, and of our future EU emissions and costs to purchase an allowance for emissions (if we must purchase in order to comply) are unknown and difficult to predict, and are based on a number of factors, including the size of our fleet, our trips within and to and from the EU, and the prevailing cost of allowances.

All of these regulations and any additional regulations addressing similar goals could cause us to incur additional substantial implementation and compliance expenses and, therefore, adversely affect our business, operating results, cash flows and financial condition.

Sulfur content standards are even stricter within certain “Emission Control Areas,” or ECAs. As of January 1, 2015, vessels operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI to MARPOL establishes procedures for designating new ECAs. Currently, the IMO has designated five ECAs, including specified portions of the Baltic Sea area, Mediterranean Sea area, North Sea area, North American area and United States Caribbean area. The Mediterranean Sea became an ECA on May 1, 2024, and compliance obligations began May 1, 2025. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. In July 2023, MEPC 80 announced three new ECA proposals, including the Canadian Arctic waters and the North-East Atlantic Ocean, which were adopted at MEPC 82 and will enter into force in March 2026. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

Currently the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (this task was delegated under the Kyoto Protocol to the IMO for action), which entered into force in 2005 and required adopting countries to implement national programs to reduce emissions of certain gases with targets extended through 2020. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The United States rejoined the Paris Agreement in February 2021 but in January 2025, President Trump signed an executive order to begin the withdrawal of the United States from the Paris Agreement. Compliance with changes in laws, regulations and obligations relating to climate change could entail significant capital expenditures or otherwise increase the costs of our operations, and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program.

Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.

Adverse consequences of climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for coal in the future, one of the primary cargoes carried by dry bulk vessels. In addition, the physical effects of climate change, including changes in weather patterns, extreme weather events, rising sea levels, and scarcity of water resources, may negatively impact our operations. Any long-term economic consequences of climate change could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

Increased scrutiny of environmental, social and governance matters may impact our business, reputation and access to capital.

In addition to the importance of their financial performance, companies are increasingly being judged by their performance on a variety of environmental, social and governance matters, or ESG, which are considered to contribute to the long-term sustainability of companies’ performance.

A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company’s board of directors in supervising various sustainability issues.

In light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, share price, financial condition, or results of operations, including the sustainability of our business over time.

On March 6, 2024, the SEC adopted final rules to enhance and standardize climate-related disclosures by public companies and in public offerings. Almost immediately upon release of the rules, multiple lawsuits challenging the rules were filed in federal court, and the cases were transferred to the Eighth Circuit Court of Appeals. On April 4, 2024, the SEC voluntarily issued a stay of the climate-related disclosure rules pending the completion of judicial review of the consolidated Eighth Circuit petitions. On March 27, 2025, the SEC withdrew its defense of the climate-related disclosure rules, and on April 24, 2025, the Eighth Circuit ordered that the litigation over the validity of the SEC’s climate disclosure rule be “held in abeyance” until the SEC informs the court about whether it “intends to review or reconsider the rules at issue in this case.” The impact of the ongoing litigation with respect to these rules on the content of these rules or the timing of their effectiveness is uncertain. Costs of compliance with these new rules and any further climate-related disclosure rules that are adopted in the future may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.

Moreover, from time to time, we may incur additional costs, establish and publicly announce goals and commitments in respect of certain ESG items. While we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach in identifying, measuring and reporting on many ESG matters. If we fail to achieve or improperly report on our progress toward achieving our environmental goals and commitments, the resulting scrutiny from market participants or regulators could adversely affect our reputation and/or our access to capital.

If our Initial Vessel, or additional vessels we may acquire, call on ports located in countries or territories that are subject to sanctions or embargoes imposed by the United States, the European Union, the United Kingdom, Switzerland or other governments and authorities, it could lead to monetary fines or penalties and/or adversely affect our reputation and the market for our common shares.

Our vessel has not in violation of applicable sanctions laws called on ports located in countries or territories subject to country-wide or territory-wide sanctions and/or embargoes imposed by the U.S. government or other applicable governmental authorities (“Sanctioned Jurisdictions”). Although we do not expect that our vessel, or future vessels we may own, will call in violation of applicable sanctions laws on ports located in Sanctioned Jurisdictions and we endeavor to take precautions reasonably designed to mitigate such activities, including relevant sanctions clauses in our charter contracts forbidding the use of our vessel in trade that would be in violation of economic sanctions, it is possible that on charterers’ instructions, and without our consent, our vessel, or future vessels we may own, may call on ports located in such countries or territories in the future. If such activities result in a sanctions violation, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our common shares could be adversely affected.

The laws and regulations imposed by the United States and other governmental jurisdictions vary in their application, and do not all apply to the same covered persons or proscribe the same activities. In addition, the sanctions and embargo laws and regulations of each jurisdiction may be amended to increase or reduce the restrictions they impose over time, and the lists of persons and entities designated under these laws and regulations are amended frequently. Moreover, most sanctions regimes provide that entities owned or controlled by the persons or entities designated in such lists are also subject to sanctions. The United States and EU both have enacted new sanctions programs in recent years. Additional countries or territories, as well as additional persons or entities within or affiliated with those countries or territories, have, and in the future may, become the target of sanctions. These require us to be diligent in ensuring our compliance with sanctions laws. Further, the United States has increased its focus on sanctions enforcement with respect to the shipping sector. Current or future counterparties of ours may be or become affiliated with persons or entities that are now or may in the future be the subject of sanctions imposed by the United States Government, the European Union, and/or other international bodies. If we determine that such sanctions or embargoes require us to terminate existing or future contracts to which we or our subsidiary or future subsidiaries are a party or if we are found to be in violation of such applicable sanctions or embargoes, we could face monetary fines, we may suffer reputational harm and our results of operations may be adversely affected.

As a result of the armed conflict between Russia and Ukraine and Israel and Hamas, the United States, EU and United Kingdom, together with numerous other jurisdictions, have imposed significant sanctions, which may adversely affect our ability to operate in such regions and also restrict parties whose cargo our vessel may carry. Sanctions against Russia have also placed significant prohibitions on the maritime transportation of seaborne Russian oil, the importation of certain Russian energy products and other goods, and new investments in the Russian Federation. These sanctions further limit the scope of permissible operations and cargo we may carry.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations during the year ended December 31, 2024,  six-month period ended June 30, 2025 and as of the date hereof, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in reputational damages, fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us.

We are subject to regulation and liability under environmental laws and safety requirements that could require significant expenditures and affect our business, operating results, cash flows and financial condition.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes. These requirements include, but are not limited to, EU regulations, the U.S. Oil Pollution Act of 1990, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Clean Air Act, including its amendments of 1977 and 1990, the U.S. Clean Water Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and regulations of the IMO, including, but not limited to, the International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including the designation of ECAs thereunder, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966, as from time to time amended and generally referred to as the LL Convention, the International Convention on Civil Liability for Bunker Oil Pollution Damage, generally referred to as the Bunker Convention, the IMO’s International Management Code for the Safe Operation of Ships and for Pollution Prevention, generally referred to as the ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, generally referred to as the BWM Convention, and the International Ship and Port Facility Security Code, or ISPS and regulations established by applicable flag state administrations.

We may also incur additional costs in order to implement and comply with other existing and future regulatory obligations, including, but not limited to, sulfur cap on marine fuels, air emissions including greenhouse gases, the management of ballast water, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on business, operating results, cash flows and financial condition. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on our business, operating results, cash flows and financial condition.

Environmental requirements can also affect the resale value or useful life of our vessels, require a reduction in cargo capacity and engine power output, ship modifications, operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters, or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including for cleanup obligations and natural resource damages in the event that there is a release of petroleum or hazardous substances from our vessels or otherwise in connection with our operations. Violations of, or liabilities incurred under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

Regulation of vessels can be expected to become stricter in the future and could require increased implementation and compliance costs and expenses, or even to recycle or sell certain vessels altogether.

In addition, the IMO has imposed updated guidelines for ballast water management, or BWM, systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel’s ballast water and compliance involved installing on-board systems to treat ballast water and eliminate unwanted organisms (“Ballast Water Treatment Systems”, or “BWTS”). Ships sailing in U.S. waters are required to employ a type-approved BWTS which is compliant with USCG regulations. Amendments to the BWM convention, concerning the form of the Ballast Water Record Book, have entered into force in February 2025. We will acquire our Initial Vessel with an approved BWTS, which complies with the updated guidelines. Nevertheless, it is uncertain if further regulations or guidelines require us to incur compliance costs, which might have a substantial effect on our profitability.

Acts of piracy on ocean-going vessels have increased in frequency, which could adversely affect our business, operating results, cash flows and financial condition.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the Red Sea, the Gulf of Aden off the coast of Somalia, the Indian Ocean, and the Gulf of Guinea region off the coast of Nigeria, which has experienced increased incident of piracy in recent years. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, the Gulf of Guinea and the Strait of Malacca, with dry bulk vessels particularly vulnerable to such attacks. Acts of piracy could result in harm or danger to the crews that man our vessels. Additionally, if piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or if our vessel, or future vessels we may own, are deployed in Joint War Committee “war and strikes” listed areas, premiums payable for insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charterparty, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessel, or future vessels we may own, or an increase in cost, or unavailability, of insurance for our vessel, or future vessels we may own, could have a material adverse impact on our business, operating results, cash flows and financial condition.

If our Initial Vessel, or future vessels we may own, fail security inspections, fail to maintain their class certification or fail any annual survey, intermediate survey, or special survey, or if any scheduled class survey takes longer or is more expensive than anticipated, this could have a material adverse impact on our business, operating results, cash flows and financial condition.

The hull and machinery of every commercial vessel must be certified by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS Convention.

A vessel must undergo annual surveys, intermediate surveys, and special surveys. Every vessel is also required to undergo inspection of her underwater parts every 30 to 36 months that, either requires drydocking, or is deemed satisfied by the classification society through an in-water survey, propeller inspection, tails shaft bearing clearance and overall hull condition, all of which are verified in the presence of a class surveyor. In any case, every vessel has to be drydocked at least once every 60 months. If any vessel does not maintain her class and/or fails a survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable, which will have a material adverse impact on our business, operating results, cash flows and financial condition.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security, such as the MTSA, which are the U.S. Coastal Guard’s issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities. In addition, pursuant to the SOLAS Convention, dry bulk vessels and the ports in which we plan to operate are subject to the ISPS Code. While these security procedures are designed to safeguard ports and vessels against terrorism, they can result in seizure of vessel cargo, delays in the loading, discharging or trans-shipment and the levying of customs duties and fines or other penalties against exporters or importers and, in some cases, vessels. Future changes to the existing security procedures may be implemented that could affect the dry bulk sector. These changes have the potential to impose additional financial and legal obligations on vessels and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and adversely affect our business, operating results, cash flows and financial condition.

Maritime claimants could arrest or attach our Initial Vessel, or future vessels we may own, which could interrupt our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of a vessel could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted, which would have a material adverse impact on our business, operating results, cash flows and financial condition.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel for claims relating to another vessel.

Governments could requisition our Initial Vessel, or future vessels we may own, during a period of war or emergency, which could have a material adverse impact on our business, operating results, cash flows and financial condition.

A government could requisition for title or hire our vessel, or future vessels we may own. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Although we would be entitled to compensation in the event of a requisition, the amount and timing of payment of such compensation is uncertain. Government requisition of our vessel, or future vessels we may own, could have a material adverse impact on our business, operating results, cash flows and financial condition.

As we expand our business, we may have difficulty securing suitable crew for our vessel, or future vessels we may own. Crew costs is also a significant expense.

Crew costs are expected to be a significant expense for us. Recently, the limited supply of and increased demand for highly skilled and qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs. Increases in crew costs coupled with the continuing inflationary environment may adversely affect our profitability.

Risks Relating to Our Company

We have a limited operating history upon which investors can evaluate our future prospects.

We have a limited operating history upon which an evaluation of our business plan or performance and prospects can be made. Our business and prospects must be considered in light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business. The risks include, but are not limited to, the possibility that we will not successfully manage our fleet or that we will be unable to upgrade and enhance our vessel, or future vessels we may own, to accommodate new features or regulations and expanded services. There can be no assurances that we can successfully address these challenges and if unsuccessful, our business, results of operations and financial condition could be materially and adversely affected.

The market value of our Initial Vessel, or future vessels we may own, may decrease, which could limit the amount of funds that we can borrow, and we may incur an impairment or, if we sell vessels following a decline in their market value, a loss.

The market value of dry bulk vessels has historically exhibited great volatility and depends on a number of factors, including but not limited to:

•	general economic and market conditions affecting the shipping industry, including changes in global dry cargo commodity demand and supply;
•	prevailing levels of charter rates;
•	competition from other shipping companies;
•	sophistication and condition of the vessels;
•	advances in vessel efficiency and technology;
•	where the vessel was built, as-built specifications and subsequent modifications and improvements;
•	lifetime maintenance record;
•	supply and demand for vessels;
•	types, sizes, and age of vessels;
•	number of upcoming newbuilding deliveries;
•	the cost to order and construct a new vessel;
•	number of vessels scrapped or otherwise removed from the world fleet;
•	the scrap value of vessels;
•	changes in governmental, environmental and other regulations that may limit the useful life of vessels;
•	decreased costs and increases in use of other modes of transportation;
•	global economic or pandemic-related crises;
•	ability of willing buyers to access financing and capital; and
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the cost of retrofitting or modifying existing ships to respond to technological advances in vessel design or equipment, changes in applicable governmental, environmental or other regulations or standards, or otherwise.

If the market value of our vessel, or future vessels we may own, declines, we may not be in compliance with certain provisions of our potential loan agreements and we may not be able to refinance our debt or obtain additional funding. We may also not be in compliance with certain covenants financing arrangements we may enter into, and any future lenders could accelerate our indebtedness, or require us to pay down our indebtedness to a level where we are again in compliance with those covenants, or foreclose their liens. We, therefore, could be required to provide additional securities, or to sell all or some of our vessels, and our ability to continue to conduct our business would be impaired. In addition, if vessel values decline, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results.

Our current fleet consists of one vessel. Any limitation in the availability or operation of this vessel could have a material adverse effect on our business, results of operations and financial condition.

Our current fleet consists of one vessel, our Initial Vessel. Until we identify and acquire additional vessels, we will depend upon our Initial Vessel for all of our revenue. If our Initial Vessel, or future vessels we may own, are unable to generate revenues as a result of off-hire time, early termination of the applicable time charter or otherwise, our business, operating results, cash flows and financial condition could be materially adversely affected. In addition, until we identify and acquire additional vessels, we will not be able to diversify between different employment types and we will rely upon one charterer for all of our revenue.

We may be unable to obtain financing for any vessels we may acquire or to pursue other business opportunities.

We can offer no assurance that we will be able to obtain the necessary financing for the acquisition of any vessels we may acquire on attractive terms or at all, in particular due to the volatility of financial markets and the steep interest rate hikes recently imposed by central banks globally. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our purchase price payment obligations and complete the acquisition of vessels to expand our fleet. If we fail to fulfill our commitments under any acquisition contract, due to an inability to obtain financing or otherwise, we may also be liable for damages for breach of contract. Any of these circumstances or events could have a material adverse effect on our business, operating results, cash flows and financial condition.

We may acquire additional vessels in the future, and if those vessels are not delivered on time or are delivered with significant defects, our business, results of operations and financial condition could be materially and adversely affected.

We may expand our fleet significantly through vessel acquisitions in the future. A delay in the delivery of any vessels to us, the failure of the contract counterparty to deliver a vessel at all, or us not taking delivery of a vessel could cause us to breach our obligations under the acquisition contract or under a related time charter and become liable for damages for breach of contract. In cases where the fault lies with the contract counterparty, we would be entitled to compensation, but the amount and timing of payment of such compensation is uncertain. In addition, the delivery of any vessel with substantial defects could have similar consequences and, although we intend to inspect the condition of the vessels pre-acquisition, there is no assurance that we will be able to identify such defects. We have not received in the past, and do not expect to receive in the future, the benefit of warranties on any secondhand vessels we acquire. Any of these circumstances or events could have a material adverse effect on our business, operating results, cash flows and financial condition.

Any future loan agreements or other financing arrangements that we enter into may contain restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility. In addition, because of the potential presence of cross-default provisions in our future loan agreements and other financing arrangements, a default by us under one loan or other financing arrangement could lead to defaults under multiple loans and other financing arrangements.

Any future loan agreements and other financing arrangements we may enter into will typically contain covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs, and ultimately affect our business, operating results, cash flows and financial condition.

As a result of these restrictions, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our business, operating results, cash flows and financial condition.

A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements in any future financing agreements could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements. In the event of a default that we cannot remedy, our lenders could accelerate our indebtedness, or require us to pay down our indebtedness to a level where we are again in compliance with those covenants, or foreclose their liens. We, therefore, could be required to provide additional securities, or to sell all or some of our vessels, and our ability to continue to conduct our business would be impaired.

Future loan agreements or other financing arrangements may contain cross-default provisions whereby a default by us under a loan or financing agreement and the refusal of any lender or financing counterparty to grant or extend a waiver could result in the acceleration of our indebtedness under other future loans and financing agreements we may enter into containing a cross-default provision.

We may attempt to obtain waivers, deferrals or amendments of certain financial covenants, payment obligations and events of default under loan agreements or other financing arrangements we may enter into in the future. However, there can be no assurance that we would be successful in doing so.

If we fail to manage our growth properly, we may not be able to successfully expand our market share.

Our fleet consists of the Initial Vessel, and we may acquire additional vessels in the future. Our ability to manage our growth will primarily depend on our ability to:

•	generate excess cash flow so that we can invest without jeopardizing our ability to cover current and foreseeable working capital needs, including debt service obligations, if any;
•	finance our operations;
•	identify and acquire suitable vessels;
•	identify and consummate corporate acquisitions or joint ventures;
•	integrate any acquired businesses or vessels, including those operating in sectors in which we do not currently operate, successfully with our existing operations;
•	access qualified personnel and crew to manage and operate our growing business and fleet; and
•	expand our customer base, including in new sectors.

Growing any business through acquisitions presents numerous risks such as obtaining acquisition financing on acceptable terms or at all, undisclosed liabilities and obligations, difficulty in securing additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans and we may incur significant additional expenses and losses in connection therewith.

We are dependent on the ability and willingness of our charterers to honor their commitments to us and the failure of our counterparties to meet their obligations under our charter agreements could cause us to suffer losses or otherwise adversely affect our business and cash flows.

We have entered, and plan to enter, into various contracts, including charter parties with our customers, vessel management agreements and other agreements, which subject us to counterparty risks. The ability and willingness of each of our current or future counterparties to perform its obligations under these contracts with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the dry bulk shipping industry (or any other shipping industry that we may operate in, in the future) and the industries in which our counterparties operate, the overall financial condition of the counterparties, and the supply and demand for dry bulk commodities.

From time to time, those counterparties may account for a significant amount of our chartering activity and revenues. In challenging market conditions, our charterers and customers may no longer need a vessel that is currently under charter or contract on fixed rate when they may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or deliberately attempt to avoid their obligations under those contracts, and it may be difficult for us to secure substitute employment for such vessel on favorable terms or at all. If a charterer fails to honor its obligations to us or attempt to renegotiate our charter agreements, we could suffer significant losses, which could have a material adverse effect on our business, operating results, cash flows and financial condition.

We and our Managers may not be able to attract and retain key management personnel and other employees, which may negatively affect the effectiveness of our management.

Our success will depend to a significant extent upon the abilities and efforts of our management team, including our ability to retain key members of our management team and other employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in attracting and retaining personnel could adversely affect the effectiveness of our management and our reputation and have a material adverse effect on our business, operating results, cash flows and financial condition.

Our fleet may suffer damage, and we may face unexpected repair costs, which could adversely affect our business, operating results, cash flows and financial condition.

The operation of an ocean-going vessel carries inherent risks, which include the risk of the vessel or its cargo being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy, labor strikes, boycotts and other similar circumstances or events.

If our vessel, or future vessels we may own, suffer damage, they may need to be repaired at a drydocking facility. The time and costs of repairs are unpredictable and may be substantial. We may have to pay repair costs that our insurance does not cover in full. The loss of earnings while our vessel, or future vessels we may own, are being repaired and repositioned, as well as the actual cost of these repairs and repositioning, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility and be forced to travel to a drydocking facility that is not conveniently located to our vessel’s positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities, or both, would decrease our earnings. Furthermore, we may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.

We are a holding company and we depend on the ability of our subsidiary to distribute funds to us in order to satisfy our financial obligations or to pay dividends.

We are a holding company and the subsidiary wholly owned by us conducts all of our operations and own our sole operating asset, the Initial Vessel. Upon completion of this offering we will have no material assets other than the equity interests in such subsidiary. We expect any vessel we acquire in the future to be owned by subsidiaries that will be directly or indirectly owned by us. As a result, our ability to satisfy our financial obligations and to make dividend payments, if any, depends on our subsidiary and its ability to distribute funds to us. If we are unable to obtain funds from our subsidiary, our board of directors may exercise its discretion not to declare or pay dividends.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our business, operating results, cash flows and financial condition.

We operate in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other independent as well as state-backed dry bulk vessel owners, some of whom may have substantially greater resources than we do. Competition for the transportation of dry bulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of a vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. Although we believe that no single competitor or cartel has a dominant position in or influences the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

Due to our lack of fleet diversification, adverse developments in the maritime dry bulk shipping industry as well as unique risks in the operation of the dry bulk carriers could have a material adverse effect on our business, operating results, cash flows and financial condition.

Our business currently depends on the transportation of dry bulk commodities, and our fleet consists exclusively of our Initial Vessel. Our current lack of diversification could make us vulnerable to adverse developments in the maritime dry bulk shipping industry and the demand for Panamax vessels in particular, which would have a significantly greater impact on our business, operating results, cash flows and financial condition than it would if we maintained more diverse assets or lines of business.

In addition, the operation of dry bulk vessels has certain unique risks. With a dry bulk vessel, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk vessels are often subjected to battering treatment during discharging operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessel damage due to treatment during discharging procedures may affect a vessel’s seaworthiness while at sea. Hull fractures in dry bulk vessels may lead to the flooding of the vessels’ holds. If a dry bulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately repair such damages, we may be unable to prevent these events. Any of these circumstances or events could adversely affect the value of our vessels and our business, operating results, cash flows and financial condition. In addition, the loss of a vessel could harm our reputation as a safe and reliable vessel owned and operator.

Technological innovation and quality, efficiency and environmental standards could reduce our charter hire income and the value of our Initial Vessel.

Our customers have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance, the impact of the stress of operations and stipulations from classification societies. More technologically advanced vessels have been built since the Initial Vessel, which is 20 years old as of June 30, 2025, and vessels with further advancements may be built that are even more efficient or more flexible or have longer physical lives, including new vessels powered by alternative fuels or which are otherwise perceived as more environmentally friendly by charterers. We face competition from companies with more modern vessels having more fuel efficient designs than the Initial Vessel, and if new vessels are built that are more efficient or more flexible or have longer physical lives than the current eco vessels, competition from the current eco vessels and any more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels and the resale value of our vessels could significantly decrease. Similarly, technologically advanced vessels and alternative fuels may be needed to comply with environmental laws, the investment and availability in which along with the foregoing, could have a material adverse effect on our results of operations, charter hire payments, resale value of vessels, cash flows and financial condition.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, cargo related claims, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter. The ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our business, operating results, cash flows and financial condition.

The shipping industry has inherent operational risks that may not be adequately covered by our insurances. Further, because we obtain some of our insurances through protection and indemnity associations, we may be retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of these protection and indemnity associations.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurances include hull and machinery insurance, war risks insurance, freight, demurrage and defense insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We do not expect to maintain insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel, except in cases when our vessel, or future vessels we may own, transit through or call at high risk areas.

We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. If our insurances are not enough to cover claims that may arise, the deficiency may have a material adverse effect on our business, operating results, cash flows and financial condition.

We may in the future be retrospectively subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of such calls could in the future result in significant expenses to us.

Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, the UK Bribery Act or other similar laws could result in fines, criminal penalties, and an adverse effect on our reputation and business.

We operate throughout the world, including countries with a reputation for corruption. We may be subject to risks under the FCPA, the UK Bribery Act and similar laws in other jurisdictions that generally prohibit companies and their intermediaries from making, offering or authorizing improper payments to government officials for the purpose of obtaining or retaining business. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, operating results, cash flows and financial condition. Our customers in relevant jurisdictions could seek to impose penalties or take other actions adverse to our interests. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our management.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based upon our current and anticipated method of operations, we do not expect to be a PFIC. In this regard, we intend to treat our gross income from time charters as active services income, rather than rental income. Accordingly, our income from our time chartering activities should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive assets. There is substantial legal authority supporting this position including case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations change.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders may face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares. See “Tax Considerations-United States Federal Income Tax Consequences-United States Federal Income Taxation of U.S. Holders - Passive Foreign Investment Company Rules” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our profitability.

Under the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation, such as us and our subsidiary that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, or “U.S. source gross shipping income” may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

Because the availability of the exemption depends on factual circumstances beyond our control, we can give no assurances on the tax-exempt status of ourselves or our subsidiary for our 2025 or subsequent taxable years. If we or our subsidiary are not entitled to exemption under Section 883, we or our subsidiary will be subject to the 4% U.S. federal income tax on 50% of any shipping income such companies derive that is attributable to the transport of cargoes to or from the United States. This tax is a cost, which, if unreimbursed, has a negative effect on our profitability.

For information regarding the potential availability of the exemption from tax under Section 883 of the Code, see the description in “Tax Considerations-United States Federal Income Tax Consequences-Exemption of Operating Income from United States Federal Income Taxation.”

We are a “foreign private issuer” which could make our common shares less attractive to some investors or otherwise harm our share price.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies that are not foreign private issuers. These factors could make our common shares less attractive to some investors or otherwise harm our share price.

Our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands, and as such we are entitled to exemption from certain Nasdaq corporate governance standards. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Our Company’s corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of Nasdaq’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit option, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. To the extent we rely on these or other exemptions you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Changing laws and evolving reporting requirements could have an adverse effect on our business.

Changing laws, regulations and standards relating to reporting requirements, including the European Union General Data Protection Regulation, or GDPR, which relates to the collection, use, retention, security, processing and transfer of personally identifiable information about our customers and employees, may create additional compliance requirements for us. To maintain high standards of corporate governance and public disclosure, we have invested in, and continue to invest in, reasonably necessary resources to comply with evolving standards.

GDPR broadens the scope of personal privacy laws to protect the rights of European Union citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. Although we are generally a business that serves other businesses, we still process and obtain certain personal information relating to individuals and any non-compliance with GDPR or other data privacy laws may expose us to significant fines or other regulatory claims, penalties, judgments and negative publicity which could have an adverse effect on our business, operating results, cash flows and financial condition.

A cyber-attack could materially disrupt our business.

We, through our Managers, rely on information technology systems and networks in our operations and administration of our business. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. The safety and security of our vessel, or future vessels we may own, as well as our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. We rely on industry-accepted security measures and technology to securely maintain confidential and proprietary information kept on our information systems, including those kept on third-party information systems, including our vessel managers on our behalf. However, these measures and technology may not adequately prevent cybersecurity breaches, the access, capture, or alteration of information by criminals, the exposure or exploitation of potential security vulnerabilities, the installation of malware or ransomware, acts of vandalism, computer viruses, and misplaced data or data loss. Any such attack, including as a result of spam, targeted phishing type emails and ransomware attacks, or other breach of or significant interruption or failure of our information technology systems could have a material adverse effect on our business and results of operations. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business, and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer.

Additionally, recent action by the IMO’s Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. Any changes in the nature of cyber threats might require us to adopt additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. A cyber-attack could also lead to litigation, fines or other remedial action, heightened regulatory scrutiny and diminished customer confidence. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover any related losses. Furthermore, the war between Russia and Ukraine has been accompanied by cyber-attacks against the Ukrainian government and other countries in the region. It is possible that these attacks could have collateral effects on additional critical infrastructure and financial institutions globally, which could adversely affect our operations. It is difficult to assess the likelihood of such threat and any potential impact at this time.

The smuggling of drugs or other contraband onto our Initial Vessel, or future vessels we may own, may lead to governmental claims against us.

Our Initial Vessel, or future vessels we may own, may call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. Under some jurisdictions, vessels used for the conveyance of illegal drugs could subject such vessels to forfeiture to the government of these jurisdictions. To the extent a vessel is found with contraband, whether inside or attached to her hull, and whether with or without the knowledge of any member of our crew, we may face reputational damage and governmental or other regulatory claims or penalties which could have an adverse effect on our business, operating results, cash flows and financial condition.

The international nature of our operations may make the outcome of any potential bankruptcy proceedings difficult to predict.

The Marshall Islands has passed an act implementing the U.N. Commission on Internal Trade Law (UNCITRAL) Model Law on Cross-Border Insolvency, or the Model Law. The adoption of the Model Law is intended to implement effective mechanisms for dealing with issues related to cross-border insolvency proceedings and encourages cooperation and coordination between jurisdictions. Notably, the Model Law does not alter the substantive insolvency laws of any jurisdiction and does not create a bankruptcy code in the Marshall Islands. Instead, the Act allows for the recognition by the Marshall Islands of foreign insolvency proceedings, the provision of foreign creditors with access to courts in the Marshall Islands, and the cooperation with foreign courts. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or our subsidiary, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation, our amended and restated bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

As a Marshall Islands corporation with principal executive offices in Greece, as well as having a subsidiary organized in the Republic of the Marshall Islands, our operations may be subject to economic substance requirements.

We are a Marshall Islands corporation and our only subsidiary is organized in the Marshall Islands. The Marshall Islands has enacted economic substance laws and regulations with which we may be obligated to comply. We believe that we and our subsidiary are compliant with the Marshall Islands economic substance requirements. However, if there were a change in the requirements or interpretation thereof, or if there were an unexpected change to our operations, any such change could result in noncompliance with the economic substance legislation and related fines or other penalties, increased monitoring and audits, and dissolution of the non-compliant entity, which could have an adverse effect on our business, financial condition or operating results.

EU Finance ministers rate jurisdictions for tax rates and tax transparency, governance and real economic activity. Countries that are viewed by such finance ministers as not adequately cooperating, including by not implementing sufficient standards in respect of the foregoing, may be put on a “grey list” or a “blacklist”. Effective as of October 17, 2023 the Marshall Islands has been designated as a cooperating jurisdiction for tax purposes.  If the Marshall Islands is added to the list of non-cooperative jurisdictions in the future and sanctions or other financial, tax or regulatory measures were applied by European Member States to countries on the list or further economic substance requirements were imposed by the Marshall Islands, our business could be harmed.

Our amended and restated articles of incorporation include forum selection provisions for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, (A) to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our amended and restated articles of incorporation or amended and restated bylaws, and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, as applicable, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or Exchange Act, as applicable, and after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with such laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, and may increase the costs associated with such lawsuits, which may discourage lawsuits with respect to such claims. Please also see below, “We may not achieve the intended benefits of having forum selection provision if they are found to be unenforceable.”

We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder.

Our amended and restated articles of incorporation include a forum selection clause which provides that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including, among others, any derivative action or proceeding brought on behalf of the Company, and that, subject to the foregoing, the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or Exchange Act, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or Exchange Act, as applicable. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable (in whole or in part) in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims. Accordingly, the applicability of the provisions of our amended and restated articles of incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs with resolving such action in other jurisdictions, or otherwise not receive the benefits that we expect our forum selection provisions to provide, which could adversely affect our business, financial condition and results of operations.

It may not be possible for investors to serve process on or enforce U.S. judgments against us.

We and our subsidiary are incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiary are located outside the U.S. In addition, our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiary or our directors and officers, or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiary are incorporated or where our assets or the assets of our subsidiary are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiary based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiary based on those laws.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. While we have elected to take advantage of some of the reduced reporting obligations, we are choosing to “opt-out” of the extended transition period relating to the exemption from new or revised financial accounting standards. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of Sarbanes Oxley, or Section 404, for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

We will incur increased costs as a result of operating as a company that is publicly listed in the United States, and our senior management will be required to devote substantial time to complying with public company regulations.

As a company publicly listed in the United States, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. Sarbanes-Oxley, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for compliance with Section 404 we may be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Furthermore, as a result of the enhanced disclosure requirements of the U.S. securities laws, business and financial information that we report is broadly disseminated and highly visible to investors, which we believe may increase the likelihood of threatened or actual litigation, including by competitors and other third parties, which could, even if unsuccessful, divert financial resources and the attention of our management from our operations.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to § 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weakness in internal control over financial reporting could result in financial statement errors, which, in turn, could lead to error our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with § 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of our ordinary shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of § 404 of the Sarbanes-Oxley Act, our ordinary shares may not be able to remain listed on the exchange.

Risks Relating to our Relationship with our Managers and their Affiliates.

We will depend on Chartmobil and Magna to manage our business.

We do not have the employee infrastructure to manage our operations and our Board of Directors has organized the provision of management services through Magna Marine Inc. (“Magna”) and Chartmobil Shipbokers Ltd. (“Chartmobil” and together with Magna, our “Managers”). Under the terms of the Technical Management Agreement which was entered into on [•], Magna provides Panstar with technical management services in respect of our Initial Vessel, including but not limited to, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering and day to day vessel operations, accounting and ancillary services. Pursuant to the Commercial Management and Brokerage Services Agreement dated [•], 2026 between us, Panstar and Chartmobil, Chartmobil provides certain commercial management services in respect of the Initial Vessel, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases and ancillary ship administrative services. Any additional vessels that we may acquire are expected to be managed under similar arrangements.

We expect to derive significant benefits from our relationships with Magna and Chartmobil and their affiliated companies, including our ability to compete for and enter into agreements, including charter agreements, and to expand our relationships with our existing charterers and other third parties. We would be materially adversely affected if Magna and/or Chartmobil become unable or unwilling to continue providing services for our benefit at the level of quality they have provided such services in the past and at comparable costs as they have charged in the past. If we were required to employ a ship management or brokerage company other than Magna and Chartmobil, we cannot offer any assurances that the terms of such management agreements would be on terms as favorable to us in the long term. If Magna and Chartmobil suffers material damage to its reputation or relationships it may harm our ability to:

•	continue to operate our vessel, or future vessels we may own, and service our customers;
•	renew existing charters upon their expiration;
•	secure new charters;
•	obtain insurance on commercially acceptable terms;
•	maintain satisfactory relationships with our customers and suppliers; and
•	successfully execute our growth strategy.

Our Managers are privately held companies and there is little or no publicly available information about it.

The ability of our Managers to continue providing services for our and our subsidiary’s benefit will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength and, because they are privately held, it is unlikely that information about their financial strength would become public. Any such problems affecting our Managers could have a material adverse effect on us.

Our Chairman and Chief Executive Officer ultimately beneficially owns and controls Chartmobil and participates in other business activities not associated with us, and does not devote all of his time to our business, which could create conflicts of interest.

Our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides, beneficially owns and controls Chartmobil and participates in other business activities not associated with us. In addition, Mr. Tsangrides is a director of Magna. As a result, Mr. Tsangrides may devote less time to us than if he was not engaged in other business activities. Mr. Tsangrides’ interest and position in Chartmobil and Magna could create conflicts of interest that could result in losing revenue or business opportunities or increase our expenses. Mr. Tsangrides, Magna or Chartmobil may take actions that are not in the best interest of us or our other shareholders and conflicts of interest between them and us may arise as a result of their operation of, or investment in, businesses that compete with us. While our Commercial Management and Brokerage Services Agreement with Chartmobil includes provisions and procedures to address any conflicts of interest that may arise as a result of Mr. Tsangrides’ involvement with Chartmobil, these interests could have a material adverse effect on our business, operating results, cash flows and financial condition. For more information, please see “Certain Relationships and Related Party Transactions – Commercial Management & Brokerage Services Agreement.”

Our Chairman and Chief Executive Officer and our Managers  may have conflicts of interest between us and its other clients.

Under the terms of our Commercial Management and Brokerage Services Agreement which became effective on [•], Chartmobil provides us with vessel commercial management services. Chartmobil and Magna may provide similar services for vessels owned or operated by other shipping companies, and they also may provide similar services to companies with which Chartmobil and Magna are affiliated. These responsibilities and relationships could create conflicts of interest between Chartmobil’s and Magna’s performance of its obligations to us, on the one hand, and Chartmobil’s and Magna’s performance of its obligations to its other clients, on the other hand. These conflicts may arise in connection, among others, with the fixing of employment contracts, and operations of the vessels in our fleet versus vessels owned or operated by other clients of Chartmobil and Magna. In particular, Chartmobil and Magna may give preferential treatment or be contractually or otherwise obligated to give preferential treatment to vessels owned or operated by other clients or affiliated companies. In addition, our Chairman and Chief Executive Officer beneficially owns other vessels that are not owned by us and we therefore may be competing for the same charterers and business opportunities. These conflicts of interest may have an adverse effect on our business, operating results, cash flows and financial condition.

We depend on our senior management team and the loss of one or more key employees could materially and adversely affect our business, financial condition and results of operations.

Our success and future growth depend largely upon the continued services of our executive officers and other key employees, including our Chairman and Chief Executive Officer, Mr. Tsangrides. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of our executive officers or other key employees and any failure to develop an appropriate succession plan for these persons could have a serious adverse effect on our business and results of operations.

Risks Related to Our Common Shares, Warrants and this Offering

There is no existing market for our common shares or Warrants, and a trading market that will provide you with adequate liquidity may not develop. The price of our common shares and Warrant may fluctuate significantly, and you could lose all or part of your investment.

Prior to the completion of the offering contemplated herein, there has been no public market for our common shares and Warrants. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common shares or Warrants at or above the public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of our common shares and Warrants and limit the number of investors who are able to buy our common shares and Warrants.

We may rely in part on equity issuances, which will not require shareholder approval, to fund our growth, and such equity issuances could dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

As part of our business strategy, we may rely in part on issuances of equity or preferred securities, which may carry voting rights and may be convertible into common shares, to fund the growth of our fleet. We may issue such securities in private placements, including to related parties, or in registered offerings.

Our issuance of additional common shares, including upon conversion of convertible securities, including the Series B Preferred Shares, or other equity securities of equal or senior rank, or with voting rights, may have the following effects:

•	our existing common shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable per common share, if any, may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.

Future issuance of common shares may trigger anti-dilution provisions in our Series B Preferred Shares and affect the interests of our common shareholders.

The Series B Preferred Shares may all (but not a portion) be converted into common shares at any time after the issuance date at a conversion price equal to the lower of (i) [•]% of the initial public offering price per common share (the “Pre-Determined Price”) and (ii) the volume weighted average price (VWAP) of our common shares over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The Pre-Determined Price is subject to anti-dilution adjustments for events affecting our common shares, including but not limited to, stock dividends or other distributions, reclassifications, or other similar events. Such downward adjustments of the Series B Preferred Shares conversion price could result in a corresponding increase in the number of common shares each Series B Preferred Share is converted into, which could dilute the interests of our common shareholders and affect the trading price of our common shares.

The market price of our common shares and Warrants may be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our common shares or Warrants.

The market price of our common shares and Warrants may be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could affect our stock price are:

•	seasonal variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the potentially thin trading market for our common shares, which may render them illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions;
•	systemic risks; and
•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for dry bulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common shares and Warrants.

Additionally, there is no guarantee of a continuing public market to resell our common shares or Warrants. We cannot assure you that an active and liquid public market for our common shares or Warrants will continue.

A possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to further price volatility in our common shares.

Investors may purchase our common shares as a hedge or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to their lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our common shares may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to our performance or prospects.

We may experience rapid and substantial share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares.

There have been recent instances of extreme share price run-ups followed by rapid price declines and strong share price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any share price run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares. In addition, holders of our common shares may experience losses, which may be material, if the price of our common shares declines after this offering or if such investors purchase our common shares prior to any price decline.

Furthermore, if the trading volumes of our common shares are low, investors buying or selling in relatively small quantities may be able to easily influence the price of our common shares. Such low volume of trades could also cause the price of our common shares to fluctuate greatly, with large percentage changes in share price occurring in any trading day session. Holders of our common shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common shares. As a result of this volatility, investors may experience losses on their investment in our common shares. A decline in the market price of our common shares also could adversely affect our ability to issue additional common shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common shares will develop or be sustained. If an active market does not develop, holders of our common shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all. Please also see “There is no existing market for our common shares, and a trading market that will provide you with adequate liquidity may not develop. The price of our common shares may fluctuate significantly, and you could lose all or part of your investment” and “-The market price of our common shares may be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our common shares.”

As a newly incorporated company, we may not have the surplus required by law or otherwise to pay dividends. The declaration and payment of dividends will always be subject to the discretion of our Board of Directors and will depend on a number of factors. Our Board of Directors may not declare dividends in the future.

The declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. The timing and amount of dividends, if any, depends on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, restrictions in any loan agreements we may enter in the future, the laws of the Republic of the Marshall Islands, the laws of the Republic of Liberia, where our subsidiary is currently incorporated, the laws of the countries where future subsidiaries may be incorporated, and overall market conditions. We cannot assure you that we will declare or pay any dividends.

Marshall Islands law and the laws of the Republic of Liberia, where our Subsidiary is incorporated generally prohibits the payment of dividends (i) other than from surplus (which is essentially retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), (ii) when a company is insolvent or (iii) if the payment of the dividend would render the company insolvent. We may not have the required surplus or net profits to pay dividends, and we may be unable to pay dividends in any anticipated amount or at all.

In addition, our ability to pay dividends to holders of our common shares will be subject to the rights of holders of our Series B Preferred Shares, which rank senior to our common shares with respect to dividends, distributions and payments upon liquidation. No cash dividend may be paid on our common shares unless full cumulative dividends have been or contemporaneously are being paid in cash or in kind or provided for on all outstanding Series B Preferred Shares for all prior and the then-ending dividend periods. Cumulative dividends on our Series B Preferred Shares will accrue at a rate of      % per annum on the stated amount per Series B Preferred Share and on any unpaid accrued dividends, and are payable in either cash or, at the Company’s option, in a combination of cash and Series B Preferred Shares. Dividends on our Series B Preferred Shares are paid when, as and if declared by our Board of Directors, but are cumulative and accrue whether or not declared by our Board of Directors. For more information, see “Description of Capital Stock-Description of     % Series B Cumulative Convertible Perpetual Preferred Shares.”

Our Chairman and Chief Executive Officer, through Esenseal, beneficially owns 100% of our Series A Preferred Shares and has significant influence over us.

Our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides, beneficially owns all of the outstanding Series A Preferred Shares through his ownership interest in Esenseal Ltd. (“Esenseal”). The Series A Preferred Shares each carry 1,000 votes, which is subject to adjustment to maintain a substantially identical voting interest in the Company following certain events including the issuance of any shares of the Company carrying more than one vote per share (other than the Series A Preferred Shares. The Series A Preferred Shares held by Mr. Tsangrides will represent          % of the aggregate voting power of our total issued and outstanding share capital. Because Mr. Tsangrides will beneficially own the majority of our voting power, he will have the ability to significantly influence us and our affairs, including with respect to, among other things, our business direction, capital structure, and dividend policy. For so long as Mr. Tsangrides remains the beneficial of 100% of our Series A Preferred Shares, or otherwise owns a majority of our voting power, he will also have the ability to determine all matters requiring approval by shareholders, and, as a result, the ability of our common shareholders to influence our corporate matters will be limited. For more information, see “Description of Capital Stock—Description of Series A Preferred Shares.” The interests of Mr. Tsangrides may be different from your interests.

In addition, by virtue of his ownership of our Series A Preferred Shares, Series B Preferred Shares and common shares and his position as a Director of the Company, Mr. Tsangrides will also have the ability to influence the dividend policy of the Company.

We may be deemed a “controlled company” under Nasdaq corporate governance rules and we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.

Since our Chairman and Chief Executive Officer, in part through Esenseal, is the beneficial owner of a majority of the voting power of our issued and outstanding share capital (for so long as he remains the beneficial owner of all of the issued and outstanding Series A Preferred Shares), we will qualify as a “controlled company” under the Nasdaq listing rules. Under these rules a company of which more than 50% of the voting power  is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to the board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating and corporate governance committee comprised solely of independent directors.

We have elected not to rely on the “controlled company” exemption after this offering. Our status as a controlled company, however, could cause our common shares to appear less attractive to certain investors or otherwise harm our trading price.

Anti-takeover provisions in our amended and restated articles of incorporation and amended and restated bylaws could make it difficult for our shareholders to replace or remove our current Board of Directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-take-over provisions could make it difficult for our shareholders to change the composition of our Board of Directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that some shareholders may consider favorable. These provisions:

•	authorize our Board of Directors to issue “blank check” preferred stock without shareholder approval, including preferred shares with superior voting rights, such as the Series A Preferred Shares;
•	provide for a classified Board of Directors with staggered, three-year terms;
•	permit the removal of any director only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for such director;
•	prohibit shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;
•	limit the persons who may call special meetings of shareholders; and
•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at meetings of shareholders.

In addition, at or prior to the closing of this offering, our Board of Directors will declare a dividend of one preferred share purchase right (a “Right” or the “Rights”) for each outstanding common share and adopted a shareholder rights plan, as set forth in the Shareholders’ Rights Agreement (the “Rights Agreement”), to be entered into between the Company and [•], as rights agent (the “Rights Agent”). The Board of Directors will adopt the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group, other than [•] or his controlled affiliates, that acquires 10% (15% in the case of a passive institutional investor) or more of the outstanding common shares without the approval of the Board of Directors. The Rights Agreement therefore makes it more difficult for a third party to acquire us without the support of our Board of Directors. For more information, see “Description of Capital Stock—Shareholders’ Rights Agreement.”

Issuance of preferred shares, such as our Series A Preferred Shares, may adversely affect the voting power of our common shareholders, have a dilutive effect on them and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

Our amended and restated articles of incorporation currently authorize our Board of Directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders’ approval. Our Board of Directors has issued, and may in the future issue, preferred shares with voting rights superior to those of the common shares, such as the Series A Preferred Shares, which could have a dilutive effect on our common shareholders. If our Board of Directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and our shareholders’ ability to realize any potential change of control premium.

The multi-class structure of our shares has the effect of concentrating a majority  voting  power on our Chairman and Chief Executive Officer and limiting our other shareholders’ ability to influence corporate matters.

We have a multi-class capital structure consisting of common shares, Series A Perpetual Preferred Shares and the Series B Preferred Shares. Our common shareholders are entitled to one vote for each common share held. Each Series A Preferred Share has the voting power of 1,000 common shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to maintain a substantially identical voting interest in us following the occurrence of certain events. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series A Preferred Shares, holders of our Series A Preferred Shares and holders of our common shares shall vote together as one class on all matters submitted to a vote of our shareholders. Our Series B Preferred Shares have no voting rights, subject to limited exceptions.  Each Series B Preferred Share has a stated amount of $1,000 per share, or $      million in the aggregate, and each holder of Series B Preferred Shares has the right, subject to certain conditions, at any time to convert all (but not a portion) of the Series B Preferred Shares beneficially held by such holder into our common shares at the applicable conversion price then in effect. The issuance of additional common shares upon the potential conversion of our Series B Preferred Shares could dilute the interests of our common shareholders and affect the trading price of our common shares. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.

Our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides, through Esenseal, is the sole beneficial owner of our Series A Preferred Shares. The Series A Preferred Shares held by Mr. Tsangrides will represent          % of the aggregate voting power of our total issued and outstanding share capital following the completion of this offering. Because Mr. Tsangrides will beneficially own the majority of our voting power, he will have the ability to significantly influence us and our affairs, including with respect to, among other things, our business direction, capital structure, and dividend policy. For so long as Mr. Tsangrides remains the beneficial of 100% of our Series A Preferred Shares, or otherwise owns a majority of our voting power, he will also have the ability to determine all matters requiring approval by shareholders, and, as a result, the ability of our common shareholders to influence our corporate matters will be limited. Additionally, this concentrated voting control and influence may discourage transactions involving a change of control of us, including transactions in which you as a common shareholder might otherwise receive a premium for your shares. Furthermore, any future issuances of Series A Preferred Shares or other classes of shares with increased voting power may dilute the voting power of our common shares, which could further exacerbate the risks associated with the multi-class capital structure.

We cannot predict the impact our multi-class capital structure may have on the market price or liquidity of our common shares.

We cannot predict whether our multi-class capital structure will result in a lower or more volatile market price of our common shares, or have other adverse consequences for our shareholders. For example, certain index providers have policies that restrict or prohibit the inclusion of companies with multi-class share structures in certain of their indices. Under such policies, our multi-class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our common shares. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment in our common shares by many of these funds. Additionally, the holding of low-voting stock, such as our common shares, may not be permitted by the investment policies of certain institutional investors, or may be less attractive to other investors. As a result, the market price or liquidity of our common shares could be adversely affected.

We may fail to meet the continued listing requirements of Nasdaq, which could cause our common shares to be delisted.

There can be no assurance that we will remain in compliance with Nasdaq’s listing qualification rules, or that our common shares will not be delisted, which could have an adverse effect on the market price of our common shares, and the efficiency of the trading market for our common shares and could cause a default under future loan agreements and other financing arrangements.

Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase common shares in this offering, you will pay substantially more than our net tangible book value per share. As a result, you will experience immediate and substantial dilution of $     per common share, representing the difference between our as adjusted net tangible book value per common shares of $     as of       , 2026, after giving effect to the net proceeds to us from this offering, assuming no change to the number of common shares offered by us as set forth on the cover page of this prospectus and an assumed public offering price of $    per Unit (being the mid-point of the initial public offering price range on the cover page of this prospectus). See “Dilution” for a more complete description of how the value of your investment in our common shares will be diluted upon the completion of this offering.

The initial public offering price for our common shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our common shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our common shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our common shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We intend to use the net proceeds of this offering as set out in “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

The Warrants are speculative in nature.

The Warrants offered hereby do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Warrants may acquire the common shares issuable upon the exercise of such warrants at an assumed exercise price of $       per common share. Moreover, following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their public offering price.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section entitled “Risk Factors.” Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the dry bulk shipping industry;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;
•	changes in our ability to leverage the relationships and reputation in the dry bulk shipping industry of Managers;
•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	potential cyber-attacks or other disruption of information technology systems which may disrupt our business operations;
•	loss of our customers, charters or vessels;
•	damage or total loss to our vessel or future vessels we may own;
•	potential liability from future litigation and incidents involving our vessel, or future vessels we may own;
•	our future operating or financial results;
•	impacts of outbreaks of global or regional epidemic and pandemic diseases on the dry-bulk shipping industry;
•	changes in global and regional economic and political conditions;
•	the impact of port or canal congestion or disruptions;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry;
•
potential physical disruption of shipping routes due to accidents, climate-related reasons (acute and chronic), political events, public health threats, international hostilities and instability such as the ongoing conflict between Russia and Ukraine and Israel and Hamas, piracy or acts by terrorists, such as the maritime incidents in and around the Red Sea;

•	our ability to continue as a going concern; and
•	other factors discussed in the “Risk Factors” section of this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $    million from this offering, and approximately $    million if the underwriters’ option to purchase additional common shares and Warrants is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us. These estimates are based on an assumed initial public offering price of $    per Unit, which is the mid-point of the range on the cover of this prospectus.

We intend to use the net proceeds of this offering (including net proceeds received from any exercise of the underwriters’ option) for general corporate purposes, including any future vessel acquisitions. Specifically, we intend to use at least $[•] of the gross proceeds from this offering to partially fund the acquisition of an additional vessel, once such a vessel has been identified and approved by our board of directors. The primary purpose of this financing is to raise capital to support the expansion of our fleet. If suitable acquisition opportunities are not identified in the near term, the proceeds may be used for other general corporate purposes, including working capital. While we have not yet identified a vessel for acquisition, we anticipate that any future acquisitions will primarily target the dry bulk sector, in line with its strategic focus and market expertise. However, depending on evolving market conditions, asset valuations, and broader industry trends, we may consider investment opportunities in other vessel classes to enhance shareholder value and maintain operational flexibility.

The foregoing represents our current intentions with respect to the use of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above. The principal purposes of this offering are to obtain additional capital to fund our operations and growth, to create a public market for our common shares and to facilitate our future access to the public equity markets.

A $1.00 increase or decrease in the assumed initial public offering price of $    per Unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and commissions and offering expenses payable by us, to increase or decrease, respectively, by approximately $    million. In addition, we may also increase or decrease the number of Units we are offering. Each increase of 1.0 million Units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $    per Unit, would increase net proceeds to us from this offering by approximately $    million. Similarly, each decrease of 1.0 million Units offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price to $    per Unit, would decrease the net proceeds to us from this offering by approximately $    million.

CAPITALIZATION

The following table sets forth Oceandriver Inc.'s capitalization:

•	on an actual basis as of June 30, 2025;
•
on an as adjusted basis to give effect from July 1, 2025 to the date of this prospectus of: the issuance of  [•] common shares, [•]Series A and  [•] Series B Preferred Shares, and forfeiture of 1,000 common shares of $0.001 par value in connection with the Exchange Agreement; and

•
on an as further adjusted basis to reflect the sale by us of [•] Units pursuant to this offering, assuming an initial public offering price of $[•] per Unit, representing the midpoint of the range set forth on the cover page of this prospectus and assuming no exercise of the underwriters’ option to purchase additional common shares and/or Warrants, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, resulting in assumed net proceeds of $[•].

	As of June 30, 2025
(In Thousands of U.S. Dollars, except share data)	ACTUAL	AS ADJUSTED	AS FURTHER ADJUSTED
Debt:

Shareholders’ equity:
Common shares ($0.001 par value; 1,000 shares authorized; 1,000 shares issued and outstanding – Actual and $nil as adjusted and further adjusted)	-
Common shares – authorized [•] shares with a $ par value, [•] shares issued and outstanding (as adjusted and as further adjusted )
Series A Preferred Shares—authorized shares with a $ par value shares issued and outstanding (as adjusted shares)
Series B Preferred Shares—authorized shares with a $ par value shares issued and outstanding (as adjusted shares)
Accumulated deficit	(83)
Total shareholders’ deficit	(83)	$	$
Total Capitalization	(83)	$	$

PRO FORMA EARNINGS PER SHARE (UNAUDITED)

Pro Forma earnings per share gives retroactive effect to the issuance of [•] common shares and [•] Series A Preferred Shares and [•] Series B Preferred Shares of Oceandriver Inc. in connection with the Exchange Agreement and  this offering and the resulting capital structure following the completion of this offering.

.

	Six-month period ended June 30, 2025	Year ended December 31, 2024
Net Income- Panstar Maritime Inc.	439,539	2,848,760
Net Loss – Oceandriver Inc.	(82,411)	-
Pro Forma Net Income available to common shareholders (3)	357,128	2,848,760
Pro Forma Weighted average number of shares, basic (1)	[•]	[•]
Pro Forma Earning per common share, basic (2)	[•]	[•]

(1) Gives retroactive effect to [•] common shares assumed issued as part of the Exchange Agreement and [•] common shares assumed to be issued under this offering.
(2) Pro Forma Basic Earning per Share are computed by dividing pro forma net income available to common shareholders by the pro forma weighted average number of common shares outstanding during the period.
(3) The pro forma net income represents the combination of the net income/loss of Panstar Maritime Inc. and Oceandriver Inc. for the respective periods. The Company did not identify any transaction accounting adjustments, since it will be accounted for as a common control acquisition, or any autonomous entity adjustments.

DIVIDEND POLICY

We expect to pay regular quarterly cash dividends on our common shares, beginning with the dividend payable in [•] for the operations of our fleet for the [•] quarter ending [•], during the one-year period following our initial public offering, in an aggregate amount of approximately $[•] for the year, which amount may be changed or terminated in the future at any time and for any reason without advance notice.

While we intend to increase the aggregate amount of dividends we pay annually as we expand our fleet, the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. The timing and amount of dividends, if any, depends on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, restrictions in any other loan agreements we may enter in the future, the laws of the Republic of the Marshall Islands, the laws of the Republic of Liberia where our subsidiary is currently incorporated, the laws of the countries where future subsidiaries may be incorporated, and overall market conditions. We cannot assure you that we will declare or pay any dividends and there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends. Our dividend policy is not reflected in any written policies of the Company. Please see “Risk Factors-Risks Relating to Our Common Shares- As a newly incorporated company, we may not have the surplus required by law or otherwise to pay dividends. The declaration and payment of dividends will always be subject to the discretion of our Board of Directors and will depend on a number of factors. Our Board of Directors may not declare dividends in the future. In addition, by virtue of his ownership of our Series A Preferred Shares, Series B Preferred Shares and common shares, Mr. Tsangrides will also have the ability to influence the dividend policy of the Company. Please see “Risk Factors—Risks Related to Our Common Shares—Our Chairman and Chief Executive Officer, through Esenseal, beneficially owns 100% of our Series A Preferred Shares and has significant influence over us.”

Dividends on our Series B Preferred Shares are cumulative and accrue, whether or not declared by our Board of Directors, at a rate of [•]% per annum on the stated amount per Series B Preferred Share and on any unpaid accrued dividends, from and including the original issue date (or, for any subsequently issued and newly outstanding Series B Preferred Shares, from the Dividend Payment Date immediately preceding the issuance date of such Series B Preferred Shares). Dividends on our Series B Preferred Shares shall be paid biannually upon declaration by our Board, in either cash or, at the Company’s option, in Series B Preferred Shares or in a combination of cash and Series B Preferred Shares. For more information, see “Description of Capital Stock- Description of [•]% Series B Cumulative Convertible Perpetual Preferred Shares.” The holders of our Series B Preferred Shares do not have the right to participate, on an as-converted basis or otherwise, in regular cash dividends declared and paid on our common shares, and only have a right to the biannual dividends pursuant to the Statement of Designation of the Series B Preferred Shares. In addition, our ability to pay dividends to holders of our common shares will be subject to the rights of holders of our Series B Preferred Shares, which rank senior to our common shares with respect to dividends, distributions and payments upon liquidation. No cash dividend may be paid on our common shares unless full cumulative dividends have been or contemporaneously are being paid in cash or in kind or provided for on all outstanding Series B Preferred Shares for all prior and the then-ending dividend periods. Holders of our Series A Preferred Shares do not have a right to participate, on an as-converted basis or otherwise, in regular cash dividends declared and paid on our common shares.

We are a holding company and the subsidiary wholly owned by us conducts all of our operations and owns our sole operating asset, the Initial Vessel. Upon completion of this offering we will have no material assets other than the equity interests in this subsidiary. We expect any vessel we may acquire in the future to be owned by subsidiaries that will be directly or indirectly owned by us. As a result, our ability to satisfy our financial obligations and to make dividend payments, if any, depends on our subsidiary or future subsidiaries and their ability to distribute funds to us.

In addition to its earnings, financial condition, cash requirements and availability, the ability of a subsidiary to make distributions to us could be affected by covenants in any future loan agreements we enter into or other financing arrangements, a claim or other action by a third party, including a creditor, and the laws of its country of incorporation. Under such circumstances, we or our subsidiary or future subsidiaries may not be able to pay dividends, so long as we are in default or have breached certain covenants of a loan agreement or other financing arrangement, without our lender’s consent or waiver of the default or breach. In addition, Marshall Islands law and the laws of the Republic of Liberia, where our Subsidiary is incorporated generally prohibits the payment of dividends (i) other than from surplus (which is essentially retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), (ii) when a company is insolvent or (iii) if the payment of the dividend would render the company insolvent.

In addition, we may incur expenses or liabilities, including extraordinary expenses, decreases in revenues, including as a result of off-hire days or loss of a vessel or other unforeseen circumstances, or increased cash needs that could reduce or eliminate the amount of cash that we have available for distribution as dividends. Please see “Risk Factors” for additional information.

Any dividends paid by us will be income to a United States shareholder. Please see “Tax Considerations” for additional information relating to the United States federal income tax treatment of our dividend payments, if any are declared in the future.

DILUTION

If you invest in our common shares and Warrants, your interest will be diluted to the extent of the difference between the initial public offering price per common share and our net tangible book value per common share after this offering.

Our net tangible book value was approximately $    or approximately $    per common share, as of June 30, 2025. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting intangible assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per common share (after giving effect to this offering) from the initial public offering price per common share and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

After giving effect to our sale of    of our common shares and Warrants in this offering at an assumed initial public offering price of $    per Unit, after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of              , 2026 would have been approximately $   , or approximately $    per common share. This amount represents an immediate increase in as adjusted net tangible book value of $    per common share to existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of $    per common share to purchasers of our common shares in this offering, as illustrated in the following table.

The following table illustrates the estimated net tangible book value per share after this offering and the per share dilution to persons purchasing Units in this offering based on the foregoing offering assumptions:

	Post-Offering(1)		Full Exercise of Over-allotment Option(2)
Assumed initial public offering price per Unit	$		$1
Net tangible book value per common share as of [•]	$		$1
[Increase/decrease] in pro forma as adjusted net tangible book value per common share attributable to purchasers of our securities in this offering	$		$1
Pro forma as adjusted net tangible book value per common share after this offering		$1	$1
Dilution per common share to purchasers of our common shares in this offering		$1	$1
________________
(1)	Assumes net proceeds from the offering of Units, and assumes that the underwriters’ over-allotment option has not been exercised as to common shares or Warrants.
(2)	Assumes net proceeds from the offering of Units, and assumes that the underwriters’ over-allotment option has been exercised in full as to common shares and Warrants.
(3)	Giving effect to the transactions described in the Exchange Agreement.

The pro forma information discussed above is illustrative only.

A $1.00 increase or decrease in the assumed initial public offering price of $    per Unit would increase or decrease the pro forma as adjusted net tangible book value per common share after giving effect to this offering by $    per share and the dilution in pro forma as adjusted net tangible book value per share to purchasers of our common shares in this offering by $    per common share, assuming no change to the number of common shares offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of               , 2026, the differences between the existing shareholders and the new investors with respect to the number of common shares purchased from us in this offering, the total consideration paid and the average price per common share paid at the assumed initial public offering price of $    per Unit, which is the mid-point of the price range set forth on the cover of this prospectus before deducting estimated underwriting discounts and estimated offering expenses.

Over-allotment option not exercised (in thousands, except for number of shares, percentages and per share data)	Common shares purchased		Total consideration
	Number	Percent	Amount	Percent	Average price per common share
Existing shareholders		%	$	%	$
New investors		%	$	%	$
Total		100.0%		$100.0%	$
Over-allotment option exercised in full (in thousands, except for number of shares, percentages and per share data)	Common shares purchased		Total consideration
	Number	Percent	Amount	Percent	Average price per common share
Existing shareholders		%	$	%	$
New investors		%	$	%	$
Total		100.0%		$100.0%	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto, included elsewhere in this prospectus. Those financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and, among other things, include more detailed information regarding the basis of presentation for the following information.

The following discussion and analysis include forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this prospectus. See in particular “Forward-Looking Statements” and “Risk Factors” sections.

Overview

We are a growth-oriented company, incorporated on December 18, 2024 for the purpose of acquiring, owning, chartering and operating dry bulk vessels. Upon completion of this offering, we will own our Initial Vessel, the Panamax dry bulk vessel M/V Panstar with a carrying capacity of 76,629 dwt, built in April 2005 in Japan. We generate our revenues by chartering our Initial Vessel to regional and international dry bulk operators, commodity traders and end users.

At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Panstar, the entity that wholly owns our Initial Vessel, from Esenseal Ltd. (“Esenseal”), an entity owned and controlled by our Chief Executive Officer and Chairman, Mr. Philippos Tsangrides, and Wavia Corp. (“Wavia”), an entity owned and controlled by Mr. Tsangrides,  in exchange for [•] Series A Preferred Shares and [•] Series B Preferred Shares, respectively, pursuant to the Exchange Agreement dated [•], 2026. Also, a part of the exchange, Mr. Tsangrides will forfeit the 1,000 common shares of the Company beneficially owned by him immediately prior to the exchange and Esenseal will own [•] common shares.

The financial statements included in this prospectus include historical business that will be acquired upon the consummation of the transaction, for the years ended December 31, 2024 and 2023 and the six-month periods ended June 30, 2025 and 2024.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of Sarbanes-Oxley;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

We are choosing to “opt out” of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Even if the Company no longer qualifies as an emerging growth company, as long as the Company continues to qualify as a foreign private issuer under the Exchange Act, the Company will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information or current reports on Form 8-K upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if the Company no longer qualifies as an emerging growth company, but remains a foreign private issuer, the Company will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Factors Affecting our Results of Operations

We believe the principal factors affecting our results of operations are the underlying supply and demand dynamics of the commodities our vessel carries, the number of vessels competing for those cargoes, and ultimately the overall economic and market conditions, regulatory changes, global geopolitical events, capital availability, and market sentiment. Other key factors that are fundamental to our business, operating results, cash flows and financial condition include:

•	the number of vessels in our fleet;
•	our customer relationships;
•	our access to capital required to acquire additional vessels and implement our business strategy;
•	our ability to acquire and sell vessels at prices we deem satisfactory; and
•	our and our vessel manager’s ability to:
o	successfully utilize and employ our vessel at economically attractive rates;
o	effectively and efficiently manage our vessel and control vessel operating costs; and
o	ensure compliance with regulations, environmental, health and safety standards applicable to our business.
In addition to those factors described above, our results of operations have been, and are expected to continue to be, affected by a range of material events and uncertainties many of which are beyond our control. See “Risk Factors” and “Business” sections for a detailed description of these factors. Therefore, it is reasonable likely that the reported financial information is not necessarily indicative of our future operating results or future financial condition.

Components of our operating results

Vessel revenues. We generate our revenues, net of address commissions, by chartering our vessel to regional and international dry bulk operators, commodity traders and end users.

The main charter contract types the Company enters into  are (i) time charters, where the charterer agrees to hire a vessel for a predetermined period of time with the operational responsibility of the vessel remaining with the owner and (ii) trip charters, which are effectively a combination of a spot voyage and a time charter, whereby the charterer agrees to hire a vessel for the duration of one voyage.

Our Initial Vessel, M/V Panstar is currently employed with Panocean Co., Ltd on a time charter expiring in March 2026 at a fixed daily charter rate of $14,500. The Vessel’s time charter contains customary events of termination, such as violation of applicable sanctions, the outbreak of war or actual hostilities in certain countries and certain insolvency events.

Voyage expenses. Voyage expenses primarily consist of bunker fuel consumption, port expenses, canal dues, brokerage commissions, and other expenses directly associated to the performance of a particular charter. Voyage expenses mainly arise from voyage charters, or when a vessel is repositioning or unemployed. In such cases voyage expenses are borne by us. Conversely, when a vessel is employed under time, trip, or bareboat charters, substantially all voyage expenses are paid by the charterers.

Furthermore, in time charters and trip charters, bunker fuel on commencement of the charter is sold to charterers and then repurchased on completion. This may result in gains or losses equal to the difference between the book value of bunker fuel and the value for which such bunker fuel is sold to charterers. These gains or losses, if any, are reported under voyage expenses.

Vessel operating expenses. Vessel operating expenses reflect the costs to operate and maintain our vessel and primarily consist of manning costs, vessel insurance premiums, repairs and maintenance, machinery lubricants, spares, stores, and ancillary expenses.

Management fees. Management fees are paid in exchange for corporate management and administration, and for vessel commercial and technical management services. During six month periods ended June 30, 2025 and 2024, we paid Magna, a daily management fee of $886 and $834, respectively and during the years ended December 31, 2024 and 2023, we paid Magna, a daily management fee of $834 and $868, respectively, pursuant to our Management Agreement with Magna dated May 23, 2022 which is in full force and effect up to May 22, 2032. In connection with the signing of a new technical and commercial service agreement with Magna and Chartmobil, respectively, this Management Agreement will be cancelled by mutual agreement.

Pursuant to Technical Management Agreement dated [•], 2026, between, Panstar and Magna, Magna will provide for technical management services in respect of our Initial Vessel, including but not limited to, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering and day to day vessel operations, accounting and ancillary services. In exchange for these services, we will pay a daily technical management fee of $750 per vessel. Pursuant to the Commercial Management and Brokerage Services Agreement dated [•], 2026 between us, Panstar and Chartmobil will provide certain commercial management services in respect of the Initial Vessel, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases and ancillary ship administrative services. We will pay Chartmobil a commission of 1.25% on gross revenue, and a commission of 1% on the contract price per each consummated sale or purchase of a vessel. Chartmobil will also charge us for its commercial management and ship administrative services a flat fee of $150,000 per quarter.

General and administrative expenses. For the the six-month periods ended June 30, 2025 and 2024 and for the years ended December 31, 2024 and 2023, we did not incur any separate general and administrative expenses as these were included within the fees we paid to Magna under our management agreement. In the future we expect to incur general and administrative expenses that will consist primarily of legal fees, audit fees, officers and board remuneration or reimbursement, directors’ and officers’ insurance, listing fees and other general and administrative expenses. Our Chief Executive Officer and interim Chief Financial Officer remuneration shall be encompassed in the fees charged pursuant to the Commercial Management and Brokerage Services Agreement dated [•].

Vessel’s depreciation. Depreciation is computed using the straight-line method over the estimated useful life of a vessel, after considering the estimated salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. The Company’s estimated scrap rate was $380 per ton of lightweight steel as of June 30, 2025 and 2024, and December 31, 2024 and 2023. Management estimates the useful life of our Initial Vessel to be 25 years from the date of her initial delivery from the shipyard.

Amortization of drydocking costs. The Company’s vessel is subject to regularly scheduled drydocking and special surveys which are carried out every 3 years, unless a further extension is obtained in rare cases and under certain conditions. Drydocking and special survey costs are accounted under the deferral method whereby the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next survey is scheduled to become due. Costs deferred include expenditures incurred relating to shipyard costs, hull preparation and painting, inspection of hull structure and mechanical components, steelworks, machinery works, and electrical works as well as lodging and subsistence of personnel sent to the yard site to supervise. If a drydock and/or a special survey is performed prior to its scheduled date, any remaining unamortized balance from previous events is immediately expensed.

Important Measures and Definitions for Analyzing Our Results of Operations

Our financial condition and results of operations are largely driven by the following factors:

Ownership Days. Ownership Days are the total days we owned our vessel during the relevant period. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period. Our calculation of Ownership Days may not be comparable to that reported by other companies due to differences in methods of calculation.

Available Days. Available Days are the calendar days, less off-hire days associated with scheduled vessel maintenance, including upgrades, modifications, drydockings, and special or intermediate surveys, as well as with preparing a vessel for her intended use and change of ownership logistics. Off-hire are those days during which our vessel is unable to be used for its intended purpose. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels are available to generate revenues. Our calculation of Available Days may not be comparable to that reported by other companies due to differences in methods of calculation.

Operating Days. Operating Days are the Available Days, less off-hire days associated with unforeseen and unscheduled events and circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels could actually generate revenues. Our calculation of Operating Days may not be comparable to that reported by other companies due to differences in methods of calculation.

Vessel Utilization. Vessel utilization is the ratio of Operating Days to Available Days.  Vessel utilization is used to measure a company’s ability to efficiently find suitable employment for its vessels and minimize the number of days that its vessels are off-hire for unforeseen events. We believe it provides additional meaningful information and assists management in making decisions regarding areas where we may be able to improve efficiency and increase revenue and because we believe that it provides useful information to investors regarding the efficiency of our operations.

Time Charter Equivalent. Time Charter Equivalent, or TCE, is a measure of revenue generated over a period of time that accounts for the effect of the mix of charter types under which our vessel may be employed. TCE is calculated by deducting voyage expenses from revenue. Voyage expenses are deducted because they are paid by the vessel owners only under voyage charters and contracts of affreightment, whereas in time charters and trip charters, substantially all voyage expenses are paid by the vessel charterers. TCE is most frequently expressed on a daily basis by dividing the above result by the relevant Operating Days, to eliminate the effect of changes in revenue composition between periods. TCE is a non-GAAP measure and should not be considered as an alternative to any measure of financial performance presented in accordance with U.S. GAAP. We believe that TCE assists management, investors and analysts in comparing our performance across reporting periods on a consistent basis. Although we believe our calculation method is consistent with industry standards, it may not be comparable to that reported by other companies due to differences in methods of calculation.

Daily Vessel Operating Expenses. Daily Vessel Operating Expenses, or Daily OPEX, is a measure of the average daily vessel operating expenses incurred over a period of time. Daily OPEX are calculated by dividing the vessel operating expenses incurred during a period of time by the relevant Ownership Days. We believe that Daily OPEX assists management, investors and analysts in comparing our performance across reporting periods on a consistent basis. Our calculation of Daily Vessel Operating Expenses may not be comparable to that reported by other companies.

The following table summarizes these important measures during the reported periods:

	Six-month period ended		Year ended
(in thousands of U.S. dollars, except fleet data and daily results)	June 30, 2025	June 30, 2024	December 31, 2024	December 31, 2023
Fleet data:
Ownership Days	181	182	366	365
Available Days	161	182	366	343
Operating Days	158	182	366	305
Vessel Utilization	98.1%	100%	100%	88.9%
Daily results:
Daily TCE	$12,107	$ 13,291	$13,971	$ 10,403
Daily OPEX	$4,354	$3,747	$3,957	$3,936

The following table reconciles non-GAAP financial measures to the most directly comparable GAAP financial measures:

	Six-month period ended		Year ended
(in thousands of U.S. dollars, except fleet data and daily results)	June 30, 2025	June 30, 2024	December 31, 2024	December 31, 2023
TCE and Daily TCE:
Revenue, net	$2,053	$2,461	$5,221	$ 3,940
Less: Voyage expenses	(140)	(42)	(108)	(767)
TCE	$1,913	$2,419	$5,113	$3,173
Operating Days	158	182	366	305
Daily TCE	$12,107	$13,291	$13,971	$10,403

Daily OPEX:
Vessel operating expenses	$788	$ 682	$1,448	$ 1,437
Ownership Days	181	182	366	365
Daily OPEX	$4,354	$3,747	$3,957	$3,936

Results of Operations for the six-month periods ended June 30, 2025 and 2024 (unaudited)

The following table summarizes our results of operations for the six-month periods ended June 30, 2025 and 2024.

(in thousands of U.S. dollars)	Six-month period ended June 30, 2025	Six-month period ended June 30, 2024	Variance	Variance (%)
Revenue, net	2,053	2,461	(408)	(17%)
Voyage expenses	(140)	(42)	98	233%
Vessel operating expenses	(788)	(682)	106	16%
Management fees	(161)	(152)	9	6%
Depreciation expense	(244)	(245)	(1)	(0.4%)
Amortization of deferred drydocking costs	(272)	(77)	195	253%
Interest income	-	11	(11)	(100%)
Other finance expense	(8)	(3)	5	167%
Net Income	440	1,271	(831)	(65%)

Revenues, net. Vessel revenues decreased by 17% or $0.4 million to $2.1 million during the six-month period ended June 30, 2025, from $2.5 million in the six-month period ended June 30, 2024. This was largely attributable to lower average time charter equivalent (TCE) rates achieved  and the lower operating days during the six-month period ended June 30, 2025 compared to the same period in 2024. The average daily TCE for the six-month period ended 2025 was $12,107, compared to $13,291 in the six-month period ended June 30, 2024. The decrease was in Operating Days, from 182 days in the six-month period ended June 30, 2024 to 158 days in the six-month period ended June 30, 2025, mainly due to the drydocking of our vessel during the six-month period ended June 30, 2025..

Voyage expenses. Voyage expenses increased by 233% or $0.1 million to $0.1 million during the six-month period ended June 30, 2025, from $0.04 million during the six-month period ended June 30, 2024. This was attributable mainly to higher bunker consumption since the vessel repositioned and underwent drydocking services for 20 days in the six-month period ended June 30, 2025 compared to the six-month period ended June 30, 2024 that the vessel was fully utilized under time charter agreements.

Vessel operating expenses. Vessel operating expenses increased by 16% or $ 0.1 million to $0.8 million during the six-month period ended June 30, 2025, compared to $0.7 million during the six-month period June 30, 2024. The increase is attributable to higher repair and maintenance costs by $0.05 million or 67%) carried out simultaneously with the vessel dry-docking and higher insurance cost incurred by $0.03 million or 33% during the six-month period ended June 30, 2025 compared to the six-month period ended June 30, 2024.

Amortization of deferred drydocking costs. Amortization of deferred drydocking costs increased by 253% or $0.2 million to $0.3 million during the six-month period ended June 30, 2025 compared to $0.1 million during the six-month period ended June 30, 2024, due to earlier drydocking than originally planned, and higher drydocking costs incurred in April 2025.

Net income. As a result of the above factors, we recorded a net income of $0.4 million in the six-month period ended June 30, 2025, compared to $1.3 million in the six-month period ended June 30, 2024.

Results of Operations for the Years Ended December 31, 2024 and 2023

The following table summarizes our results of operations for the years ended December 31, 2024 and 2023.

(in thousands of U.S. dollars)	Year ended December 31, 2024	Year ended December 31, 2023	Variance	Variance (%)
Revenue, net	5,221	3,940	1,281	33%
Voyage expenses	(108)	(767)	(659)	(86%)
Vessel operating expenses	(1,448)	(1,437)	11	0.7%
Management fees	(305)	(317)	(12)	(3.8%)
Depreciation expense	(493)	(489)	4	0.8%
Amortization of deferred drydocking costs	(154)	(211)	(57)	(27%)
Interest income	137	336	(199)	(59%)
Other finance (expense)/ income	(1)	2	(3)	(150%)
Net Income	2,849	1,057	1,792	169%

Revenues, net. Vessel revenues increased by 33% or $1.3 million to $5.2 million during the year ended December 31, 2024, from $3.9 million in the year ended December 31, 2023. This was largely attributable to higher average time charter equivalent (TCE) rates achieved during the year. The average daily TCE for 2024 was $13,971, compared to $10,403 in 2023. This growth was further supported by the vessel’s full utilization throughout the year.

Voyage expenses. Voyage expenses decreased by 86% or $0.7 million to $0.1 million during the year ended December 31, 2024, from $0.8 million during the year ended December 31, 2023. This was attributable mainly to lower bunkers consumption since the vessel was fully utilized under time charter agreements in 2024 compared to 2023 that the vessel repositioned and underwent drydocking services for 60 days.

Vessel operating expenses. Vessel operating expenses increased by 0.7% or $ 0.01 million to $1.4 million during the year ended December 31, 2024, compared to $1.4 million during the year ended December 31, 2023. The slight increase of $21 per calendar day is attributable to higher crew costs incurred during the year ended December 31, 2024 compared to 2023.

Management fees. Management fees during the year ended December 31, 2024 and 2023, were $ 0.3 million and $0.3 million, respectively. Management fees, in their entirety, reflect the fees paid to Magna., for commercially and technically managing our Initial Vessel.

Depreciation expense. Depreciation expenses during the year ended December 31, 2024 and 2023, amounted to $0.5 million and $0.5 million, respectively.

Amortization of deferred drydocking costs. Amortization of deferred drydocking costs decreased by 27% or $0.06 million to $0.15 million during the year ended December 31, 2024 compared to $0.2 million during the year ended December 31, 2023, as a result of lower amortization expense related to the 2023 drydocking, compared to higher drydocking costs incurred in 2020, which were fully amortized by April 2023.

Interest income. Interest income decreased by 59% or $ 0.2 million to $0.1 million during the year ended December 31, 2024, from $0.3 million during the year ended December 31, 2023, as a result of less time deposits held by the Company in 2024 compared to 2023.

Net income. As a result of the above factors, we recorded a net income of $2.8 million in the year ended December 31, 2024, compared to $1.1 million in the year ended December 31, 2023.

Quantitative and Qualitative Disclosures about Market Risk

Inflation Risk

The general rate of inflation has been relatively low in recent years and as such its associated impact on costs has been minimal. We do not believe that inflation has had, or is likely to have in the foreseeable future, a significant impact on expenses. Should inflation increase, it will increase our expenses and subsequently have a negative impact on our earnings.

Foreign Currency Exchange Risk

The international drybulk shipping industry’s functional currency is the U.S. Dollar. We generate all of our revenues in U.S. dollars, but incur approximately 32.9% and 23.1% of our vessel expenses in six-month periods ended June 30, 2024 and 2025, and 32.9% and 31.7% of our vessel expenses in the years ended 2023 and 2024, respectively, in currencies other than U.S. dollars.  On December 31, 2023, 2024, and June 30, 2025, approximately 44% and 46% and 28.1%, of our outstanding accounts payable, respectively, were denominated in currencies other than the U.S. dollar, mainly in Euros. We do not use currency exchange contracts to reduce the risk of adverse foreign currency movements but we believe that our exposure from market rate fluctuations is unlikely to be material. Net foreign exchange loss for the year ended December 31, 2023 and 2024 was less than $0.01 million and $0.01 million, respectively, and for the six-month periods ended June 30, 2024 and 2025 was less than $0.01 million, respectively.

A hypothetical 10% immediate and uniform adverse move in all currency exchange rates from the rates in effect as of the years ended December 31, 2023 and 2024, would have increased our expenses by less than $0.01 million and $0.06 million, respectively, and the fair value of our outstanding accounts payable by less than $0.01 million and $0.01 million, respectively, and as of the six-month periods ended June 30, 2024 and 2025, would have increased our expenses by $0.02 million and $0.03 million, respectively, and the fair value of our outstanding accounts payable by $0.01 million and $0.02 million, respectively.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting estimates are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting estimates that involve a high degree of judgment and the methods of their application. For a description of all our significant accounting policies, see Note 2, to our financial statements included elsewhere herein.

Impairment of Long-lived Assets.

We review our vessel for impairment, under the provisions of ASC 360, whenever events or changes in circumstances indicate that the carrying amount of the vessel may not be recoverable. When the estimate of future undiscounted cash flows expected to be generated by the use of the vessel is less than its carrying amount, we evaluate the vessel for an impairment loss. Measurement of the impairment loss is based on the fair value of the vessel in comparison to carrying value, including unamortized deferred drydocking costs. In this respect, we regularly review the carrying amount of our vessel in connection with its estimated recoverable amount.

For the years ended December 31, 2024 and 2023 and as of June 30, 2025, our management concluded that no impairment indicators were present since the carrying amount of the vessel was less than its fair value, as determined based on third party broker valuations obtained and therefore no further analysis was required to be performed on the long-lived asset of the Company.

Liquidity and Capital Resources

Supply and demand dynamics, seasonality, and competition in the markets we operate, have historically caused increased volatility. We expect this to continue in the foreseeable future with a consequent effect on the trading performance of our vessels and, in turn, our short and long-term liquidity.

Our primary short-term liquidity needs are to fund general working capital requirements, vessel operating expenses, and general and administrative overheads. We anticipate that our primary sources of funds for our short-term liquidity needs will be cash from operations. We also intend to use part of the proceeds of this offering towards general corporate purposes.

We expect our long-term liquidity needs to primarily relate to growing and renewing our fleet through vessel acquisitions, and to capital expenditures required to comply with international shipping standards and environmental laws and regulations, and costs to maintain the quality and class certification of our vessel by undergoing periodical drydockings and special surveys. We anticipate that our primary sources of funds for our long-term liquidity needs will be cash from operations, loan and other financing arrangements and equity issuances. We also intend to use part of the proceeds of this offering towards our fleet expansion.

We operate in a capital-intensive industry and although we presently have no indebtedness, in the future we may seek to obtain any combination of loan and other financing arrangements and equity issuances, to raise capital and fund our operations and growth.

As of June 30, 2025, the Company maintained current assets of $1,691,084 and current liabilities of $252,621, resulting in a positive working capital position of $1,438,463. As of December 31, 2024, the Company maintained current assets of $3,155,243 and current liabilities of $177,976, resulting in a positive working capital position of $2,977,267. As of December 31, 2023, the Company maintained current assets of $7,160,251 and current liabilities of $7,679,397, resulting in a negative working capital position of $519,146, mainly as a result from payables to the management company amounting to $7,578,349.

We believe that, unless there is a major and sustained downturn in market conditions applicable to our specific shipping industry segment, the sources of funds and our internally generated cash flows for a period of at least the next twelve months from the date of this registration statement, will be sufficient for our present short-term and long-term liquidity requirements.

As of June 30, 2025, we had cash and cash equivalents of $1.2 million. As of December 31, 2024 and 2023, we had cash and cash equivalents of $1.0 million and $6.1 million, respectively. Our cash flows from operating, investing and financing activities, during the years ended 2024 and 2023 and the six-month periods ended June 30, 2025 and 2024, as reflected in our respective statements of cash flows, are summarized in the following table:

	Six-month period ended		Year ended
(in thousands of U.S. dollars)	June 30, 2025	June 30, 2024	December 31, 2024	December 31, 2023
Cash provided by /(used in) operating activities	1,863	109	(13)	1,399
Cash used in investing activities	-	-	-	(59)
Cash used in financing activities	(1,700)	-	(5,058)	(5,678)
Net Decrease in Cash and Cash Equivalents	163	109	(5,072)	(4,338)
Cash and Cash equivalents at the beginning of the period	1,048	6,120	6,120	10,458
Cash and Cash equivalents at the end of the period	1,211	6,229	1,048	6,120

Cash provided/(used in) by operating activities

Six-month periods ended June 30, 2025 and June 30, 2024

Cash provided by operating activities was $1.9 million for the six-month period ended June 30, 2025 compared to cash provided by operating activities of  $0.1  million during six-month period ended June 30, 2024. This is largely attributable to   the decrease of $1.2 million in advance payments to Magna, increased by profit of $0.5 million reflecting improved market conditions in the dry bulk shipping sector and partially offset by payment for drydocking costs in the six-month period ended June 30, 2025 compared to the six-month period ended June 30, 2024.

Years ended December 31, 2024 and December 31, 2023

Cash used in operating activities was $0.01 million for the year ended December 31, 2024 compared to cash provided by operating activities of $1.4 million during 2023. This is largely attributable to a payment to the Management Company of an amount of $3.7 million and partially offset by increased revenue of $1.2 million reflecting improved market conditions in the dry bulk shipping sector and no drydocking costs in 2024 compared to 2023.

Cash used in investing activities

Years ended December 31, 2024 and December 31, 2023

Cash used in investing activities was nil for the year ended December 31, 2024 compared to $0.06 million for the year ended December 31, 2023. This is attributable to vessel’s improvements incurred during its drydocking in 2023 compared to 2024 that no improvements incurred.

Cash used in financing activities

Six-month periods ended June 30, 2025 and June 30, 2024

Cash used in financing activities was $1.7 million for the six-month period ended June 30, 2025 compared to $nil for the six-month period ended June 30, 2024. These payments represent return of capital to the Company’s shareholder in 2025.

Years ended December 31, 2024 and December 31, 2023

Cash used in financing activities was $5.1 million for the year ended December 31, 2024, compared to $5.7 million for the year ended December 31, 2023. These payments represent repayments of financing which was provided by the Management Company in previous years. The remaining outstanding balance of the financing was settled in full during the year ended December 31, 2024.

Trend Information

Dry Bulk Market

Our results of operations depend primarily on the charter rates that we are able to realize. Charter rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand.

The demand for drybulk carrier capacity is determined by the underlying demand for commodities transported in these vessels, which in turn is influenced by trends in the global economy. One of the main drivers of the drybulk trade has been the growth in imports by China of iron ore, coal and steel products during the last ten years and exports of finished goods. Demand for drybulk carrier capacity is also affected by the operating efficiency of the global fleet, i.e., the average speed the fleet operates, and port congestion.

The supply of drybulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. As of September 30, 2025, as reported by industry sources, the capacity of the worldwide drybulk fleet was approximately 1,056.15 million dwt with another 116 million dwt, or about 10.72% of the present fleet capacity, on order.

The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The average age at which a vessel is scrapped over the last ten years has been between 27 and 28 years, with smaller vessels at a later age.

During strong markets, the average age at which the vessels are scrapped increases; during 2004, 2005, 2006, 2007 and the first nine months of 2008, the majority of the Handysize and Handymax bulkers that were scrapped were in excess of 30 years of age. During the same period, Panamax drybulk carriers were scrapped at an average age of 29 years. However, the scrapping rate increased significantly and the average age decreased since the beginning of October of 2008 when daily charter rates declined. Increased charter rates in the drybulk market commencing in the second quarter of 2009 resulted in decreased scrapping rates of drybulk vessels throughout 2010. However, as the drybulk market declined throughout 2012, 2013, 2014 and 2015, scrapping rates of drybulk vessels increased again. In 2016 drybulk rates decreased and scrapping activity remained strong, at close to 2015 levels. In 2017 scrapping of drybulk vessels declined to almost half of its 2016 level. 2018 saw a further decline in scrapping to 4.4 million dwt, a decline of 70% year on year, while in 2019, a total of 7.84 million dwt were scrapped. In 2020, scrapping activity almost doubled, with a total of 15.20 million dwt being scrapped following the outbreak of COVID-19, at the same time dropping to a third in 2021, with a total of 5.2 million dwt being scrapped. In 2022, the demolition rate remained similar, with 4.3 million dwt having been scrapped during the year. In 2023, demolition picked up once again as new regulations were introduced. 5.4 million dwt was scrapped in 2023. In 2024, 66 bulk carriers with a combined deadweight of 3.76 million dwt were reported scrapped, a significant decrease compared to 2023. In the first nine months of 2025, 63 bulk carriers  are reported scrapped, an important increase compared to 2024.

Declining shipping charter hire rates have a negative impact on our earnings when our vessels are employed in the spot market or when they are to be re-chartered after completing a time charter contract. The extent to which a further geopolitical tensions due to current wars in Ukraine and Palestine and the events in the Red Sea region will impact our future results of operations and financial condition, which are uncertain and cannot be predicted.  If the market rates decrease from current levels or the supply of vessels increases, our vessels may have difficulty securing employment and, if so, may be employed at rates lower than their present charters.

Impact of War in Ukraine and other global conflicts

The ongoing war between Russia and the Ukraine has amplified volatility in the shipping market, disrupting supply chains and causing instability in the energy markets and the global economy with adverse effects on shipping freight rates, which have experienced and continue to experience inflation and significant volatility in commodity prices, volatility in credit and capital markets, as well as supply chain disruption. The United States, the United Kingdom, the European Union and other countries, have announced and implemented unprecedented economic sanctions and other penalties against certain persons, entities, and activities connected to Russia, including removing Russian-based financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system and restricting imports of Russian oil, liquefied natural gas and coal. These sanctions have caused supply disruptions in the oil and gas markets and could continue to cause significant volatility in energy prices, which could result in increased inflation and other adverse effects on U.S. and Chinese economies, among other regions. As of December 31, 2024, and 2023, and during the first half of 2025, the Company’s financial results have not been adversely affected from the impact of war between Russia and Ukraine. However, it is possible that in the future third parties with whom the Company has or will have contracts may be impacted by such events. While in general much uncertainty remains regarding the global impact of the conflict in Ukraine, it is possible that such tensions could adversely affect the Company’s business, financial condition, results of operation and cash flows.

Furthermore, the intensity and duration of the ongoing conflict between Israel and Hamas is difficult to predict and its impact on the world economy and our industry is uncertain. While much uncertainty remains regarding the global impact, it is possible that such tensions could result in the eruption of further hostilities in other regions and could adversely affect our business, operating results, cash flows and financial condition.

Impact of Inflation and Interest Rate Increases

The Company sees near-term impacts on the business due to elevated inflation in the United States of America, Eurozone and other countries, including ongoing global prices pressures in the wake of the war in Ukraine, political unrest and conflicts in the Middle East, driving up energy prices, commodity prices, which continue to have a moderate effect on our operating expenses. Interest rates have increased rapidly and substantially as central banks in developed countries raise interest rates in an effort to subdue inflation. The eventual implications of tighter monetary policy, and potentially higher long-term interest rates may drive a higher cost of capital for our business.

THE INTERNATIONAL DRY BULK INDUSTRY

This section discusses the industry and markets in which we operate, and includes market data and certain other statistical information that has been compiled from CLARKSONS and its database and other industry sources. However, certain industry and market data are subject to subjective assessments and, changes and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this prospectus, and estimates and beliefs based on such data, may not be reliable. Industry and market data involve risks and uncertainties and are subject to change based on various factors and subject to the section entitled “Risk Factors.”

Transported goods by water is by far the most economic method of transport in terms of cost per tonnes carried. The improvement and development of ship types and cargo handling systems has led to a reduction in the cost of sea transport, breaking down barriers to trade. More than 90% of the world’s trade by volume is carried by sea making the shipping sector the foundation of both international trade and the global economy. Of the many raw materials moved by sea, four are dominant, coal, iron ore, grains and fertilizers. These move almost entirely in bulk and they are essential to the production of energy, infrastructure, manufacturing, and agriculture.

Dry bulk vessels come in various sizes and specifications and are mainly grouped into the following segments:

Category	Carrying capacity
Handysize/Handymax	20,000-49,000 dwt
Supramax/Ultramax	50,000-66,000 dwt
Panamax/Kamsarmax	70,000-85,000 dwt
Post Panamax/Mini Cape	90,000-120,000 dwt
Capesize/Newcastlemax	120,000+

The Panamax / Kamsarmax sub-sector
Panamax and Kamsarmax vessels are highly valued in the dry bulk shipping sector due to their optimal balance of size, versatility, and operational efficiency.

Panamax vessels, designed to fit the original Panama Canal dimensions, typically range from 65,000 to 79,999 deadweight tons (DWT) with a maximum length of around 294 meters. Their moderate size enables access to a wide array of ports globally, allowing for flexible deployment across numerous trade routes.

Kamsarmax vessels, slightly larger with capacities between 80,000 and 85,000 DWT and an overall length near 229 meters, are engineered to maximize cargo volume while maintaining access to key export hubs like the port of Kamsar in Guinea. Kamsarmax ships often feature improved fuel efficiency and economies of scale, making them ideal for high-volume trades.

Both vessel types are essential for transporting major dry bulk commodities such as coal, grains, iron ore, and bauxite. Panamax ships commonly operate on medium to long-haul routes including the U.S. Gulf to Europe, Black Sea to Asia, and Australia to East Asia, capitalizing on their broad port accessibility. Kamsarmax vessels serve similar trade routes but offer enhanced cost efficiency on routes with large volume cargoes.

These vessels support critical supply chains in industries such as steel manufacturing, energy production, and agriculture by efficiently moving raw materials required for production and consumption worldwide.

The demand for dry bulk carriers is influenced by the global shift between production and consumption hubs as well as the underlying supply and demand dynamics of the commodities they transport. The total number of dry bulk vessels in operation is referred to as the supply. This number is affected by a number of factors, including newbuilding orders, vessel scrapping activity, service speeds, port congestion, vessel lay-ups, trading patterns, and other elements that are ultimately determined by the state of the market and the economy as a whole, regulatory changes, international geopolitical events, capital availability, and market sentiment.

The dry bulk market has shown signs of seasonality, cyclicality, and elevated volatility over time. Baltic Dry Index is the key performance indicator of the dry bulk shipping spot freight rates of Bulkcarrier Vessels.

It is a respectable source and one of the primary benchmarks used by market participants to track the dry bulk market.

Source: Clarksons Research, September 2025

Bulkcarrier markets have been notably stronger recently, with sector earnings averaging $16,300 per day in August and picking up to $18,000 per day by mid September, a 1.5 year high, amid improved demand trends in a number of commodities. Sentiment across the bulker sector feels more positive, heading into Q4 of 2025.

Source: Clarksons Research, September 2025

Dry bulk tonne-mile demand is projected to grow by 1%, though both typical seasonal increases in enquiry for some cargoes (e.g. coal, grain) and rebounding trends in other commodities are expected to boost bulker earnings in the remaining months of 2025.
Additionally, other factors including ships’ slower speeds and congestion at ports have led to lower supply of vessels so far this year and could continue to limit market downside.
Seaborne Trade will continue to grow as it still being the most fuel efficient and environmental friendly form of commercial transport.

Source: Clarksons Research, September 2025

Seaborne grain trade growth has been firm in recent months amid record harvests in the Brazil and US, with our monthly seaborne grain trade indicator up by 7% y-o-y in August.

Overall, seaborne grain trade is expected to remain firm in 2H 2025, with 1-2% y-o-y growth projected for the full year after a slow start. Australian grain exports have rebounded this year, with volumes up by 24% y-o-y across January toJuly after falling by 29% y-o-y in 2024.

Source: Clarksons Research, September 2025

Global seaborne thermal coal trade came under pressure in 1H 2025, largely owing to weaker demand in China and India, though trends have seen an improvement recently, with our seaborne coal trade indicator up by 3% y-o-y in August, the first month of expansion since 2024. Indonesian coal exports grew by 16% y-o-y in August to a record high of 53mt, with volumes also supported by an uptick in Chinese demand.

Source: Clarksons Research, September 2025

Seaborne iron ore trade trends have rebounded in recent months after a soft start to 2025, with our iron ore trade indicator up by 6% y-o-y in August. Iron ore trade is now projected to remain steady overall in 2025 as Chinese imports have seen improved trends in recent months.
Brazilian iron ore exports remain firm, with volumes up by 17% y-o-y in August and on track to grow by 6% this year to a new high of 410mt.

Bauxite trade has emerged as a major new demand driver in the dry bulk market, fueled by strong global demand for aluminum. China accounts for approximately 50% of global bauxite consumption, supporting its extensive alumina refining and aluminum production sectors.
Looking ahead, Guinea is expected to remain the primary growth center for bauxite exports, with Australia, Brazil, and emerging producers such as Cameroon also contributing to increasing volumes. Year-to-date, total bauxite exports have risen by 21.2% y-oy. While this growth has predominantly benefited Capesize vessels, Panamax carriers are also positively impacted, transporting approximately 23% of aggregate bauxite shipments (in million metric tons) in 2025.

Source: Clarksons Research, September 2025

An expected fleet growth of 3% in 2025, which will be supported by a steady flow of deliveries next year.

Increased bunker costs (IMO2020) and new emissions regulations (EEXI/CII) to continuously incentivize slow steaming and limit effective capacity.

The recent rise in drydockings and special surveys among dry bulk carriers has further constrained effective supply, providing ongoing support to the freight market. This trend is expected to persist through 2026.

Meanwhile, port congestion levels for dry bulk carriers have remained relatively stable in recent months. Currently, approximately 34% of the Panamax fleet is positioned at ports, indicating a steady and manageable flow of vessel operations.

Due to upcoming environmental and emission regulations expected scrapping should accelerate enormously in the following years as 34% of the current fleet is older than 15 years.

Source: Clarksons Research, September 2025

Shipyard capacity fully booked up to 2027 with tankers and containerships due to their previous and current booming years. New shipyards slots availability will open in 2027 and onwards for new drybulk orders. Shipyard building capacity for dry bulk vessel orders is scarce due to increase demand for Tankers and Container Ships due to the booming years.  As a result the Dry bulk Orderbook is close to its historical low levels the last 5 years.

Source: Clarksons Research, September 2025

BUSINESS

History and Development of our Company

We are a growth-oriented company, incorporated on December 18, 2024 for the purpose of acquiring, owning, chartering and operating dry bulk vessels. At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will own our Initial Vessel, the Panamax dry bulk vessel M/V Panstar with a carrying capacity of 76,629 dwt, built in April 2005 in Japan. We generate our revenues by chartering our Initial Vessel to regional and international dry bulk operators, commodity traders and end users.

At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Panstar, the entity that wholly owns our Initial Vessel, from Esenseal Ltd. (“Esenseal”), an entity owned and controlled by our Chief Executive Officer and Chairman, Mr. Philippos Tsangrides, and Wavia Corp. (“Wavia”), an entity owned and controlled by Mr. Tsangrides, in exchange for [•] Series A Preferred Shares and [•] Series B Preferred Shares, respectively, pursuant to the Exchange Agreement dated [•], 2026. Also, a part of the exchange, Mr. Tsangrides will forfeit the 1,000 common shares of Oceandriver beneficially owned by him immediately prior to the exchange and Esenseal will own [•] common shares.

The address of our principal executive offices is 157 Karamanli Ave., 16673 Voula, Athens, Greece, and our telephone number is +30 210-892-0050.

Our website is                 . The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov. The information contained on, or that can be accessed through, these websites is not incorporated by reference herein and does not form part of this prospectus.

Chartering of our Fleet

We intend to charter our vessels to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. Our Initial Vessel, M/V Panstar is currently employed with Panocean Co., Ltd on a time charter expiring by March 2026 at a fixed daily charter rate of $14,500. The Vessel’s time charter contains customary events of termination, such as violation of applicable sanctions, the outbreak of war or actual hostilities in certain countries and certain insolvency events.

Set forth below are brief descriptions of some of the types of charters under which our vessels may be employed.

Time Charter. A time charter is a contract to charter a vessel for a fixed period of time. Typically, under time charter arrangements, the charterer pays a charter hire in regular intervals based on a daily rate and will be responsible for substantially all voyage expenses, such as port, canal and bunker fuel costs, and any other expenses related to the cargoes. The owner of the vessel remains responsible for vessel operating expenses, such as costs for crewing, provisions, stores, lubricants, insurance, maintenance and repairs, as well as costs for drydocking, intermediate and special surveys.

Spot Voyage or Single Voyage Charter. A single or spot voyage charter is a contract to carry a specific amount and type of cargo from a load port(s) to a discharge port(s). Typically, the charterer pays an agreed upon lumpsum amount, and the owner bears substantially all vessel operating expenses and voyage expenses.

Trip Charter. A trip charter is effectively a combination of a time charter and a spot voyage, whereby the charterer hires the vessel for the duration of one voyage. Similar to a time charter, the charterer pays a charter hire in regular intervals based on a daily rate and will be responsible for substantially all voyage expenses. The owner of the vessel remains responsible for vessel operating expenses.

Management of our Company and our Fleet

Pursuant to the Technical Management Agreement dated [•], 2026 between Panstar and Magna, an entity controlled by our Chairman and Chief Executive Officer, Magna  provides Panstar with technical management services, including but not limited to, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering and day to day vessel operations, accounting and ancillary services. Pursuant to the Commercial Management and Brokerage Services Agreement dated [•], 2026 between us, Panstar and Chartmobil, an entity controlled by our Chairman and Chief Executive Officer, Chartmobil provides certain commercial management services, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases and ancillary ship administrative services. Any additional vessels that we may acquire are expected to be managed under similar arrangements.

For further information of our management agreements, please see “Business” and “Certain Relationships and Related Party Transactions—Management, Commercial and Administrative Services” sections below.

Our Competitive Strengths

We believe that our Managers’ expertise in effectively managing vessel operations and its extensive industry relationships will provide us with a competitive advantage in seizing market opportunities and overcoming industry challenges.

Efficient Vessel Operations. We plan to leverage our Managers’ extensive experience and long-standing industry relationships. We believe that our Managers have developed significant expertise in managing dry bulk vessels and has earned a strong reputation for efficient operations within the international shipping community. We anticipate that our Managers will help us achieve economies of scale, promote the efficient, safe, and environmentally responsible operation of our vessels, support our commitment to regulatory compliance, ensure the recruitment and retention of skilled seafarers, and contribute to our pursuit of operational excellence.

Extensive Industry Relationships. We believe that our Managers’ capabilities, extensive experience, deep industry knowledge, and global network will grant us access to high-quality charterers, financial institutions, and other key players in the seaborne transportation sector. We intend to utilize these relationships to successfully secure new charters, operate our fleet profitably, identify promising investment opportunities, and obtain the necessary capital to drive our growth.

Our Business Strategies

Expand our fleet through accretive acquisitions. We intend to grow, renew, and expand our fleet through selective and timely acquisitions of additional vessels. Our primary focus will be on purchasing dry bulk vessels in the secondhand market. However, in our quest for attractive investment opportunities, we may also explore diversification into other sectors and/or consider placing newbuilding orders. When assessing potential secondhand vessel acquisitions, we aim to consider and analyze various factors, including our projections of key developments in the shipping industry, the liquidity levels in the resale and charter markets, the condition and technical specifications of the vessels, the anticipated remaining useful life of the vessels, and the overall strategic alignment of our fleet and customer base

Pursue attractive chartering opportunities As our fleet expands, we intend to strategically deploy our vessels based on market conditions to ensure a balance of stable cash flows and high utilization rates, while maintaining the flexibility to take advantage of potential increases in charter rates. We will continuously assess and refine our chartering strategy in response to current and anticipated market conditions, as well as other tactical and strategic considerations.

Competition

We operate in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other independent and state-backed dry bulk vessel owners. Competition for the transportation of dry bulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of a vessel and her operators to the charterers. We believe that no single competitor or cartel has a dominant position in or influences the markets in which we compete.

Seasonality

We operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere as well as during springtime because of the harvest of grain crops in South America. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedules and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending March 31 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending June 30 and December 31.

Organizational Structure

We were incorporated under the laws of the Republic of the Marshall Islands on December 18, 2024, with our principal executive offices being located at 157 Karamanli Ave., 16673 Voula, Athens, Greece. We own our Initial Vessel through our subsidiary, indicated in Exhibit 21.1 to the registration statement, of which this prospectus forms a part. Please see the section of this prospectus entitled “Prospectus Summary-Capital Structure” for further information regarding our organizational structure.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessel. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of the vessel. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.

Property, Plants and Equipment

We do not own or lease any material tangible fixed assets or properties, other than our Initial Vessel, which is owned through our separate, wholly-owned subsidiary. For a discussion of the productive capacity and extent of utilization of the Initial Vessel, please see section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Factors Affecting our Results of Operations”.

Legal Proceedings

To our knowledge, we are not currently a party to any legal proceeding that would have a material adverse effect on our financial position, results of operations or liquidity, nor are we aware of any pending proceedings that may have a material adverse effect on our financial position, results of operations or liquidity. From time to time in the future, in the ordinary course of conducting our business, we may become involved in various legal actions and other claims. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our shares.

Environmental and Other Regulations in the Shipping Industry

Environmental and Other Regulations

Government regulations and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard, or USCG, harbor master or equivalent), classification societies, flag state administrations (countries of registry), terminal operators and charterers. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.

Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards that emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with United States and international regulations.

We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.

International Maritime Organization

The IMO, the United Nations agency for maritime safety and the prevention of pollution by vessels, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as MARPOL, the SOLAS Convention, the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, and the International Convention on Load Lines of 1966, or LL Convention. MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, the handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to dry bulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997; new emissions standards, titled IMO-2020, took effect on January 1, 2020.

In 2013, the MEPC adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or CAS. These amendments became effective on October 1, 2014 and require compliance with the 2011 International Code on the Enhanced Program of Inspections during Surveys of Bulk Carriers and Oil Tankers, or ESP Code, which provides for enhanced inspection programs.

We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited.

The MEPC adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. Effective January 1, 2020, there has been a global limit of 0.5% m/m sulfur oxide emissions (reduced from 3.50%). This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Ships are required to obtain bunker delivery notes and International Air Pollution Prevention, or IAPP, Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships became effective on March 1, 2020, with the exception of vessels fitted with exhaust gas cleaning equipment (“scrubbers”) which can carry fuel of higher sulfur content. Additional amendments to Annex VI revising, among other terms, the definition of “Sulphur content of fuel oil” and “low-flashpoint fuel” and pertaining to the sampling and testing of onboard fuel oil, became effective in 2022.

MEPC 77 adopted a non-binding resolution which urges Member States and ship operators to voluntarily use distillate or other cleaner alternative fuels or methods of propulsion that are safe for ships and could contribute to the reduction of black carbon emissions from ships when operating in or near the Arctic.

Sulfur content standards are even stricter within certain ECAs. As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated five ECAs, including specified portions of the Baltic Sea area, Mediterranean Sea area, North Sea area, North American area and United States Caribbean Sea area. The Mediterranean Sea area became an ECA on May 1, 2024, and compliance obligations began on May 1, 2025. Ocean-going vessels in these areas are subject to stringent emission controls and may cause us to incur additional costs. In July 2023, MEPC 80 announced three new ECA proposals, including the Canadian Arctic waters and the North-East Atlantic Ocean, which were adopted in draft amendments to Annex VI that will enter into force in March 2026. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

MEPC 79 adopted amendments to Annex VI on the reporting of mandatory values related to the implementation of the IMO short term GHG reduction measure, including attained EEXI, CII and rating values to the IMO DCS, which became effective May 1, 2024. MEPC 80 adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships with enhanced targets to mitigate harmful emissions. The revised IMO GHG Strategy comprises a common ambition to ensure an uptake of alternative zero and near-zero GHG fuels by 2030 and to achieve net-zero emissions from international shipping by 2050. MEPC took place in March 2024 at which MEPC 81 agreed on an illustration of a possible draft outline of an ‘IMO net-zero framework’ for cutting GHG emissions from international shipping, which lists regulations under MARPOL to be adopted or amended to allow a new global pricing mechanism for maritime GHG emissions. This may include economic mechanisms to incentivize the transition to net-zero.

Annex VI also established new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. Now Annex VI provides for a three-tier reduction in NOx emissions from marine diesel engines, with the final tier (or Tier III) to apply to engines installed on vessels constructed on or after January 1, 2016 and which operate in the North American ECA or the U.S. Caribbean Sea ECA as well as ECAs designated in the future by the IMO. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009. Additionally, amendments to Annex II, which strengthen discharge requirements for cargo residues and tank washings in specified sea areas (including Northwest European waters, Baltic Sea area, Western European waters and Norwegian Sea), came into effect in January 2021.

Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection commencing on January 1, 2019. The IMO used such data as part of its initial roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below. Amendments to Annex VI requiring bunker delivery notes to include a flashpoint of fuel oil or a statement that the flashpoint has been measured at or above 70°C as mandatory information, became effective May 1, 2024. Pursuant to MPC 80, in July 2023, the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships, which identifies a number of levels of ambition, including (1) decreasing the carbon intensity from ships through improvement of energy efficiency; (2) reducing carbon intensity of international shipping; (3) increasing adoption of zero or near-zero emissions technologies, fuels, and energy sources; and (4) achieving net zero GHG emissions from international shipping. Furthermore, the following indicative checkpoints were adopted in order to reach net zero GHG emissions from international shipping: (1) reduce the total annual GHG emissions from international shipping by at least 20%, striving for 30%, by 2030, compared to 2008 levels; and (2) reduce the total annual GHG emissions from international shipping by at least 70%, striving for 80%, by 2040, compared to 2008 levels.

MARPOL mandates certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans, or SEEMP, and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index, or EEDI. Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014.

We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.

Safety Management System Requirements

The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims, or the LLMC, sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners.

Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code, our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Amendments to certain SOLAS chapters entered into force on January 1, 2024; these amendments are to complete the work on modernization of the Global Maritime Distress and Safety System.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code.

Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) marking, packing and classification requirements for dangerous goods, and (3) mandatory training requirements. Amendments to the IMDG Code relating to segregation requirements for certain substances, and classification and transport of carbon, following incidents involving the spontaneous ignition of charcoal, came into effect in June 2022. Updates to the IMDG Code, in line with the updates to the United Nations Recommendations on the Transport of Dangerous Goods, which set the recommendations for all transport modes, became effective January 1, 2024.

In 2013, the IMO’s Marine Environmental Protection Committee, or the MEPC, adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or CAS. These amendments became effective on October 1, 2014 and require compliance with the 2011 International Code on the Enhanced Program of Inspections during Surveys of Bulk Carriers and Oil Tankers, or ESP Code, which provides for enhanced inspection programs.

The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, or STCW. As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.

Furthermore, actions by the IMO’s Maritime Safety Committee and United States agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in an attempt to combat cybersecurity threats. For example, effective January 2021, cyber-risk management systems were required to be incorporated by shipowners and managers.

We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in 2004. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments.

Specifically, ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. The standards have been in force since 2019, and for most ships, compliance with the D-2 standard involved installing on-board systems to treat ballast water and eliminate unwanted organisms. BWMs, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the Ballast Water, must be approved in accordance with IMO Guidelines (Regulation D-3). Pursuant to the BWM Convention amendments that entered into force in October 2019, BWMS installed on or after October 28, 2020 shall be approved in accordance with BWMS Code, while BWMS installed before October 23, 2020 must be approved taking into account guidelines developed by the IMO or the BWMS Code. Ships sailing in U.S. waters are required to employ a type-approved BWMS which is compliant with USCG regulations. Amendments to the BWM Convention entered into force in June 2022 concerning commissioning testing of BWMS and the form of the International Ballast Water Management Certificate. Additional amendments to the BWM Convention, concerning the form of the Ballast Water Record Book, have entered into force in February 2025. Costs of compliance with these regulations may be substantial. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.

The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.

Anti-Fouling Requirements

In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention.” The Anti-fouling Convention entered into force in September 2008 and prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced. In 2023, amendments to the Anti-fouling Convention came into effect which include controls on the biocide cybutryne; ships shall not apply or re-apply anti-fouling systems containing cybutryne from January 1, 2023.

We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.

Compliance Enforcement

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities prohibit vessels not in compliance with the ISM Code by applicable deadlines from trading in U.S. and European Union ports, respectively. As of the date of this prospectus, our Initial Vessel is ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

United States Regulations

The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200 nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:

(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;

(iii)	loss of subsistence use of natural resources that are injured, destroyed or lost;

(iv)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

(vi)
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct clean-up costs. In March 2023, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,300 per gross ton or $1,076,000 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for clean-up, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have been or may be revised as a result of political changes. For example, the U.S. Bureau of Safety and Environmental Enforcement’s, or BSEE, revised Production Safety Systems Rule, or PSSR, effective December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR. However, in August 2023, under a new administration, the BSEE released a final Well Control Rule which strengthens testing and performance requirements, and may affect offshore drilling operations. Compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels could negatively impact the cost of our operations and adversely affect our business.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for oil spills, and many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. These laws may be more stringent than U.S. federal law. The Company intends to comply with all applicable state regulations in the ports where the Company’s vessels call.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for our Initial Vessel. If the damages from a catastrophic spill were to exceed our insurance coverage, that could have an adverse effect on our business, operating results, cash flows and financial condition.

Other United States Environmental Initiatives

The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA requires states to adopt State Implementation Plans, or SIPs, some of which regulate emissions resulting from vessel loading and unloading operations which may affect our vessels.

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States,” or WOTUS, thereby expanding federal authority under the CWA. Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of WOTUS.  In 2019 and 2020, the agencies repealed the prior WOTUS Rule and promulgated the Navigable Waters Protection Rule (“NWPR”) which significantly reduced the scope and oversight of EPA and the Department of the Army in traditionally non-navigable waterways. On August 30, 2021, a federal district court in Arizona vacated the NWPR and directed the agencies to replace the rule with the pre-2015 definition. In January 2023, the revised WOTUS rule was codified in place of the vacated NWPR. On May 25, 2023, the United States Supreme Court ruled in the case Sackett v. EPA that only wetlands and permanent bodies of water with a "continuous surface connection" to "traditional interstate navigable waters" are covered by the CWA, further narrowing the application of the WOTUS rule.  On August 2023, the EPA and Department of the Army issued the final WOTUS rule, effective September 8, 2023 and operates to limit the Clean Water Act.

The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to VIDA, which was signed into law on December 4, 2018 and requires that the U.S. Coast Guard develop implementation, compliance, and enforcement regulations regarding ballast water. On October 26, 2020, the EPA published a Notice of Proposed rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA, and in November 2020, held virtual public meetings. On October 18, 2023, the EPA published a Supplemental Notice to the Vessel Incidental Discharge National Standards of Performance, which shares new ballast water information that the EPA received from the USCG. On September 24, 2024, the EPA finalized its rule on Vessel Incidental Discharge Standards of Performance, which means that the USCG must now develop corresponding regulations regarding ballast water within two years of that date. Under VIDA, all provisions of the VGP 2018 and the USCG ballast water regulations remain in force and effect as currently written until the EPA publishes implementation regulations (anticipated in 2026). The new regulations could require the installation of new equipment. Currently USCG ballast water management regulations adopted under the U.S. National Invasive Species Act, or NISA, require mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. Several U.S. states have added specific requirements to the Vessel General Permit and, in some cases, may require vessels to install ballast water treatment technology to meet biological performance standards. In addition, several U.S. states have added specific requirements to the VGP, including submission of a Notice of Intent, or NOI, or retention of a PARI form and submission of annual reports. Any upcoming rule changes may have a financial impact on our vessels and may result in our vessels being banned from calling in US in case compliance issues arise.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amended by Regulation (EU) 2016/2071 with respect to methods of calculating, inter alia, emission and consumption) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information. The system entered into force on 1 March 2018. July 2020 saw the European Parliament’s Committee on Environment, Public Health and Food Safety vote in favor of the inclusion of vessels of 5,000 gross tons and above in the EU Emissions Trading System (in addition to voting for a revision to the monitoring, reporting and verification of CO2 emissions). In September 2020, the European Parliament adopted the proposal from the European Commission to amend the regulation on monitoring carbon dioxide emissions from maritime transport.

On July 14, 2021, the European Commission published a package of draft proposals as part of its ‘Fit for 55’ environmental legislative agenda and as part of the wider EU Green Deal growth strategy. There are two key initiatives relevant to maritime arising from the Proposals: (a) a bespoke emissions trading scheme for the maritime sector, or ETS, which commenced in 2024 and which applies to all ships above a gross tonnage of 5,000; and (b) a FuelEU regulation which seeks to require all ships above a gross tonnage of 5,000 to carry on board a ‘FuelEU certificate of compliance’ from June 30, 2025 as evidence of compliance with the limits on the greenhouse gas intensity of the energy used on-board by a ship and with the requirements on the use of on-shore power supply (OPS) at berth. ETS was agreed in December 2022 and came into force in 2023. More specifically, ETS is to apply gradually over the period from 2024-2026. 40% of allowances would have to surrender be surrendered in 2025 for the year 2024; 70% of ETS allowances would have to be surrendered in 2026 for the year 2025 100% of allowances would have to be surrendered in 2027 for the year 2026. Compliance is to be on a company wide (rather than per ship) basis and “shipping company” is defined widely to capture both the ship owner and any contractually appointed commercial operator/ship manager/charterer. The cap under the ETS would be set by taking into account EU MRV system emissions data for the years 2018 and 2019, adjusted, from year 2021 and is to capture 100% of the emissions from intra-EU maritime voyages; 100% of emissions from ships at berth in EU ports and 50% of emissions from voyages which start or end at EU ports (but the other destination is outside the EU). Furthermore, the newly passed EU Emissions Trading Directive 2023/959/EC makes clear that all maritime allowances will be auctioned and there will be no free allocation. 78.4 million emissions allowances have been allocated specifically to maritime. From a risk management perspective, new systems, including personnel, data management systems, costs recovery mechanisms, revised service agreement terms and emissions reporting procedures will have to be put in place, at potentially significant cost, to prepare for and manage the administrative aspect of ETS compliance.

FuelEU was passed into law in July 2023 and started applying from January 2025, with various compliance deadlines going forward.

Responsible recycling and scrapping of ships are becoming increasingly important issues for shipowners and charterers alike as the industry strives to replace old ships with cleaner, more energy efficient models. The recognition of the need to impose recycling obligations on the shipping industry is not new. In 2009, the IMO oversaw the creation of the Hong Kong Ship Recycling Convention (the “Hong Kong Convention”), which sets standards for ship recycling. The Convention was recently ratified and is due to enter into force on June 26, 2025. The EU published its own Ship Recycling Regulation 1257/2013 (SRR) in 2013, with a view to facilitating early ratification of the Hong Kong Convention both within the EU and in other countries outside the EU. The 2013 regulations are vital to responsible ship recycling in the EU. SRR requires that, from 31 December 2020, all existing ships sailing under the flag of EU member states and non-EU flagged ships calling at an EU port or anchorage must carry on-board an Inventory of Hazardous Materials (IHM) with a certificate or statement of compliance, as appropriate. For EU-flagged vessels, a certificate (either an Inventory Certificate or Ready for Recycling Certificate) will be necessary, while non-EU flagged vessels will need a Statement of Compliance. Now that the Hong Kong Convention has been ratified and will enter into force on June 26, 2025, it is expected the EU Ship Recycling Regulation will be reviewed in light of this.

The new EU Waste Shipment Regulation 2024/1157 came into effect on May 20, 2024 and seeks to clarify the legal framework applicable to the recycling of EU-flagged ships. Ships can now be recycled in recycling facilities located outside the OECD, if they meet the requirements of the SRR and are added to the EU list. Furthermore, the new Environmental Crime Directive 2024/1203 also came into effect on May 20, 2024 and makes it an offence punishable by substantial fines for unlawful recycling of ships that fall within the scope of SRR. Member states have two years to implement this Directive.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. Since January 1, 2015, vessels have been required to burn fuel with sulfur content not exceeding 0.1% while within EU member states’ territorial seas, exclusive economic zones and pollution control zones that are included in “SOx Emission Control Areas.” EU Directive (EU) 2016/802 establishes limits on the maximum sulfur content of gas oils and heavy fuel oil and contains fuel-specific requirements for ships calling at EU ports.

EU Directive 2004/35/CE (as amended) regarding the prevention and remedying of environmental damage addresses liability for environmental damage (including damage to water, land, protected species and habitats) on the basis of the “polluter pays” principle. Operators whose activities caused the environmental damage are liable for the damage (subject to certain exceptions). With regard to specified activities causing environmental damage, operators are strictly liable. The directive applies where damage has already occurred and where there is an imminent threat of damage. The directive requires preventative and remedial actions, and that operators report environmental damage or an imminent threat of such damage.

On November 10, 2022, the EU Parliament adopted the Corporate Sustainability Reporting Directive (“CSRD”). EU member states have 18 months to integrate it into national law. The CSRD will create new, detailed sustainability reporting requirements and will significantly expand the number of EU and non-EU companies subject to the EU sustainability reporting framework. The required disclosures will go beyond environmental and climate change reporting to include social and governance matters (for example, respect for employee and human rights, anti-corruption and bribery, corporate governance and diversity and inclusion). In addition, it will require disclosure regarding the due diligence processes implemented by a company in relation to sustainability matters and the actual and potential adverse sustainability impacts of an in-scope company’s operations and value chain. The CSRD will begin to apply for financial years starting in 2024 to large EU and non-EU undertakings subject to certain financial and employee thresholds being met. New systems, personnel, data management systems and reporting procedures will have to be put in place, at significant cost, to prepare for and manage the administrative aspect of CSRD compliance.

A new Corporate Sustainability Due Diligence Directive (“CSDDD”) has also been proposed as part of the Fit for 55 package to establish a corporate due diligence duty. Though the European Parliament agreed on its negotiating position on the European Commission’s proposal for CSDDD on June 1, 2023, the same was later rejected. Following numerous postponements and difficulty reaching agreement, the Belgian presidency put forward the “final” compromise text in April 2024, although certain provisions were further altered after receiving pressure from a number of member states. The primary change of the changes proposed and accepted by member states relates to thresholds and scope. The number of employees was raised from 500 to 1,000 and the turnover threshold was raised from €150 million to €450 million, which means that only a third of companies will be covered by the law as compared to what was contemplated in the initial proposal. The aim of CSDDD is to foster sustainable and responsible corporate behavior and to anchor human rights and environmental considerations in companies’ operations and corporate governance. The new rules will ensure that businesses address adverse impacts of their actions, including in their value chains inside and outside of Europe. CSDDD will also apply to large companies. Companies that do not meet the CSDDD thresholds will still likely be impacted indirectly because their larger customers will require human rights and environmental data to be disclosed to enable their compliance. New systems, including personnel, data management systems, and reporting procedures, will have to be implemented, at significant cost, to prepare for and manage the administrative aspect of CSDDD compliance, which will likely commence in 2025.

International Labor Organization

The International Labor Organization, or the ILO, is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international voyages or flying the flag of a Member and operating from a port, or between ports, in another country. We believe that our Initial Vessel are in substantial compliance with and are certified to meet MLC 2006.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (this task having been delegated to the IMO), which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The United States rejoined the Paris Agreement in February 2021, but in January 2025, President Trump signed an executive order to begin the withdrawal of the United States from the Paris Agreement.

At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved.

At MEPC 80 in July 2023 and pursuant to the new Revised Strategy -Reduction of GHG Emissions from Ships -the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships, which revoked the 2018 initial strategy. The 2023 IMO GHG Strategy identifies a number of levels of ambition, including: (1) further decreasing the carbon intensity from ships through improvement of energy efficiency; (2) reducing carbon intensity of international shipping; (3) increasing adoption of zero or near-zero emissions technologies, fuels, and energy sources; and (4) achieving net zero GHG emissions from international shipping. Furthermore, the following indicative checkpoints were adopted in order to reach net zero GHG emissions from international shipping: (1) reduce the total annual GHG emissions from international shipping by at least 20%, striving for 30%, by 2030, compared to 2008 levels; and (2) reduce the total annual GHG emissions from international shipping by at least 70%, striving for 80%, by 2040, compared to 2008 levels. MEPC 81 took place in March 2024 at which MEPC 81 agreed on an illustration of a possible draft outline of an ‘IMO net-zero framework’ for cutting GHG emissions from international shipping, which lists regulations under MARPOL to be adopted or amended to allow a new global pricing mechanism for maritime GHG emissions. This may include economic mechanisms to incentivize the transition to net-zero.

At MEPC 70 in October 2016, a mandatory data collection system (DCS) was adopted which requires ships above 5,000 gross tons to report consumption data for fuel oil, hours under way and distance travelled. Unlike the EU MRV (see below), the IMO DCS covers any maritime activity carried out by ships, including dredging, pipeline laying, ice-breaking, fish-catching and off-shore installations. The SEEMPs of all ships covered by the IMO DCS must include a description of the methodology for data collection and reporting. After each calendar year, the aggregated data are reported to the flag state. If the data have been reported in accordance with the requirements, the flag state issues a statement of compliance to the ship. Flag states subsequently transfer this data to an IMO ship fuel oil consumption database, which is part of the Global Integrated Shipping Information System (GISIS) platform. IMO will then produce annual reports, summarizing the data collected. Thus, currently, data related to the GHG emissions of ships above 5,000 gross tons calling at ports in the European Economic Area (EEA) must be reported in two separate, but largely overlapping, systems: the EU MRV - which applies since 2018 - and the IMO DCS - which applies since 2019. The proposed revision of Regulation (EU) 2015/757 adopted on 4 February 2019 aims to align and facilitate the simultaneous implementation of the two systems however it is still not clear when the proposal will be adopted.

IMO’s MEPC 76 adopted amendments to MAPROL Annex VI that will require ships to reduce their greenhouse gas emissions. Effective from January 1, 2023, the Revised MARPOL Annex VI includes carbon intensity measures (requirements for ships to calculate their EEXI following technical means to improve their energy efficiency and to establish their annual operational carbon intensity indicator and rating). MEPC 76 also adopted guidelines to support implementation of the amendments. MEPC 79 adopted additional amendments to Annex VI to revise the DCS and reporting requirements in connection with the implementation of the EEXI and the CII framework; these amendments became effective on May 1, 2024.

In 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the “Fit for 55” (described above) to support the climate policy agenda. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information.

In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. The EPA or individual U.S. states could enact environmental regulations that could negatively affect our operations. On November 2, 2021, the EPA issued a proposed rule under the CAA designed to reduce methane emissions from oil and gas sources. In November 2022, the EPA issued a supplemental proposal that would achieve more comprehensive emissions reductions and add proposed requirements for sources not previously covered. The EPA held a public hearing in January 2023 and, in December 2023, issued a final rule to sharply reduce emissions of methane and other air pollution from oil and natural gas operations, including storage vessels.

Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the MTSA. To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.

Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; the development of vessel security plans; ship identification number to be permanently marked on a vessel’s hull; a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.

The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant negative financial impact on us. We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.

The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden, the Red Sea and Arabian Sea areas. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly and negatively affect our business. Costs may be incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.

Inspection by Classification Societies

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or the Rules, which apply to oil tankers and bulk carriers constructed on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies. Our Initial Vessel is certified as being “in class” by Bureau Veritas.

A vessel must undergo annual surveys, intermediate surveys, and special surveys. Every vessel is also required to undergo inspection of her underwater parts every 30 to 36 months that, either requires drydocking, or is deemed satisfied by the classification society through a diving survey, propeller inspection, tails shaft bearing clearance and overall hull condition, all of which are verified in the presence of a class surveyor. In any case, every vessel has to be drydocked at least once every 60 months. If any vessel does not maintain her class and/or fails a survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which will have a material adverse impact on our business, operating results, cash flows and financial condition.

Insurances

Risk of Loss and Liability Insurance. The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected and we might not be always able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurances. We maintain marine hull and machinery and war risks insurances, which include the risk of actual or constructive total loss, for our Initial Vessel. Our Initial Vessel is covered up to at least its fair market value, at the inception of the insurance policy, with a deductible of $100,000 per incident. We also maintain increased value coverage for our Initial Vessel. Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable under our hull and machinery policy by reason of under insurance.

Protection and Indemnity Insurance. Protection and indemnity insurance, provided by mutual protection and indemnity associations, or P&I Associations, covers our third-party liabilities in connection with our shipping activities. This includes related expenses of injury, illness or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property such as fixed and floating objects, pollution arising from oil or other substances, salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”

Our coverage limit is as per the rules of the International Group of P&I Clubs, or the International Group, where there are standard sub-limits. The 12 P&I Associations that comprise the International Group insure approximately 90% of the world’s ocean-going tonnage and have entered into a pooling agreement to reinsure each association’s liabilities in excess of each association’s own retention of $10.0 million up to, currently, approximately $8.9 billion. As a member of P&I Associations, which are a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.

MANAGEMENT

Directors and Executive Officers

Our Board of Directors and executive officers will oversee and supervise our operations. Our Board of Directors will be elected annually on a staggered basis, and each director will hold office for a three-year term or until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. The initial term of office of each director will be as follows: our Class I directors will serve for a term expiring at the 2026 annual meeting of shareholders, our Class II directors will serve for a term expiring at the 2027 annual meeting of shareholders, and our Class III directors will serve for a term expiring at the 2028 annual meeting of shareholders. Officers are elected from time to time by vote of our Board of Directors and hold office until a successor is elected.

The following provides information about each of our directors, director nominees and executive management. The business address for each director and executive officer is the address of our principal executive office which is located at 157 Karamanli Ave., 16673 Voula, Athens, Greece.

Name	Age	Position
Philippos Tsangrides	35	Chief Executive Officer and Chairman of the Board
Stefanos Papagiannakopoulos	34	Chief Financial Officer
Marianna Griva	35	Director
Aliki-Marcadia Lampropoulos	39	Director

* Ms. Giva and Ms. Lampropoulos have each agreed to serve on our board of directors effective immediately after the effectiveness of the registration statement of which this prospectus forms a part.

Biographical information with respect to each of our directors and executive officers is set forth below.

Philippos Tsangrides Panagopoulos is the founder of Oceandriver Inc. and he serves as the CEO and Chairman of the Board of Directors since the inception of Oceandriver in December 2024. He previously served as Business Development Officer at Magna from 2016 to 2020, and in April 2018 he was elected as a director of Magna. With over a decade of experience in the shipping industry, Mr. Tsangrides has developed a deep understanding of the sector, combining strategic leadership with market expertise. Mr. Tsangrides is the beneficial owner of 100% of the outstanding share capital of Esenseal and Wavia, which are investment holding companies that, at the closing of the offering, will beneficially own 100% of the Series A Preferred Shares and Series B Preferred Shares, respectively. He holds a BSc in Business, Finance, and International Management from Menlo College, California, and an MSc in Shipping, Trade, and Finance from Bayes Business School (formerly Cass), City, University of London. Beyond shipping, Philippos is passionate about contemporary art.

Stefanos Papagiannakopoulos combines over 10 years of experience in the maritime industry. Currently he serves as Chief Financial Officer of Oceandriver, since August 2025, and a director at Magna. Over the last 6 years at Magna, Mr. Papagiannakopoulos was responsible for the Insurance and Claims Department and was also appointed as shipping analyst under the Finance Department.  Previously, from September 2012 through August 2019, he had been involved in a number of shipping funds holding positions as shipping analyst. He holds an MSc in Shipping, Trade and Finance from Bayes Business School (formerly Cass), City, University of London and a BSc in Economics from Swansea University. He is also a certified member of Institute of Chartered Shipbrokers.

Marianna Griva combines over 12 years of experience in Financial Services. She served as a Portfolio Manager at the European Private Debt fund of BlackRock between 2018 and 2025, where she built a strong skillset of investment management, private capital markets and mergers and acquisitions deal execution. Ms. Griva started her career at the macro sales and trading desk at Goldman Sachs between 2013 and 2016, where she gained her deep expertise in public markets and derivates trading. Since 2021 she sits on the External Advisory Board of the Athens University of Economics and Business providing steer towards the university’s strategic planning. She holds a BSc in Business Administration with First Class Honors from Bath University and an MSc in Computational Social Research with merit from Oxford University.

Aliki-Marcadia Lampropoulos combines over 8 years of diverse experience in finance as well as over 10 years of experience in cultural management, fundraising and development. She has worked with renowned organizations such as the Acropolis Museum (2022 - currently), Stavros Niarchos Cultural Centre (2023-currently) and the Cycladic Museum (2015 - 2021). Her expertise extends to the financial world, having worked with EFG Asset Management and EFG Private Bank in London where she honed her skills in investment management (2007-2014). Aliki also acted as head of external affairs at Common Seas (2019-2024), focusing on environmental initiatives in Greece. Her career reflects a blend of cultural engagement, financial expertise, and environmental consciousness. She holds an undergraduate degree from the University of Oxford in Economics and Management and a Masters in Science from London School of Economics and Political Science in Management and Regulation of Risk.

Executive Compensation

For the six-month period ended June 30, 2025 and for the year ended December 31, 2024, and through the date hereof, there has been no executive compensation payable to our Chief Executive Officer.

Our Chief Executive Officer and  Chief Financial Officer remuneration shall be encompassed in the fees charged pursuant to the Commercial Management and Brokerage Services Agreement dated [•].

Compensation of Directors

Our Chief Executive Officer who also serves as a director will not receive additional compensation for his service as director. We anticipate that each non-management director will receive compensation for attending meetings of our Board of Directors, as well as committee meetings. Each of our non-employee directors, which are comprised of our independent directors, will receive annual cash compensation in the aggregate amount of $     , plus reimbursements for out-of-pocket expenses incurred while acting in their capacity as a director. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

Employees

As of the date of this prospectus, except for our CEO and CFO, we do not have direct employees.

Board Practices

Our directors do not have service contracts and do not receive any benefits upon termination of their directorships. Our Board of Directors will establish an audit committee, a compensation committee and a nominating committee, and will adopt a charter for each of these committees.

Audit Committee. Our audit committee will initially consist of Marianna Griva. Our Board of Directors has determined that Ms. Griva is an “Audit Committee Financial Expert” according to Commission rules and that the members of the audit committee meet the applicable independence requirements of the Commission and the Nasdaq Stock Market Rules. The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee by Nasdaq and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee and Nominating Committee. Our compensation committee and nominating committee will initially consist of Aliki-Marcadia Lampropoulos , who is an independent director. The compensation and nominating committee (i) reviews and makes recommendations to the Board of Directors on the compensation of our directors and executive officers and (ii) is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors.

Share Ownership

The shares owned by our directors and executive officers are disclosed below in “Security Ownership of Certain Beneficial Owners and Management.”

Board Leadership Structure and Risk Oversight

Our Board of Directors has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

We believe that cybersecurity is fundamental in our operations and, as such, we are committed to maintaining robust governance and oversight of cybersecurity risks. We plan to implement comprehensive processes and procedures for identifying, assessing, and managing material risks from cybersecurity threats as part of our broader risk management system and processes. Through our Managers, we oversee cybersecurity risks and we rely on our technical manager  in connection with certain cyber security risks with respect to its management of the Initial Vessel.

We are committed to creating a positive social, environmental and economic impact and adhering to Environmental, Social and Governance (“ESG”) issues and concerns. Through our Managers, as well as oversight by our Board of Directors, we intend to continue to better integrate ESG and sustainability considerations into our business, operations and investment decisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have entered, or may enter in the future, into significant contractual agreements and transactions with related parties. Related party transactions are subject to review and approval of a special committee composed solely of independent members of our Board. In addition to the information contained in this section, you should carefully review the notes to our financial statements included in this prospectus.

Commercial Management & Brokerage Services Agreement

The Company’s Board of Directors has organized the provision of management services in part through Chartmobil, a ship brokerage company incorporated in the Republic of the Marshall Islands, which is establishing a branch office in Greece under the provisions of Law 27 of 1975. Charmobil is controlled by our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides. Pursuant to the Commercial Management and Brokerage Services Agreement dated [•], 2026 between us, Panstar and Chartmobil, Chartmobil provides certain commercial management services in respect of the Initial Vessel, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases and ancillary ship administrative services. Chartmobil charges a commission of  1.25% on gross revenue, and a commission of 1% on the contract price per each consummated sale or purchase of a vessel. Chartmobil also charges for its commercial management and ship administrative services a flat fee of $150,000 per  quarter.

The Commercial Management and Brokerage Services Agreement with Chartmobil also includes provisions and procedures to address any conflicts of interest that may arise as a result of Mr. Tsangrides’ ownership of and management positions within Chartmobil. These provisions include that Chartmobil shall have the right to give priority to vessels owned, operated, chartered-in pursuant to a bareboat charter or leased-in pursuant to a sale/leaseback agreement or similar financing arrangement by Chartmobil or its wholly-owned subsidiaries (collectively, the “Chartmobil Vessels”), but not, for the avoidance of doubt, any other vessel for which Chartmobil be engaged to provide management services, over the Initial Vessel or other vessels in our fleet (collectively, the “Company Vessels” and each a “Company Vessel”) with respect to all potential charter opportunities for which the Manager believes in good faith that a Manager Vessel could be expected to compete with the Vessels in accordance with factors relevant to such decision. Notwithstanding the foregoing, upon the expiration of an existing charter contract of a Company Vessel or Chartmobil Vessel, as the case may be, Chartmobil will act in accordance with the following:

(i)
Upon or in anticipation of the expiration of any charter contract relating to a Company Vessel, the  Company will have the right to exclusively negotiate, with the assistance of Chartmobil acting in accordance with the terms of the Commercial Management and Brokerage Services Agreement, a renewal of such contract with a Company Vessel, provided, however, that if the Company is not successful in obtaining a renewal of an expired charter contract and a Chartmobil Vessel that meets the customer's requirements relating to, among other factors, suitability, specification, positioning, size and cost is available for charter at such time, the  Company will notify Chartmobil of such opportunity and Chartmobil will be entitled to pursue such employment with a Chartmobil Vessel.

(ii)
Upon or in anticipation of the expiration of any charter contract relating to a Chartmobil Vessel, Chartmobil will have the right to exclusively negotiate a renewal of such contract with a Chartmobil Vessel, provided, however, that if Chartmobil is not successful in obtaining a renewal of an expired charter and a Company Vessel that meets the customer's requirements relating to, among other factors, suitability, specifications, positioning, size, and cost is available for charter at such time, Chartmobil will notify the Company of such opportunity and, at the request of the Company, prepare a summary of the material terms of a proposed charter contract or other employment that could be explored by the Company with a Company Vessel in respect of such expired charter contract in accordance with the terms of the Commercial Management and Brokerage Services Agreement.

Chartmobil will also agree to devote at all times a sufficient amount of its time, resources and personnel to provide the services set forth in the Commercial Management and Brokerage Services Agreement. In addition, during the term of the agreement, Chartmobil will not, directly or indirectly, agree to provide management services to other companies or entities in such a manner that would conflict with its obligations to the Company under this Agreement, including without limitation, performing the Services and giving priority to the Vessels in seeking employment and charter over any and all other vessels (other than the Manager Vessels in the manner contemplated by Section 8 hereof) that may come under the management control of the Manager or for which the Manager or any of its subsidiaries or affiliates may provide management services with respect to

See “Risk Factors – Our Chairman and Chief Executive Officer ultimately beneficially owns and controls Chartmobil and participates in other business activities not associated with us, and does not devote all of his time to our business, which could create conflicts of interest” and “Risk Factors – Our Chairman and Chief Executive Officer, through Esenseal, beneficially owns 100% of our Series A Preferred Shares and has significant influence over us.”

Chartmobil is generally not liable to us for any loss, damage, delay or expense incurred during the provision of the foregoing services, except insofar as such events arise from gross negligence or willful default of Chartmobil, Chartmobil’s employees, agents or subcontractors, subject to certain contractual limitations. Notwithstanding the foregoing, Chartmobil is in no circumstances responsible for the actions of the crews on our vessels. We have also agreed to indemnify Chartmobil in certain circumstances.

Technical Management Agreement

The Company’s Board of Directors has organized the provision of technical management services for our Initial Vessel in part through Magna, a ship management company incorporated in the Republic of Liberia, with a branch office in Greece established under the provisions of Greek Law 27 of 1975 (“Law 27 of 1975”). Our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides, is a director of Magna. Pursuant to the management agreement dated [•], 2026 between Panstar and Magna (the “Technical Management Agreement”), Magna provides Panstar with vessel technical management services in respect of the Initial Vessel, including, but not limited to, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering and day to day vessel operations, accounting and ancillary services.

Prior to entering into the Commercial Management and Brokerage Services Agreement and Technical Management Agreement, the Initial Vessel was both commercially and technically managed by Magna, for which Magna received a fee of $886 for the six-month period ended June 30, 2025, $834 the year ended December 31, 2024, and $868 up to December 31, 2023.

Exchange Agreement

At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Panstar, the entity that wholly owns our Initial Vessel, from Esenseal, an entity owned and controlled by our Chief Executive Officer and Chairman, Mr. Tsangrides, and Wavia, an entity owned and controlled by Mr. Tsangrides, in exchange for [•] Series A Preferred Shares and [•] Series B Preferred Shares, respectively, pursuant to the Exchange Agreement dated [•], 2026. Also a part of the exchange, Mr. Tsangrides will forfeit the 1,000 common shares of Oceandriver beneficially owned by him immediately prior to the exchange and Esenseal will own [•] common shares.

Mr. Tsangrides will be indirectly the sole holder of our Series A Preferred Shares (through Esenseal) and Series B Preferred Shares (through Wavia). Our common shareholders are entitled to one vote for each common share held. Each Series A Preferred Share has the voting power of 1,000 common shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to maintain a substantially identical voting interest in us following the occurrence of certain events. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series A Preferred Shares, holders of our Series A Preferred Shares and holders of our common shares shall vote together as one class on all matters submitted to a vote of our shareholders. Our Series B Preferred Shares have no voting rights, subject to limited exceptions.  Each Series B Preferred Share has a stated amount of $1,000 per share, or $      million in the aggregate, and each holder of Series B Preferred Shares has the right, subject to certain conditions, at any time to convert all (but not a portion) of the Series B Preferred Shares beneficially held by such holder into our common shares at the applicable conversion price then in effect. The holders of Series B Preferred Shares will be entitled to receive, out of funds legally available for the purpose, biannual dividends payable in either cash or, at the Company’s option, in Series B Preferred Shares, or a combination thereof. Because Mr. Tsangrides will beneficially own the majority of our voting power, he will have the ability to significantly influence us and our affairs, including with respect to, among other things, our business direction, capital structure, and dividend policy. For so long as Mr. Tsangrides remains the beneficial of 100% of our Series A Preferred Shares, or otherwise owns a majority of our voting power, he will also have the ability to determine all matters requiring approval by shareholders, and, as a result, the ability of our common shareholders to influence our corporate matters will be limited.

Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our capital stock as of               , 2026, and upon completion of this offering, held by beneficial owners of 5% or more of our voting stock and by our directors and officers as a group. All of our common shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held. Prior to the completion of the offering contemplated herein, there are no U.S. shareholders.

The percentage of beneficial ownership upon consummation of this offering is based on            common shares outstanding immediately after this offering, which number is calculated after giving effect to the issuance and sale of           common shares in this offering, and assumes that the underwriters do not exercise their over-allotment option.

	Shares Beneficially Owned as of [•]					Shares to be Beneficially Owned After Offering
Name	Number	Percentage of Class		Percentage of Total Voting Power		Number	Percentage of Class		Percentage of Total Voting Power
[•]
Common Shares	[•]	[•]	%	[•]	%	[•]	[•]	%	[•]	%
Series A Preferred Shares(1)	[•]	[•]	%	[•]	%	[•]	[•]	%	[•]	%
Series B Preferred Shares(2)	[•]	[•]	%	[•]	%	[•]	[•]	%	[•]	%
[•]
Common Shares	[•]	[•]	%	[•]	%	[•]	[•]	%	[•]	%
Series B Preferred Shares(2)	[•]	[•]	%	[•]	%	[•]	[•]	%	[•]	%
A All other directors and executive officers individually	[•]	[•]	%	[•]	%	[•]	[•]		[•]	%

(1)
Each Series A Preferred Share has the voting power of 1,000 common shares, subject to adjustment as described herein. The Series A Preferred Shares held by Mr. Tsangrides through Esenseal, will represent [•]% of the aggregate voting power of our total issued and outstanding share capital following the completion of this offering. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.

(2)
The Series B Preferred Shares have no voting rights, subject to limited exceptions. Each Series B Preferred Share has a stated amount of $1,000 per share, or $             million in the aggregate. Each holder of Series B Preferred Shares has the right, subject to certain conditions, to convert all (but not a portion) of the Series B Preferred Shares beneficially held by such holder into our common shares at any time, at the applicable conversion price then in effect. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws that will be in effect immediately prior to the consummation of this offering. Please see our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our amended and restated articles of incorporation, our authorized share capital stock will consist of:

•	900,000,000 common shares, par value $0.001 per share, of which shares are issued and outstanding as of the date hereof; and
•	100,000,000 preferred shares, par value $[•] per share, out of which:
o	1,000,000 Series A Preferred Shares have been designated, of which are issued and outstanding as of the date hereof;
o	1,000,000 Series B Preferred Shares have been designated, of which are issued and outstanding as of the date hereof; and
o
1,000,000 Series C Participating Preferred Shares have been designated, of which none will be issued and outstanding at or prior to the effectiveness of the registration statement of which this prospectus forms a part.

Following the completion of this offering, we expect to have          common shares issued and outstanding, or          common shares assuming the underwriters’ over-allotment is exercised in full,                Series A Preferred Shares,                  Series B Preferred Shares issued and outstanding and no Series C Participating Preferred Shares issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption, or pre-emptive rights to subscribe to any of our securities. The rights, preferences, and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

Our amended and restated articles of incorporation authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series; the number of shares of the series; the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions of such series; and the voting rights, if any, of the holders of the series.

Description of Series A Perpetual Preferred Shares

The following description of the characteristics of the Series A Perpetual Preferred Shares (the “Series A Preferred Shares”) is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation in respect of the Series A Preferred Shares, which is filed as an exhibit hereto and is incorporated herein by reference.

On            , 2026, we issued           Series A Preferred Shares, par value $0.001 per share, representing all of the Series A Preferred Shares that are issued and outstanding as of the date hereof. Such shares have the following characteristics:

•	Conversion Rights. The Series A Preferred Shares are not convertible into our common shares.
•
Voting Rights. Each Series A Preferred Share has the voting power of 1,000 common shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to adjustment to maintain a substantially identical voting interest in the Company following the (i) creation or issuance of a new series of shares of the Company carrying more than one vote per share to be issued to any person other than holders of the Series A Preferred Shares without the prior affirmative vote of a majority of votes cast by the holders of the Series A Preferred Shares or (ii) issuance or approval of common shares pursuant to and in accordance with a stockholders’ rights agreement. The holders of Series A Preferred Shares and the holders of our common shares shall vote together as one class on all matters submitted to a vote of our shareholders, except that the Series A Preferred Shares vote separately as a class on amendments to our amended and restated articles of incorporation that would materially alter or change the powers, preference or special rights of the Series A Preferred Shares.

•
Distributions. The Series A Preferred Shares have no dividend or distribution rights, other than upon our liquidation, dissolution or winding up, as described below. Also, if we declare or make any dividend or other distribution of voting securities of a subsidiary which we control to the holders of our common shares by way of a spin off or other similar transaction, then, in each such case, each holder of Series A Preferred Shares shall be entitled to receive preferred shares of the subsidiary whose voting securities are so distributed with at least substantially similar rights, preferences, privileges and voting powers, and limitations and restrictions as those of the Series A Preferred Shares.

•	Maturity/Redemption. The Series A Preferred Shares are perpetual, non-redeemable and have no maturity date.
•
Ranking, Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, Series A Preferred Shares shall be entitled to receive a payment on the same terms as, and rank pari-passu with, the common shares with respect thereto, up to an amount equal to the par value of $0.001 per share Series A Preferred Share. Holders of shares of this Series will have no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

•
No Preemptive Rights; No Sinking Fund. Holders of the Series A Preferred Shares do not have any preemptive rights. The Series A Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

At the closing of this offering, our Chairman and Chief Executive Officer, Mr. Philippos Tsangrides, will indirectly beneficially own 100% of our Series A Preferred Shares. Because Mr. Tsangrides will beneficially own the majority of our voting power, he will have the ability to significantly influence us and our affairs, including with respect to, among other things, our business direction, capital structure, and dividend policy. For so long as Mr. Tsangrides remains the beneficial of 100% of our Series A Preferred Shares, or otherwise owns a majority of our voting power, he will also have the ability to determine all matters requiring approval by shareholders, and, as a result, the ability of our common shareholders to influence our corporate matters will be limited.

Description of     % Series B Cumulative Convertible Perpetual Preferred Shares

The following description of the characteristics of the      % Series B Cumulative Convertible Perpetual Preferred Shares (the “Series B Preferred Shares”) is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation, as amended and restated, in respect of the Series B Preferred Shares which is filed as an exhibit hereto and is incorporated herein by reference. Capitalized terms that are not defined below shall have the meaning ascribed to such terms in the Statement of Designation, as amended and restated, in respect of the Series B Preferred Shares.

On              , 2026, we issued            Series B Preferred Shares, par value $0.001 per share, each with a stated amount of $1,000 per share, representing all of the Series B Preferred Shares that are issued and outstanding as of the date hereof. Such shares have the following characteristics:

•
Ranking. The Series B Preferred Shares rank, with respect to dividend distributions and distributions upon our liquidation, dissolution or winding up of our affairs (whether voluntary or involuntary), (each, a “Liquidation Event”), (i) senior to our common shares, our Series A Preferred Shares and to any other class or series of our stock that may be established in the future that is not expressly stated to be on parity with or senior to the Series B Preferred Shares in the payment of dividends and the distribution of assets upon a Liquidation Event (together with our common shares, the “Junior Stock”), (ii) on parity with any class or series of capital stock that may be established in the future that is expressly stated to be on parity with the Series B Preferred Shares with respect to the payment of dividends and the distribution of assets upon a Liquidation Event, and (iii) junior to any class or series of capital stock that may be established in the future that is expressly stated to rank senior to the Series B Preferred Shares with respect to the payment of dividends and the distribution of assets upon a Liquidation Event, and to all existing and future indebtedness and other liabilities, including trade payable and other non-equity claims on us.

•
Conversion Rights. Each holder of Series B Preferred Shares has the right, subject to certain conditions, at any time to convert all, but not a portion, of the Series B Preferred Shares beneficially held by such holder into our common shares at the conversion rate then in effect. Each Series B Preferred Share is convertible into the number of our common shares equal to the quotient of the aggregate stated amount of the Series B Preferred Shares converted plus any accrued and unpaid dividends divided by the lower of (i) 200% of the initial public offering price per common share in this offering (the “Pre-Determined Price”) and (ii) the volume weighted average price (VWAP) of our common shares over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The Pre-Determined Price is also subject to appropriate adjustment for dilution, including but not limited to, stock dividends or other distributions, reclassifications or similar events affecting our common shares. The holders of Series B Preferred Shares also have the right to participate, on an as-converted basis, in certain non-recurring dividends and distributions declared or made on our common shares including certain Liquidation Events. The Series B Preferred Shares are otherwise not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

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Voting Rights. The Series B Preferred Shares have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. So long as any Series B Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our amended and restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the Series B Preferred Shares at the time outstanding, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating: (i) any amendment, alteration or repeal of any provision of our amended and restated articles of incorporation or amended and restated bylaws that would alter or change the voting powers, preferences or special rights of the holders of the Series B Preferred Shares so as to affect them adversely; (ii) the issuance of Dividend Parity Stock if the Accrued Dividends on all outstanding Series B Preferred Shares through and including the most recently completed Dividend Period have not been paid or declared and a sum sufficient for the payment thereof has been set aside for payment; (iii) any amendment or alteration of our amended and restated articles of incorporation to authorize or create, or increase the authorized amount of, any Senior Stock; or (iv) any consummation of (x) a binding share exchange or reclassification involving the Series B Preferred Shares, (y) a merger or consolidation of the Company with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Company into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the Series B Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to the Company is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the Series B Preferred Shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series B Preferred Shares immediately prior to such consummation, taken as a whole.

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Dividends. The holders of Series B Preferred Shares will be entitled to receive, out of funds legally available for the purpose, biannual dividends payable in either cash or, at the Company’s option, in Series B Preferred Shares (“PIK Shares”), or a combination thereof, on each June 30 and December 31 of each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date. Dividends on our Series B Preferred Shares are paid when, as and if declared by our Board of Directors, but are cumulative and will accrue whether or not declared by our Board of Directors. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period (each, a “Dividend Period”). If any Dividend Payment Date otherwise would fall on a day that Nasdaq is not open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close (a “Business Day”), declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months and will accrue at a rate of      % per annum (the “Dividend Rate”) on the stated amount per Series B Preferred Share and on any Accrued Dividends, from and including the original issue date (or, for any subsequently issued and newly outstanding Series B Preferred Shares, from the Dividend Payment Date immediately preceding the issuance date of such Series B Preferred Shares).

In the event of non-payment of any Accrued Dividends on the Series B Preferred Shares (“Dividend Payment Default”), commencing with the next succeeding Dividend Period, the Dividend rate shall increase by a factor of 1.33, which factor shall be adjusted downward, pro rata, by the portion of Series B Dividends that have accrued in such Dividend Period that have been paid in cash and/or PIK Shares (“Default Adjustment”). A Default Adjustment shall occur on each relevant Dividend Payment Date for so long as any Dividend Payment Default occurs or continues during any Dividend Period. To the extent Accrued Dividends relating to a Dividend Payment Default are subsequently paid in cash and/or PIK Shares, the Default Adjustments relating to such Dividend Payment Default shall no longer be applied.

In the event of a PIK Payment of Accrued Dividends for a Dividend Period, commencing with the next succeeding Dividend Period, the Dividend Rate shall be increased by a factor of 1.30, which factor shall be adjusted downward, pro rata, by the portion of Accrued Dividends for such Dividend Period that have been paid in cash or not at all.

•	Maturity/Redemption. The Series B Preferred Shares are perpetual, non-redeemable and have no maturity date.
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Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution, winding up of the Company or other Liquidation Event, whether voluntary or involuntary, the Series B Preferred Shares shall have a liquidation preference of $1,000 per share (plus Accrued Dividends to the date fixed for payment of such amount (whether or not declared), and no more). A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and all Liquidation Parity Stock are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the holders of Series B Preferred Shares, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and all holders of Liquidation Preference Parity Stock, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Stock then outstanding according to their respective rights.

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No Preemptive Rights; No Sinking Fund. The holders of Series B Preferred Shares do not have any preemptive rights. The Series B Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Description of Series C Participating Preferred Shares

The following description of the characteristics of the Series C Participating Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation in respect of the Series C Participating Preferred Shares which is filed as an exhibit hereto and is incorporated herein by reference.

As of the date of this prospectus, no Series C Participating Preferred Shares are issued and outstanding in connection with our Rights Agreement (as defined below). See “—Shareholders’ Rights Agreement.”

When issued, each one one-thousandth of a Series C Participating Preferred Share will, among other things:

•	not be redeemable;
•
entitle holders to dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth of a Series C Participating Preferred Share issued in connection with the Rights Agreement should approximate the value of one common share.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. Cumulative voting is prohibited.

Our amended and restated articles of incorporation require our Board of Directors to consist of at least one member. Upon the completion of this offering, our Board of Directors will consist of three members.

Our Board of Directors will be elected annually on a staggered basis, and each director will hold office for a three-year term or until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. The initial term of office of each director will be as follows: our Class I directors will serve for a term expiring at the 2026 annual meeting of shareholders, our Class II directors will serve for a term expiring at the 2027 annual meeting of shareholders, and our Class III directors will serve for a term expiring at the 2028 annual meeting of shareholders.

Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services as a director rendered to us.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our Board. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Chairman or a majority of our Board. Our Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote at such meetings shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Forum Selection

Our amended and restated articles of incorporation provide that, (A) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our articles of incorporation or bylaws and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or the Exchange Act, as applicable, after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims.

Accordingly, the applicability of the provisions of our amended and restated articles of incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable for these or other reasons. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs, or otherwise not receive the benefits that we expect our forum selection provisions to provide.

Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our amended and restated articles of incorporation. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims. For more information regarding the risks connected to the forum selection provisions in our amended and restated articles of incorporation, see “Risk Factors-Risks Related to our Common Shares-We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.”

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the same extent as authorized by the BCA, if such individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurs while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control, and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay, or prevent (i) the merger or acquisition of us by means of a tender offer, a proxy contest, or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of our amended and restated articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to one hundred million (100,000,000) shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of us or the removal of our management.

Election and removal of directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the Board to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may only be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent directors.

Limited actions by shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders. Our amended and restated articles of incorporation provide that, unless otherwise prescribed by law, special meetings of our shareholders may only be called by a majority of our Board.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified Board of Directors

As described above, our amended and restated articles of incorporation provide for the division of our Board into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our Board will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board from removing a majority of our Board for two years.

Business Combinations with Interested Shareholders

Our amended and restated articles of incorporation also prohibit any Interested Shareholder from engaging in a Business Combination (as defined in our amended and restated articles of incorporation) with us within three years after the owner acquired such ownership, except where:

•	prior to such time, our Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the outstanding common shares of the Company at the time the transaction commenced, excluding for purposes of determining the number of common shares outstanding those shares or equity interests owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares or equity interests held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the Business Combination is approved by our Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the Voting Power of the outstanding Voting Shares of the Company that are not owned by the Interested Shareholder; or

•
the stockholder was or became an Interested Stockholder prior to the consummation of the initial public offering of the Company’s common shares under the United States Securities Act of 1933, as amended.

The foregoing restrictions shall not apply if:

•
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares or equity interests so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of our Board; and (iii) is approved or not opposed by a majority of the members of our Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

o	a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Company is required);
o
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding common shares of the Company; or

o	a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding common shares of the Company.

For purposes of the foregoing:

•
“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding common shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of fifteen percent (15%) or more of the outstanding common shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional common shares of the Company, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the common shares of the Company deemed to be outstanding shall include common shares deemed to be owned by the person, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding the foregoing, none of [•] or their affiliates and associates shall be considered an Interested Shareholder;

•
“Voting Power” means, with respect to a class or series of capital stock or classes of capital stock, as the context may require, the aggregate number of votes that the holder(s) of such class or series of capital stock or classes of capital stock, or any relevant portion thereof, entitled to vote at a meeting of shareholders, as the context may require, have; and

•
“Voting Shares” means, with respect to any corporation, shares of any class or series of capital stock entitled to vote in connection with the election of directors and/or all other matters submitted to a vote and, with respect to any entity that is not a corporation, any equity interest entitled to vote in connection with the election of the directors or other governing body of such entity and/or all other matters submitted to a vote.

Shareholders’ Rights Agreement

At or prior to the closing of this offering, our Board of Directors will declare a dividend of one preferred share purchase right (a “Right” or the “Rights”) for each outstanding common share and adopted a shareholder rights plan, as set forth in the Shareholders’ Rights Agreement (the “Rights Agreement”), to be entered into between the Company and [•], as rights agent (the “Rights Agent”).

The Board of Directors will adopt the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group, other than [•] or his controlled affiliates, that acquires 10% (15% in the case of a passive institutional investor) or more of the outstanding common shares without the approval of the Board of Directors. The Rights Agreement should not interfere with any merger or other business combination approved by the Board of Directors.

The following is a summary description of the rights plan to be adopted under the Rights Agreement and the Rights. This description is only a summary, and is not complete, and should be read together with the entire Rights Agreement.

The Rights

The Rights will initially trade with, and will be inseparable from, our common shares. The Rights will be evidenced only by the certificates or book-entry notations that represent our common shares. New Rights will accompany any new common shares we issue, until the Distribution Date described below.

Exercise Price

Each Right will allow its holder to purchase from us one one-thousandth of a share of Series C Participating Preferred Stock (a “Preferred Share”) for $25.00 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability

The Rights will not be exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our outstanding common shares, provided that none of [•] or his controlled affiliates will be considered an Acquiring Person.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended—are treated as beneficial ownership of the number of shares of our common shares equivalent to the economic exposure created by the derivative position, to the extent actual shares of our common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 10% (15% in the case of a passive institutional investor) or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.

The date when the Rights become exercisable is the “Distribution Date.” Until that date, the common shares certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of common shares will constitute a transfer of Rights. After that date, the Rights will separate from the common shares and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Preferred Share Provisions

Each one one-thousandth of a Preferred Share, if issued, will, among other things:

•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth interest in a Preferred Share should approximate the value of one common share.

Consequences of a Person or Group Becoming an Acquiring Person

•
Flip In. If an Acquiring Person obtains beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares (or, in certain circumstances, cash, property or other securities of ours) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

•
Flip Over. If, after an Acquiring Person obtains 10% (15% in the case of a passive institutional investor) or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

•
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption. The Board of Directors may redeem the Rights for $0.001 per Right under certain circumstances. If the Board of Directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split. The redemption price shall be payable, at our option, in cash, common shares or such other form of consideration as the Board of Directors shall determine.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common shares, the board of directors may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.

Expiration. The Rights will expire on the earliest of (i) the tenth anniversary of the effective date of the Rights Agreement; or (ii) the redemption or exchange of the Rights as described above.

Anti-Dilution Provisions. The board of directors may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights for so long as the Rights are redeemable. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Taxes. The distribution of Rights should not be taxable for federal income tax purposes. Rather, the purchase price paid by a holder will be apportioned between the common shares and the Rights, in accordance with their respective pro rata fair market value. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

The foregoing description of the Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the form of the Rights Agreement, which has been filed as an exhibit hereto.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is                               .

Listing

We have reserved the symbol “OYES” for the purpose of listing our common shares on the Nasdaq Capital Market (“Nasdaq”). This offering is contingent upon the final approval from Nasdaq for the listing of our common shares. We will not consummate this offering if Nasdaq denies our listing application. As such, this offering may not close and our common shares may not be approved for trading on the Nasdaq Capital Market.

DESCRIPTION OF WARRANTS

Common Share Purchase Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant, which will be filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

We are offering      Units, each Unit consisting of one common share and one Warrant to purchase one common share, at a price of $      per Unit. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common shares and Warrants comprising the Units are immediately separable and will be issued separately in this offering.

General. Pursuant to a warrant agency agreement between us and [           ], as warrant agent, the Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. The Warrants are immediately exercisable at any time after their issuance and at any time up to the date that is one year after their issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise (except in the case of a cashless exercise, as discussed below). We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver common shares upon exercise of the Warrants within the time periods specified in the Warrants. No fractional common shares will be issued in connection with the exercise of a Warrant.

Cashless Exercise.  If a registration statement registering the issuance of the Warrant Shares underlying the Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder prior to the issuance of any warrants, up to 9.99%) of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. Each Warrant offered hereby will have an initial exercise price per common share equal to $      ([110]% of the public offering price of each Unit in this offering). The exercise price and number of common shares issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common shares.

Cash Redemption. If, at any time and from time to time during the period beginning on the issuance date of the Warrants and ending on the date that is nine months thereafter, the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any common shares or common share equivalents, at an effective price per share less than $     (the “IPO Price” and such issuances collectively, a “Dilutive Issuance” it being understood and agreed that if the holder of the common shares so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive common shares at an effective price per share that is less than the IPO Price, such issuance shall be deemed to have occurred for less than the IPO Price on such date of the Dilutive Issuance at such effective price (the price per share, or effective price per share, as the case may be, the “Dilutive Issuance Price”; provided, however, the Dilutive Issuance Price shall not be less than $2.00, subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions of the Common Shares that occur after the date of issuance)), a holder may deliver a notice to the Company of its irrevocable election to require the Company to redeem all or a portion of the Warrants, for cash, in an amount equal to the difference between the IPO Price and the Dilutive Issuance Price multiplied by the number of common shares into which the Warrant is exercisable as of the date of the cash redemption notice.
Listing

We have reserved the symbol “[•]” for the purpose of listing our Warrants on the Nasdaq Capital Market. This offering is contingent upon the final approval from Nasdaq for the listing of our Warrants. We will not consummate this offering if Nasdaq denies our listing application. As such, this offering may not close and our Warrants may not be approved for trading on the Nasdaq Capital Market.

Representative Warrants

The Representative Warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Representative Warrant for a complete description of the terms and conditions applicable to the Representative Warrants.

We have agreed to issue Representative Warrants to the representative of the underwriters, or its designees, upon the closing of this offering, which entitle it to purchase a number of common shares equal to 5.0% of the aggregate number of common shares sold in this offering (up to        common shares, or up to       common shares assuming the exercise of the over-allotment option in full). The Representative Warrants will have an exercise price equal to 120% of the initial public offering price. The Representative Warrants will be non-exercisable for six (6) months from the commencement of sales of the offering and will expire three (3) years after such date. The Representative Warrants and the common shares underlying the Representative Warrants are being registered on the registration statement of which this prospectus is a part

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common shares. Future sales of substantial amounts of our common shares in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market prices for our common shares and could impair our ability to raise equity capital through the sale of our equity securities in the future.

Upon the issuance and sale of        common shares pursuant to this offering (assuming that the underwriters do not exercise their option to purchase additional common shares with respect to this offering), a total of       common shares will be issued and outstanding. These common shares will be freely tradable without restriction or further registration or qualification under the Securities Act.

We, our directors and executive officers and 5% and greater shareholders have agreed not to sell any common shares for a period of 180 days from the date of closing of this offering, subject to certain exceptions and extensions. See “Underwriting” for a description of these lock-up provisions.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA provides that its provisions shall be applied and construed in a manner to make them uniform with the laws of the State of Delaware and other states of the United States of America with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
May be held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Written Consent

Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Merger or Consolidation

Any two or more domestic corporations may merge or consolidate into a single corporation if approved by the board of each constituent corporation and if authorized by a majority vote at a shareholder meeting of each such corporation by the holders of outstanding shares.

Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board of directors (and notice of the meeting shall be given to each shareholder of record, whether or not entitled to vote), shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

Upon approval by the board, any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any such corporation.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. However, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation that has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the agreement of merger by such constituent corporation shall be necessary to authorize a merger that meets certain conditions.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Directors

The number of directors may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw. The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Removal of Directors:

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the bylaws may provide for such removal by board action, except in the case of any director elected by cumulative voting, or by shareholders of any class or series when entitled by the provisions of the articles of incorporation.

If the articles of incorporation or bylaws provide any or all of the directors may be removed without cause by vote of the shareholders.

The number of board members shall be fixed by, or in a manner provided by, the bylaws and amended by an amendment to the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

Shareholders entitled to vote upon amendments to the bylaws hold the power to adopt, amend or repeal bylaws in a stock corporation that has received any payment for its stock, unless such power is otherwise conferred upon the directors in the certificate of incorporation. An amendment to the certification of incorporation must be approved by the board and a majority of outstanding stock entitled to vote thereon.

Removal of Directors:

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

In the case of a classified board, shareholders may effect the removal of any or all directors only for cause unless the certificate of incorporation provides otherwise.

Marshall Islands		Delaware
Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his or her shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration which is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding those limited exceptions, appraisal rights will be available if shareholders are required by the terms of an agreement of merger or consolidation to accept certain forms of uncommon consideration.

Shareholders do not have appraisal rights due to an amendment of the company’s certificate of incorporation unless provided for in such certificate.

•	alters or abolishes any preferential right of any outstanding shares having preference; or
•	creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
•	alters or abolishes any preemptive right granted by law and not disseated by the articles of incorporation of such holder to acquire shares or other securities; or
•	excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of our common shares and of the receipt, ownership, exercise, disposition or lapse of Warrants or Rights as well as the material U.S. federal, Liberian and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common shares that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “-United States Federal Income Taxation of Non-U.S. Holders.”

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own and hold our Units and Rights as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of an alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more (by vote or value) of our shares;
•	persons that own shares through an “applicable partnership interest”;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”;
•	persons that hold our common shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. or non-Marshall Islands tax laws.

We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

United States Federal Income Tax Consequences

Taxation of Operating Income in General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S. source gross shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income earned by us that is derived from sources outside the United States will not be subject to any United States federal income tax.

We will be subject to a 4% tax imposed without allowance for deductions for any taxable year, as described in “-Taxation in Absence of Exemption,” if we do not qualify for exemption from tax under Section 883 of the Code in such year, the requirements of which are described in detail below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if (i) we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States and (ii) one of the following statements is true:

•
more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the “50% Ownership Test”; or

•
our stock is “primarily” and “regularly” traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The jurisdictions where we and our ship-owning subsidiary are incorporated grant “equivalent exemptions” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

50% Ownership Test

Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant “equivalent exemption” to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders. For the 2025 taxable year, we intend to take the position that we qualify under the 50% Ownership Test.

Publicly-Traded Test

The regulations provide that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock used to satisfy the Publicly-Traded Test that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

Under the regulations, the stock of a foreign corporation will be considered “regularly traded” if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as the Nasdaq Capital Market), which we refer to as the “listing threshold.”

The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, whom we refer to as “5% Shareholders.” We refer to this restriction in the regulations as the “Closely-Held Rule.”

For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

For the future taxable years, we anticipate satisfying the Publicly-Traded Test, although no assurance can be given in this regard. Due to the factual nature of the issues involved, there can be no assurance that we or our subsidiary will qualify for the benefits of Section 883 of the Code for any taxable year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the “4% Tax”. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and for certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the leasing of a vessel, is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis, or earning income from the leasing of a vessel attributable to a fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of a Vessel

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

The following represents the opinion of our United States counsel, Seward & Kissel LLP, and is a summary of the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of our Units and Rights.

Allocation of Basis

A U.S. Holder is required to allocate basis in a Unit between the component common share and Warrant in proportion to their relative fair market values. U.S. Holders should consult their personal income tax advisors in this regard.

Sale, Exchange, or Other Disposition of Common Shares and Warrants

Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of common shares or Warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such stock or Warrants. The U.S. Holder’s initial tax basis in its common shares generally will be the U.S. Holder’s purchase price for the stock and that tax basis will be reduced (but not below zero) by the amount of any distributions on the common shares that are treated as non-taxable returns of capital. Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Non-corporate U.S. Holders may be eligible for preferential rates of United States federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.-source income or loss, as applicable, for United States foreign tax credit purposes.

U.S. Federal Income Tax Treatment of an Exercise or Lapse of Warrants

Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder of Warrants is not expected to recognize gain or loss upon the exercises of Warrants. A U.S. Holder’s basis in the Warrants will transfer to, and will become the initial U.S. federal income tax basis in, the common shares received upon the receipt of commons shares, plus any exercise price paid.  A U.S. Holder’s holding period in the common received upon an exercise of Warrants will reset upon exercise and will not include the holding period of the Warrants.  The lapse of Warrants will generally result in a capital loss to U.S. Holders. U.S. Holders are encouraged to consult their U.S federal income tax advisors in respect of exercising or lapsing of Warrants.

The exercise price of a Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. Holder of the Warrant may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend, as discussed below.

U.S. Federal Income Tax Treatment of the Rights

Subject to the discussion below of the rules applicable to PFICs, the receipt of Rights by a U.S. Holder is not being viewed as an income recognition event for U.S. federal income tax purposes at the time the Rights are distributed. U.S. Holders are encouraged to consult their U.S federal income tax advisors in respect of the Rights.

Taxation of Distributions Paid on Common Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market on which we intend to list our common shares); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not expect to be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend”-generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share-paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by us during such taxable year produce, or is held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary companies in which we own at least 25% of the value of the subsidiary’s stock or other ownership interest. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not expect to be a PFIC with respect to our current taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder’s common shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially reasonable efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder who is treated as constructively owning shares in any of our subsidiaries which are treated as PFICs would be required to make a separate QEF election with respect to each such subsidiary when we are a PFIC.A U.S. Holder may not be able to make a QEF election with respect to the Warrants and should discuss this with their own tax advisors.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for our common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our common shares;
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of Non-U.S. Holders

Dividends paid to a Non-U.S. Holder with respect to our common shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or Warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Consequences

The following represents the opinion of our Marshall Islands counsel, Seward & Kissel LLP, and is a summary of the material Marshall Islands tax consequences of the ownership and disposition of our common shares.

We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to our shareholders, and holders of our common shares, Warrants and Rights that are not residents of or domiciled or carrying on any commercial activity in the Republic of the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares.

Liberian Tax Considerations

Our subsidiary Panstar is incorporated in the Republic of Liberia. Under the Consolidated Tax Amendments Act of 2010, our Liberian subsidiaries will be deemed non-resident Liberian corporations wholly exempted from Liberian taxation effective as of 1977, and distributions Panstar makes to the Company will be made free of any Liberian withholding tax.

UNDERWRITING

We are offering the Units described in this prospectus through the underwriters listed below. Maxim Group LLC, the representative, is acting as the book running manager of the offering. We have entered into an underwriting agreement, dated as of        , 2026 with the representative. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common shares set forth opposite its name below:

Number of Units
Underwriter
Maxim Group LLC
TOTAL

The underwriters have agreed to purchase all of the Units offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The common shares and Warrants offered hereby should be ready for delivery on or about    , 2026, against payment in immediately available funds.

The underwriters are offering the Units subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer the Units directly to the public at the initial public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of up to $    per Unit. After the Units are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus, permits the underwriters to purchase a maximum of up to       additional common shares and/or up to       additional Warrants. If the underwriters exercise all or part of this option, they will purchase common shares at a price per share of $     and the Warrants at a price per Warrant of $    , in each case less the underwriting discounts and commissions.  The option may be used to purchase such common shares and/or Warrants, or any combination thereof, as determined by the underwriters. If this option is exercised in full, the total proceeds to us, after deducting estimated underwriting discounts and commissions but before expenses will be approximately $      million, and the total net proceeds to us will be approximately $      million.

Discounts and Commissions

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses, assuming both no exercise and full exercise of the over-allotment option and does not include the fees and expenses of the representative:

	Per Unit	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price
Underwriting discounts and commissions(1)
Proceeds, before expenses, to us

(1)
The underwriters shall receive an underwriting discount of 7.0% per share for sales to investors in this offering. We have agreed that Maxim, or its designees, will also receive Representative Warrants to purchase a number of common shares equal to 5.0% of the aggregate number of Units sold in this offering (up to       common shares, or up to        common shares if the underwriters exercise the over-allotment option in full), at an exercise price per share equal to 120% of the initial public offering price. The Representative Warrants will be non-exercisable for six months from the commencement of sales of the offering and will expire three (3) years after such date. The Representative Warrants and the common shares issuable upon exercise of the Representative Warrants are also being registered under the registration statement of which this prospectus forms a part. For more information, see “—Representative Warrants.” We have also agreed to reimburse the representative for certain expenses as noted below.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $       , which includes $      , and up to $115,000 that we have agreed to reimburse the representative for the fees and expenses incurred by them in connection with the offering. We have paid the representative an advance of $25,000 upon signing of the engagement letter between us and the representative, and an additional $25,000 will be paid upon the first filing of the registration statement of which this prospectus forms a part with the SEC.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Representative Warrants

We have agreed to issue to the representative, or its designees, Representative Warrants to purchase a number of common shares equal to 5.0% of the aggregate number of Units sold in this offering (up to        common shares, or up to       common shares if the underwriters exercise the over-allotment option in full). The Representative Warrants will be non-exercisable for six months from the commencement of sales of the offering and will expire three years after such date. The Representative Warrants are exercisable at a per share price equal to    (or 120% of the initial public offering price). Such Representative Warrants will be subject to FINRA Rule 5110(e)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days from the commencement of sales of this offering, the Representative Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(e)(2). The Representative Warrants and the common shares underlying the Representative Warrants are being registered on the registration statement of which this prospectus is a part.

The representative will have piggyback and demand registration rights for a period of three (3) years from the commencement of sales, as permitted under FINRA Rule 5110(g). The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.

Lock-Up Agreements

We, our officers and directors and 5% and greater shareholders, have agreed to a 180 day “lock-up” with respect to common shares and other of our securities that they beneficially own, including securities that are convertible into common shares and securities that are exchangeable or exercisable for common shares, subject to certain exceptions. This means that, subject to certain exceptions, for a period of 180 days following the date of closing of this offering, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative. The terms of the lock-up agreements may be waived by the representative of the underwriters at its discretion, although the representative has no present intention to waive or shorten the lock-up period.

Right of First Refusal

We have granted the representative the right of first refusal for a period of fifteen months following the closing of this offering to act as sole managing underwriter, sole bookrunner, sole placement agent or sole sales agent in connection with any and all future public or private equity, equity-linked or debt offerings of the Company, subject to certain conditions.

Tail Financing

The representative will also be entitled to an aggregate additional cash fee of seven percent of the gross proceeds of future financings and warrants to purchase up to five percent of the number of securities sold in future financings of equity, equity-linked, convertible or debt or other capital raising activity consummated solely with investors with whom were contacted or introduced by the representative to us during the time of the representative’s engagement and provided that the future financing is consummated at any time within the twelve month period following the expiration or termination of the representative’s engagement or the closing of this offering, subject to certain conditions and exceptions.

Stabilization

SEC rules may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing transactions - The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotments and syndicate covering transactions - The underwriters may sell more common shares in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•
Penalty bids - If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•
Passive market making - Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common shares may have the effect of raising or maintaining the market price of our common shares or preventing or mitigating a decline in the market price of our common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Listing

We have reserved the symbol “OYES” and the symbol “    “ for the purpose of listing our common shares and Warrants, respectively, on the Nasdaq Capital Market. This offering is contingent upon the final approval from Nasdaq for the listing of our common shares and Warrants. We will not consummate this offering if Nasdaq denies our listing application. As such, this offering may not close and our common shares and Warrants may not be approved for trading on the Nasdaq Capital Market.

Determination of Initial Public Offering Price

Prior to this offering, there has been no public market for our common shares or Warrants. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representative;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares or Warrants, or that the shares or Warrants will trade in the public market at or above the initial public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required.

The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Certain Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform, various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our principal executive office is located outside of the United States in Athens, Greece.

Most of our directors and officers and those of our subsidiary are residents of countries other than the United States. Substantially all of our and our subsidiary’s assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiary or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors, or officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the Units. Except for the SEC registration fee and the Nasdaq Stock Market listing and other fees, all amounts are estimates.

SEC registration fee	$
FINRA filing and other fees	$
Nasdaq listing and other fees	$
Legal fees and expenses	$
Printing expenses	$
Accounting fees and expenses	$
Transfer agent fees and expenses	$
Underwriters fees and accountable expenses	$
Miscellaneous	$
Total(1)	$

(1)
Including approximately $      of expenses already paid by us up to              ,       , and approximately $      of non-cash charges. Excluding these items, the total expenses (other than underwriting discounts and commissions) deducted from the estimated net proceeds from this offering amount to $      .

LEGAL MATTERS

Certain legal matters with respect to United States Federal and New York law and Marshall Islands law in connection with this offering will be passed upon for us by Seward & Kissel LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York is acting as legal counsel to the underwriters in this offering.

EXPERTS

The financial statement of Oceandriver Inc. as of December 31, 2024 included in this Prospectus has been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report. Such financial statement is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Panstar Maritime Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024 included in this Prospectus have been audited by Deloitte Public Accountants S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte Certified Public Accountants S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 15125, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the common shares to be sold in this offering. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the common shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at: [•] as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

OCEANDRIVER INC.
INDEX TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

Unaudited Interim Condensed Balance Sheets as of June 30, 2025 and December 31, 2024	F‑2
Unaudited Interim Condensed Statement of Income for the six-month period ended June 30, 2025	F‑3
Unaudited Interim Condensed Statement of Shareholder’s Equity for the six-month period ended June 30, 2025	F-4
Unaudited Interim Condensed Statement of Cash Flows for the six-month period ended June 30, 2025	F‑5
Notes to the unaudited Interim Condensed Financial Statements	F‑6

OCEANDRIVER INC.
INDEX TO BALANCE SHEET

Report of Independent Registered Public Accounting Firm	F‑8
Balance Sheet as of December 31, 2024	F‑9
Notes to Balance Sheet	F‑10

PANSTAR MARITIME INC.
INDEX TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited Interim Condensed Balance Sheets as of June 30, 2025 and December 31, 2024	F‑12
Unaudited Interim Condensed Statements of Income for the six-month periods ended June 30, 2025 and 2024	F‑13
Unaudited Interim Condensed Statements of Shareholder’s Equity for the six-month periods ended June 30, 2025, and 2024	F-14
Unaudited Interim Condensed Statements of Cash Flows for the six-month periods ended June 30, 2025, and 2024	F‑15
Notes to the unaudited Interim Condensed Financial Statements	F‑16

PANSTAR MARITIME INC.
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F‑22
Balance Sheets as of December 31, 2024 and 2023	F‑23
Statements of Income for the years ended December 31, 2024 and 2023	F‑24
Statements of Shareholder’s Equity for the years ended December 31, 2024, and 2023	F-25
Statements of Cash Flows for the years ended December 31, 2024, and 2023	F‑26
Notes to the Financial Statements	F‑27

OCEANDRIVER INC.
UNAUDITED INTERIM CONDENSED BALANCE SHEETS
As of June 30, 2025 and December 31, 2024
(All amounts, except share data, expressed in U.S. dollars)

		June 30,	December 31,
	Notes	2025	2024

Current assets
Cash and cash equivalents		1	1
Deferred offering costs	4	313,580	47,750
Total current assets		313,581	47,751
Total assets		313,581	47,751

Liabilities and shareholder’s deficit

Current liabilities
Trade payables – related party	2	186,641	25,650
Accrued expenses	4	210,000	22,750
Total current liabilities		396,641	48,400
Total liabilities		396,641	48,400

Shareholder’s Deficit

Common shares ($0.001 par value; 1,000 shares authorized; 1,000 shares issued and outstanding)		1	1
Accumulated deficit	3	(83,061)	(650)
Total shareholder’s deficit		(83,060)	(649)
Total liabilities and Shareholder’s deficit		313,581	47,751

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

OCEANDRIVER INC.
UNAUDITED INTERIM CONDENSED STATEMENT OF INCOME
For the six-month period ended June 30, 2025
(All amounts, except share data, expressed in U.S. dollars)
		For the six-month period ended June 30,
	Notes	2025

Expenses
General and administrative expenses	5	82,411
Total Expenses		82,411
Operating loss		(82,411)

Net Loss		(82,411)

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

OCEANDRIVER INC.
UNAUDITED INTERIM CONDENSED STATEMENT OF SHAREHOLDER’S EQUITY
For the six-month period ended June 30, 2025
(All amounts, except share data, expressed in U.S. dollars)

	Number of common shares	Amount	Additional paid-in capital	(Accumulated deficit)	Total Shareholder’s equity
Balance as of January 1, 2025	1,000	1	-	(650)	(649)
Net loss	-	-	-	(82,411)	(82,411)
Balance as of June 30, 2025	1,000	1	-	(83,061)	(83,060)

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

OCEANDRIVER INC.
UNAUDITED INTERIM CONDENSED STATEMENT OF CASH FLOWS
For the six-month period ended June 30, 2025
(Expressed in United States dollars)

For the six-month period ended June 30,
2025
Cash flows from operating activities
Net loss	(82,411)
Adjustments to reconcile net loss to net cash provided by operating activities:
Trade payables – related party	160,991
Net cash provided by operating activities	78,580
Cash flows from financing activities
Payments for deferred offering costs	(78,580)
Net cash used in financing activities	(78,580)
Net decrease in cash, cash equivalents	-
Cash, cash equivalents, beginning of period	1
Cash, cash equivalents, end of period	1

Supplemental cash flow information
Unpaid deferred offering costs included in accrued expenses	210,000

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

OCEANDRIVER INC.
Notes to unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

1. Basis of presentation and general information

Oceandriver Inc., (the “Company” or “Oceandriver”), was incorporated on December 18, 2024 (“date of inception”) under the laws of the Republic of Marshall Islands and is controlled by Philippos Tsangrides-Panagopoulos. Oceandriver commenced preparation of an initial public offering (IPO) of its common shares in the United States and intends to list its shares on NASDAQ. The Company was formed to serve as the holding company of Panstar Maritime Inc. (the “Subsidiary” or “Panstar”), an entity owned by Irene Panagopoulos, mother of Philippos Tsangrides-Panagopoulos. Panstar represents the Predecessor Business of Oceandriver Inc. Panstar was incorporated on September 22, 2005 under the laws of the Republic of Liberia, and owns a 76,629 DWT, 2005 built, Panamax, drybulk vessel (the “Vessel”), the M/V Panstar, which was acquired on April 25, 2006, and will act as a global provider of marine transportation services for drybulk products.

The shares of the Subsidiary will be contributed to the Company in exchange for common shares, Series A Preferred Shares and Series B Preferred Shares, pursuant to the Exchange Agreement (the “Transaction). The Transaction will be treated as a reorganization of companies under common control as Oceandriver and Panstar is controlled by Philippos Tsangrides- Panagopoulos. Accordingly, on completion of the Transaction, the financial statements of Oceandriver will be presented as if Panstar was a consolidated subsidiary of Oceandriver for the entire period presented using based on the historical carrying value of the assets and liabilities of the Subsidiary.

The accompanying unaudited interim condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP for interim financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These unaudited interim condensed financial statements and the accompanying notes should be read in conjunction with the Company’s financial statement for the year ended December 31, 2024 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. Operating results for the six-month periods ended June 30, 2025 and 2024, respectively, are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2025.

The accompanying unaudited interim condensed balance sheets have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

2. Due to Related Party

Due to related Party represents amounts paid by Magna Marine Inc. (“Magna”) for the incorporation expenses and deferred offering costs (refer note 4). Magna, a company incorporated under the laws of the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of 1975, a related party.

3. Shareholder’s deficit

As of June 30, 2025, and under its Articles of Incorporation, the authorized and issued capital stock of Oceandriver was 1,000 shares of common stock with par value of $0.001 per share. Each outstanding common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Dividends may be declared in conformity with law by, and at the discretion of the Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock, or other property of the Company.

OCEANDRIVER INC.
Notes to unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

4. Deferred offering costs

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” As of June 30, 2025 and December 31, 2024, offering costs amounted to $313,580 and $47,750, respectively, and consist principally of professional fees incurred in connection with the preparation for the Initial Public Offering of which $78,580 were paid by Magna during the six-month period ended June 30, 2025 and $210,000 have been recorded as accrued expenses. The deferred costs will be set off against the proceeds from the IPO on successful completion of the IPO or expensed in the event the IPO is suspended temporarily or is unsuccessful.

5. General and administrative expenses

General and administrative expenses include audit fees incurred during the six-month period ended June 30, 2025, relating to the financial statements of the Company and Panstar for the years ended December 31, 2024, and 2023, respectively. These fees were incurred in connection with the Company’s registration statement and amounted to $82,411.

6. Subsequent events

The Company evaluated subsequent events up to December 23, 2025.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Oceandriver Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Oceandriver Inc. (the “Company”) as of December 31, 2024, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

August 11, 2025

We have served as the Company’s auditor since 2024.

OCEANDRIVER INC.
BALANCE SHEET
(All amounts, except share data, expressed in U.S. dollars)

		December 31,
	Notes	2024
Current Assets
Cash and cash equivalents	3	1
Deferred offering costs	4	47,750
Total current assets		47,751
Total assets		47,751

Liabilities and shareholder’s deficit

Current liabilities
Due to related party	1, 2	25,650
Accrued expenses	4	22,750
Total current liabilities		48,400
Total liabilities		48.400

Shareholder’s Deficit

Common shares ($0.001 par value; 1,000 shares authorized; 1,000 shares issued and outstanding)	3	1
Accumulated deficit	3	(650)
Total shareholder’s deficit		(649)
Total liabilities and Shareholder’s deficit		47,751

OCEANDRIVER INC.
Notes to balance sheet
(All amounts express in U.S. Dollars)

1. Basis of presentation and general information

Oceandriver Inc., (the “Company” or “Oceandriver”), was incorporated on December 18, 2024 (“date of inception”) under the laws of the Republic of Marshall Islands and is controlled by Philippos Tsangrides-Panagopoulos. Oceandriver commenced preparation of an initial public offering (IPO) of its common shares in the United States and intends to list its shares on NASDAQ. The Company was formed to serve as the holding company of Panstar Maritime Inc. (the “Subsidiary” or “Panstar”), an entity owned by Irene Panagopoulos, mother of Philippos Tsangrides-Panagopoulos. Panstar represents the Predecessor Business of Oceandriver Inc. Panstar was incorporated on September 22, 2005 under the laws of the Republic of Liberia, and owns a 76,629 DWT, 2005 built, Panamax, drybulk vessel (the “Vessel”), the M/V Panstar, which was acquired on April 25, 2006, and will act as a global provider of marine transportation services for drybulk products.

The shares of the Subsidiary will be contributed to the Company in exchange for common shares, Series A Preferred Shares and Series B Preferred Shares, pursuant to the Exchange Agreement (the “Transaction). The Transaction will be treated as a reorganization of companies under common control as Oceandriver and Panstar will be controlled by Philippos Tsangrides- Panagopoulos. Accordingly, on completion of the Transaction, the financial statements of Oceandriver will be presented as if Panstar was a consolidated subsidiary of Oceandriver for the entire period presented using based on the historical carrying value of the assets and liabilities of the Subsidiary.

The accompanying balance sheet has been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. A statement of comprehensive income, statement of cash flow and a statement of equity have been omitted as the expenses incurred by the Company through the balance sheet date are nominal and relate to expenses of $ 650 for incorporating the Company which were paid by Magna Marine Inc. (“Magna”). Magna, a company incorporated under the laws of the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of 1975, a related party.

The accompanying balance sheet has been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

2. Due to Related Party

Due to related Party represents amounts paid by Magna for the incorporation expenses (refer Note 4) and deferred offering costs (refer note 4).

3. Shareholder’s deficit

As of December 31, 2024, and under its Articles of Incorporation, the authorized and issued capital stock of Oceandriver was 1,000 shares of common stock with par value of $0.001 per share. Each outstanding common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Dividends may be declared in conformity with law by, and at the discretion of the Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock, or other property of the Company.

Accumulated deficit from date of inception to December 31, 2024 refers to the incorporation expenses of the Company.

OCEANDRIVER INC.
Notes to balance sheet
(All amounts express in U.S. Dollars)

4. Deferred offering costs

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $47,750 consist principally of professional fees incurred in connection with the preparation for the Initial Public Offering of which $ 25,000 were paid by Magna (refer Note 3) and $22,750 have been recorded as accrued expenses. The deferred costs will be set off against the proceeds from the IPO on successfully completion of the IPO or expensed in the event the IPO is suspended temporarily or is unsuccessful.

5. Subsequent events

The Company evaluated subsequent events up to August 11, 2025, the date the audited financial statement was available to be issued.

PANSTAR MARITIME INC.
UNAUDITED INTERIM CONDENSED BALANCE SHEETS
As of June 30, 2025 and December 31, 2024
(All amounts, expressed in U.S. dollars)

		June 30,	December 31,
	Notes	2025	2024
Assets
Current assets
Cash and cash equivalents		1,211,530	1,048,139
Trade receivables		315,267	737,459
Inventories		118,615	117,213
Prepaid expenses		45,672	54,882
Advances to management company – related party	3	-	1,197,550
Total current assets		1,691,084	3,155,243

Non-current assets
Vessel, net	4	6,248,766	6,492,771
Deferred drydocking costs, net	5	735,427	213,079
Total non-current assets		6,984,193	6,705,850
Total assets		8,675,277	9,861,093

Liabilities and shareholder’s equity

Current liabilities
Trade payables		114,358	114,264
Trade payables – related party	3	90,394	-
Accrued expenses		47,869	63,712
Total current liabilities		252,621	177,976
Total liabilities		252,621	177,976

Commitments and Contingencies	10	-	-

Shareholder’s equity

Share capital (authorized and issued 500 shares with par value of $1 each)	6	500	500
Additional paid-in capital	6	7,050,000	8,750,000
Retained earnings		1,372,156	932,617
Total shareholder’s equity		8,422,656	9,683,117
Total liabilities and shareholder’s equity		8,675,277	9,861,093

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

PANSTAR MARITIME INC.
UNAUDITED INTERIM CONDENSED STATEMENTS OF INCOME
For the six-month periods ended June 30, 2025 and 2024
(All amounts, except share data, expressed in U.S. dollars)

		For the six-month periods ended June 30,
	Notes	2025	2024

Revenues, net	7	2,052,769	2,461,344

Operating expenses
Voyage expenses		(140,150)	(41,680)
Vessel operating expenses		(787,896)	(682,278)
Depreciation expense	4	(244,005)	(245,353)
Amortization of deferred drydocking costs	5	(271,825)	(76,843)
Management fees- related party	3	(160,426)	(151,788)
Total operating expenses		(1,604,302)	(1,197,942)
Operating profit		448,467	1,263,402

Other income / (expense)
Interest income		-	10,959
Other finance expense		(8,928)	(2,949)
Other income, net		(8,928)	8,010
Net Income		439,539	1,271,412

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

PANSTAR MARITIME INC.
UNAUDITED INTERIM CONDENSED STATEMENTS OF SHAREHOLDER’S EQUITY
For the six-month periods ended June 30, 2025 and 2024
(All amounts, expressed in U.S. dollars)

	Number of common shares	Amount	Additional paid-in capital	Accumulated deficit	Total Shareholder’s equity
Balance as of January 1, 2024	500	500	8,750,000	(1,916,143)	6,834,357
Net income	-	-	-	1,271,412	1,271,412
Balance as of June 30, 2024	500	500	8,750,000	(644,731)	8,105,769

	Number of common shares	Amount	Additional paid-in capital	Retained Earnings	Total Shareholder’s equity
Balance as of January 1, 2025	500	500	8,750,000	932,617	9,683,117
Net income	-	-	-	439,539	439,539
Return of capital	-	-	(1,700,000)	-	(1,700,000)
Balance as of June 30, 2025	500	500	7,050,000	1,372,156	8,422,656

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

PANSTAR MARITIME INC.
UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS
For the six-month periods ended June 30, 2025 and 2024
(Expressed in United States dollars)

	For the six-month periods ended June 30,
	2025	2024
Cash flows from operating activities
Net income	439,539	1,271,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	244,005	245,353
Amortization of deferred drydocking costs	271,825	76,843
(Increase)/Decrease in:
Trade receivables	422,192	37,108
Prepaid expenses	9,210	(1,095)
Inventories	(1,402)	6,019
Increase/(Decrease) in:
Accrued expenses	(15,843)	(10,538)
Trade payables	94	67,877
Advances to management company/ Trade payables – related party	1,287,944	(1,584,092)
Payments for drydocking costs	(794,173)	-
Net cash provided by operating activities	1,863,391	108,888
Cash flows from financing activities
Return of capital	(1,700,000)	-
Net cash used in financing activities	(1,700,000)	-
Net decrease in cash, cash equivalents	163,391	108,888
Cash, cash equivalents, beginning of period	1,048,139	6,119,803
Cash, cash equivalents, end of period	1,211,530	6,228,691

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

PANSTAR MARITIME INC.
Notes to the unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

1.	Basis of presentation and general information

The accompanying unaudited interim condensed financial statements represents the accounts of Panstar Maritime Inc. (the “Company” or “Panstar”) that was incorporated on September 22, 2005 under the laws of the Republic of Liberia. As of June 30, 2025 and 2024, respectively, the Company owned a 76,629 DWT, 2005 built, Panamax, drybulk vessel (the “Vessel”), the M/V Panstar, which was acquired on April 25, 2006, and provides worldwide ocean transportation services under time charters. Overall responsibility for the business of the Company rests with the Board of Directors, who has organized the provision of management services through Magna Marine Inc. (“Magna”), a company incorporated in Monrovia Liberia, a ship management company controlled by the shareholder of the Company. Please refer to Note 3 “Transactions with Related Parties”.

The accompanying unaudited interim condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for interim financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These unaudited interim condensed financial statements have been prepared on the same basis and should be read in conjunction with the financial statements for the year ended December 31, 2024 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. Operating results for the six-month periods ended June 30, 2025 and 2024, respectively, are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2025.

2.	Significant accounting policies

A discussion of the Company’s significant accounting policies can be found in the financial statements for the year ended December 31, 2024.

PANSTAR MARITIME INC.
Notes to the unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

3.	Transactions with Related Party

Magna Marine Inc.

The Company’s board of directors has organized the provision of management services through Magna Marine Inc., a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of 1975. Magna Marine Inc. is controlled by the shareholder of the Company.

Magna provides the vessel with a wide range of management services such as chartering, technical management, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, ancillary services and accounting services. In exchange for these services, Magna Marine Inc. charged a daily management fee of $886 and $834 for the six-month periods ended June 30, 2025 and 2024, respectively.

Total management fees charged by Magna for the six-month periods ended June 30, 2025 and 2024, amounted to $160,426 and $151,788, respectively. These amounts are included in “Management fees- related party” in the accompanying unaudited interim condensed statements of income.

In accordance with the Management Agreement, the Manager undertakes the execution of all payments on behalf of the Company. As of June 30, 2025 and December 31, 2024, the outstanding balance with Magna was a payable of $90,394 and an advance of $1,197,550, respectively, under the management agreement. These amounts are reflected in “Trade payables – related party” and “Advances to management company – related party”  in the accompanying unaudited interim condensed balance sheets.

PANSTAR MARITIME INC.
Notes to the unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

4.	Vessel, net

The amounts in the accompanying unaudited interim condensed balance sheets are as follows:

	Vessel Cost	Accumulated Depreciation	Vessel, net
Balance, January 1, 2025	9,678,313	(3,185,542)	6,492,771
Depreciation	-	(244,005)	(244,005)
Balance, June 30, 2025	9,678,313	(3,429,547)	6,248,766

As at June 30, 2025, the Company performed an impairment review of its vessel. As the fair value less cost to sell exceeded each vessel’s carrying value, no impairment was recorded.

5.	Deferred drydocking costs, net

The amounts in the accompanying unaudited interim condensed balance sheets are as follows:

Drydocking costs, net
Balance, January 1, 2025	213,079
Additions	794,173
Amortization	(271,825)
Balance, June 30, 2025	735,427

6.	Shareholder’s equity

The total authorized and issued share capital of the Company is 500 common shares with par value of $1 each. Additional paid-in capital mainly represents amounts contributed to the Company by its shareholders to finance the acquisition cost of the Company’s vessel. During the six-month period ended June 30, 2025, the Company distributed to its shareholder an amount of $1,700,000 as return of capital.

7.	Revenues, net

	Six-month ended June 30, 2025	Six-month ended June 30, 2024
Time charter revenues	2,114,189	2,547,941
Address commissions	(79,282)	(95,548)
Other revenues	17,862	8,951
Total	2,052,769	2,461,344

PANSTAR MARITIME INC.
Notes to the unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

7.	Revenues, net - continued

During the six-month periods ended June 30, 2025 and 2024, the Company generated operating revenues from its vessel on time charters agreements with a duration between 2 and 8 months each. Other revenues represent income from charterers relating to reimbursement of voyage expenses such as holds cleaning and other minor miscellaneous expenses.

All of the Company’s revenue derived from lease contracts where the Company is a lessor. For the six-month periods ended June 30, 2025 and 2024, three and one charterers, respectively, individually accounted for more than 10% of the Company’s revenues, as follows:

Charterer	June 30, 2025 % of Company’s revenue	June 30, 2024 % of Company’s revenue
A	-	100%
B	39%	-
C	11%	-
D	50%	-

8.	Financial instruments and fair value disclosures

Fair value measurement

Cash and cash equivalents are recorded at fair value. The carrying values of the current financial assets and current financial liabilities are reasonable estimates of their fair value due to the short-term nature of these financial instruments. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities.

In accordance with the requirements of accounting guidance relating to Fair Value Measurement, the Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

Concentration of credit risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of trade receivables, and cash and cash equivalents. The Company limits its credit risk with trade receivables by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its trade accounts receivable as charter hire is usually collected in advance. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company performs periodic evaluations of the relative credit standing of financial institutions it transacts with.

9.	Taxes

Under the laws of the country of the Company’s ship owning subsidiary incorporation and/ or vessel’s registration, the Company’s ship operating subsidiary is not subject to tax on international shipping income, however it is subject to registration and tonnage taxes which have been included under “Vessel operating expenses” in the accompanying unaudited interim condensed statements of income.

PANSTAR MARITIME INC.
Notes to the unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

10.	Commitments and contingencies

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying financial statements. The Company is member of a protection and indemnity association, or P&I Club that is a member of the International Group of P&I Clubs, which covers its third-party liabilities in connection with its shipping activities. Members of P&I Clubs are typically subject to possible supplemental amounts or calls, payable to the P&I Club based on its claim records as well as the claim records of all other members of the individual associations, and members of the International Group of P&I Clubs.

The Company also accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying financial statements. The Company’s protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident.

Future minimum contractual charter revenues, net of address commission, based on vessel committed to non-cancellable, time charter contracts as of June 30, 2025, amount to $1,720,556 for the twelve-month period ending June 30, 2026.

11.	Segment reporting

The Company owns one vessel which serves the same type of customer and reports financial information and evaluates its operations and operating results by total charter revenues and profitability and not by the length of vessel employment or type of charter. As a result, the Company’s management, including its Chief Executive Officer, who is the chief operating decision maker (“CODM”), does not use discrete financial information to evaluate the operating results for each such type of charter or vessel, but is instead regularly provided with only the revenues and significant segment expenses as noted in the table below. The measure of segment assets is reported on the balance sheets as total assets.

The CODM assesses performance for the vessel operations segment and decides how to allocate resources based on net income. Net income is used to monitor budget versus actual results of the Company. The Company’s financial results are used in assessing the performance of the segment and in deciding whether to reinvest profits in the Company. As a result, management, including the CODM, reviews operating results solely by net income of the fleet, and thus the Company has determined that it operates under one operating and one reportable segment, that of operating drybulk carriers. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.

PANSTAR MARITIME INC.
Notes to the unaudited interim condensed Financial Statements
(All amounts express in U.S. Dollars)

12.	Segment reporting - Continued

The following table summarizes the Company’s significant segment information:

	Six-month period ended June 30, 2025	Six-month period ended June 30, 2024
Revenues, net	2,052,769	2,461,344
Voyage expenses	(140,150)	(41,680)
Operating expenses	(787,896)	(682,278)
Other segment items (1)	(685,184)	(465,974)
Net income	439,539	1,271,412

(1) Other segment items of the segment include depreciation expenses, amortization of deferred drydocking costs, management fees-related party, interest income and other finance expense.

13.	Subsequent events

The Company evaluated subsequent events up to December 23, 2025.

On July 15, 2025, the Board of Directors of the Company declared a cash dividend of $700,000 that was paid on July 18, 2025 to shareholder.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Panstar Maritime Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Panstar Maritime Inc. (the “Company”) as of December 31, 2024 and 2023, the related statements of income, shareholder’s equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

August 11, 2025

We have served as the Company’s auditor since 2024.

PANSTAR MARITIME INC.
BALANCE SHEETS
(All amounts, expressed in U.S. dollars)

		December 31,	December 31,
	Notes	2024	2023
Assets
Current assets
Cash and cash equivalents		1,048,139	6,119,803
Trade receivables		737,459	841,522
Inventories	4	117,213	141,583
Prepaid expenses		54,882	57,343
Advances to management company – related party	3	1,197,550	-
Total current assets		3,155,243	7,160,251

Non-current assets
Vessel, net	5	6,492,771	6,986,175
Deferred drydocking costs, net	6	213,079	367,328
Total non-current assets		6,705,850	7,353,503
Total assets		9,861,093	14,513,754

Liabilities and shareholder’s equity

Current liabilities
Trade payables		114,264	79,433
Trade payables – related party	3	-	2,520,052
Notes payable – related party	3	-	5,058,297
Accrued expenses		63,712	21,615
Total current liabilities		177,976	7,679,397
Total liabilities		177,976	7,679,397

Commitments and Contingencies	13	-	-

Shareholder’s equity

Share capital (authorized and issued 500 shares with par value of $1 each)	7	500	500
Additional paid-in capital	7	8,750,000	8,750,000
Retained earnings /(Accumulated deficit)		932,617	(1,916,143)
Total shareholder’s equity		9,683,117	6,834,357
Total liabilities and shareholder’s equity		9,861,093	14,513,754

The accompanying notes are an integral part of these financial statements

PANSTAR MARITIME INC.
STATEMENTS OF INCOME
(All amounts, except share data, expressed in U.S. dollars)
		Year ended December 31,	Year ended December 31,
	Notes	2024	2023

Revenues, net	8	5,220,922	3,939,773

Operating expenses
Voyage expenses	9	(107,619)	(766,824)
Vessel operating expenses	10	(1,448,100)	(1,436,518)
Depreciation expense	5	(493,404)	(489,130)
Amortization of deferred drydocking costs	6	(154,249)	(211,453)
Management fees- related party	3	(305,128)	(316,710)
Total operating expenses		(2,508,500)	(3,220,635)
Operating profit		2,712,422	719,138

Other income / (expense)
Interest income		137,407	336,299
Other finance (expense)/ income		(1,069)	1,817
Other income, net		136,338	338,116
Net Income		2,848,760	1,057,254

The accompanying notes are an integral part of these financial statements

PANSTAR MARITIME INC.
STATEMENTS OF SHAREHOLDER’S EQUITY
(All amounts, expressed in U.S. dollars)
	Number of common shares	Amount	Additional paid-in capital	Retained Earnings / (Accumulated deficit)	Total Shareholder’s equity
Balance as of January 1, 2023	500	500	8,750,000	(2,973,397)	5,777,103
Net income	-	-	-	1,057,254	1,057,254
Balance as of December 31, 2023	500	500	8,750,000	(1,916,143)	6,834,357
Net income	-	-	-	2,848,760	2,848,760
Balance as of December 31, 2024	500	500	8,750,000	932,617	9,683,117

The accompanying notes are an integral part of these financial statements

PANSTAR MARITIME INC.
STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)

	Year ended December 31, 2024	Year ended December 31, 2023
Cash flows from operating activities
Net income	2,848,760	1,057,254
Adjustments to reconcile net income to net cash (used in) / provided by operating activities:
Depreciation expense	493,404	489,130
Amortization of deferred drydocking costs	154,249	211,453
(Increase)/Decrease in:
Trade receivables	104,063	183,462
Prepaid expenses	2,461	(740)
Inventories	24,370	(50,244)
Increase/(Decrease) in:
Deferred income	-	(158,284)
Accrued expenses	42,097	1,496
Trade payables	34,831	(28)
Advances to management company – related party/Trade payables – related party	(3,717,602)	128,039
Payments for drydocking costs	-	(462,749)
Net cash (used in) /provided by operating activities	(13,367)	1,398,789
Cash flows from investing activities
Vessel’s improvements	-	(58,936)
Net cash used in investing activities	-	(58,936)
Cash flows from financing activities
Repayment of notes payable – related party	(5,058,297)	(5,678,153)
Net cash used in financing activities	(5,058,297)	(5,678,153)
Net decrease in cash, cash equivalents	(5,071,664)	(4,338,300)
Cash, cash equivalents, beginning of year	6,119,803	10,458,103
Cash, cash equivalents, end of year	1,048,139	6,119,803

The accompanying notes are an integral part of these financial statements

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

1.	Basis of presentation and general information

The accompanying financial statements represents the accounts of Panstar Maritime Inc. (the “Company” or “Panstar”) that was incorporated on September 22, 2005 under the laws of the Republic of Liberia. As of December 31, 2024 and 2023, respectively, the Company owned a 76,629 DWT, 2005 built, Panamax, drybulk vessel (the “Vessel”), the M/V Panstar, which was acquired on April 25, 2006, and provides worldwide ocean transportation services under time charters. Overall responsibility for the business of the Company rests with the Board of Directors, who has organized the provision of management services through Magna Marine Inc. (“Magna”), a company incorporated in Monrovia Liberia, a ship management company controlled by the shareholder of the Company. Please refer to Note 3 “Transactions with Related Parties”.

The accompanying financial statements of Panstar have been prepared in conformity with United States generally accepted accounting principles (“U.S. GAAP”).

2.	Significant accounting policies

Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Whenever events or circumstances indicate, management evaluates the estimates and judgments, including those related to provisions necessary for accounts receivable, provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Other comprehensive income/(loss)

The Company follows the accounting guidance relating to comprehensive income, which requires separate presentation of certain transactions that are recorded directly as components of shareholder’s equity. The Company has no other comprehensive income/(loss) items and, accordingly, comprehensive income equals net income for the period presented and thus the Company has not presented this in the statements of income or in a separate statement.

Foreign currency translation

The Company’s reporting and functional currency is the U.S. Dollar (“USD”). Transactions incurred in other currencies are translated into USD using the exchange rates in effect at the time of the transactions. At the balance sheet date, monetary assets and liabilities that are denominated in other currencies are translated into USD to reflect the end-of-period exchange, the resulting. Gains or losses from foreign currency translation into USD at the balance sheet date, as well as differences in exchange rates between each foreign currency transaction date and its settlement date, are included in “Other finance income” in the statements of income.

Cash and cash equivalents

The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents. Cash from time to time may consist of cash on hand and cash deposits held on call with banks.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

2.	Significant accounting policies-continued

Trade receivables

The amount shown as trade receivables, at each balance sheet date, includes receivables from charterers for hire and other potential sources of income (such as ballast bonus compensation and/or holds cleaning compensation, etc.) under the Company’s charter contracts, net of an allowance for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate allowance for doubtful accounts. Allowance for doubtful accounts for the years presented was zero.

Inventories

Inventories consist of lubricants and victualling on board the vessel and bunkers on board the vessel when the vessel is unemployed, undergoing drydocking or special survey or is operating under voyage charters. Inventories are stated at lower of cost or net realizable value. Net realizable value is the estimated selling price less reasonably predictable costs of disposal and transportation. The cost is determined by the first-in, first-out method.

Vessel, net

Vessel, net is stated at cost net of accumulated depreciation and impairment charges, if any. The cost of a vessel consists of the contract price plus any direct expenses incurred upon acquisition, including improvements, delivery expenses and other expenditures to prepare the vessel for its intended use which is to provide worldwide transportation services for dry bulk commodities. Subsequent expenditures for conversions and major improvements, are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of a vessel; otherwise, these amounts are expensed as incurred. Repairs and maintenance costs, including underwater inspection costs, are expensed in the period incurred.

Vessel’s depreciation

Vessel is depreciated to its estimated residual value using the straight-line method over its estimated useful life. Residual value is the product of its lightweight tonnage and estimated scrap rate which was $380 per ton of lightweight steel as of December 31, 2024 and 2023. Management estimates the useful life of the Company’s vessel to be 25 years from the date of its completion of construction.

Impairment of long-lived assets

The Company reviews its vessel for impairment, under the provisions of ASC 360, whenever events or changes in circumstances indicate that the carrying amount of a vessel may not be recoverable. When the estimate of future undiscounted cash flows expected to be generated by the use of the vessel is less than its carrying amount, the Company evaluates the vessel for an impairment loss. Measurement of the impairment loss is based on the fair value of the vessel in comparison to carrying value, including unamortized deferred drydocking costs. In this respect, management regularly reviews the carrying amount of its vessel in connection with its estimated recoverable amount.

For the years ended December 31, 2024 and 2023, the management of the Company concluded that no impairment indicators were present since the carrying amount of the vessel was less than its fair value.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

2.	Significant accounting policies-continued

Drydocking and special survey costs

The Company’s vessel is subject to regularly scheduled drydocking and special surveys which are carried out every 3 years, unless a further extension is obtained in rare cases and under certain conditions. Drydocking and special survey costs are accounted under the deferral method whereby the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next survey is scheduled to become due. Costs deferred include expenditures incurred relating to shipyard costs, hull preparation and painting, inspection of hull structure and mechanical components, steelworks, machinery works, and electrical works as well as lodging and subsistence of personnel sent to the yard site to supervise. If a drydock and/or a special survey is performed prior to its scheduled date, any remaining unamortized balance from previous events is immediately expensed. The amortization charge related to drydocking and special survey costs is presented in “Amortization of deferred drydocking costs” in the accompanying statements of income.

Revenues

Revenues are primarily generated from time charter agreements. Under a time charter agreement, revenues are generated from a vessel being hired by a third-party charterer for a specified period in exchange for consideration, which is based on a daily hire rate. The charterer has full discretion over the ports subject to compliance with the applicable charter party agreement and relevant laws. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance, and lubricants. The charterer bears the voyage related costs such as bunker expenses, port charges and canal tolls during the hire period. The performance obligations in a time charter contract are satisfied on a straight-line basis over the term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to us. The charterer generally pays the charter hire monthly in advance.
We determined that the Company’s time charter contracts are considered operating leases under ASC 842 and therefore fall under the scope of the guidance because (i) the vessel is an identifiable asset, (ii) we do not have substantive substitution rights, and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use. Under the guidance, we elected the practical expedient available to lessors to not separate the lease and non-lease components included in the time charter revenue because (i) the pattern of revenue recognition for the lease and non-lease components is the same as it is earned by the passage of time and (ii) the lease component, if accounted for separately, would be classified as an operating lease.

Additionally, the owner pays address commissions to the charterers. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter and are recorded as a deduction of revenue.

We record time charter revenues on a straight-line basis over the term of the charter as service is provided. Time charter revenues received in advance of the provision of charter service are recorded as deferred income and recognized when the charter service is rendered. Deferred income may result from straight-line revenue recognition in respect of charter agreements that provide for varying charter rates. Deferred income amounts that will be recognized within the next twelve months are presented as current, with amounts to be recognized thereafter presented as non-current.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

2.	Significant accounting policies-continued

Revenues- continued

All of the Company’s revenue derived from lease contracts where the Company is a lessor. For the years ended December 31, 2024 and 2023, two and three charterers, respectively, individually accounted for more than 10% of the Company’s revenues, as follows:

Charterer	December 31, 2024 % of Company’s revenue	December 31, 2023 % of Company’s revenue
A	-	31%
B	-	25%
C	-	38%
D	52%	-
E	48%	-

Voyage expenses

Voyage expenses are expensed as incurred, except for expenses during the ballast portion of the voyage (period between the contract date and the date of the vessel’s arrival to the load port). Any expenses incurred during the ballast portion of the voyage such as bunker expenses, canal tolls and port expenses are deferred and are recognized on a straight-line basis, in voyage expenses, over the voyage duration as we satisfy the performance obligations under the contract provided these costs are (1) incurred to fulfill a contract that we can specifically identify, (2) able to generate or enhance resources of the company that will be used to satisfy performance of the terms of the contract, and (3) expected to be recovered from the charterer. These costs are considered contract fulfillment costs because the costs are direct costs related to the performance of the contract and are expected to be recovered.

Voyage expenses also consist of bunker expenses consumed, canal tolls and port expenses incurred for vessels traveling to/from drydock, or whilst the vessel is unemployed or off-hire.

Furthermore, in time charters, bunker fuel on commencement of the charter is sold to charterers and then repurchased on completion. This may result in gains or losses equal to the difference between the book value of bunker fuel and the value for which such bunker fuel is sold to charterers. These gains or losses, if any, are presented in the line item “Voyage expenses” in the accompanying statements of income.

Commissions

Charter hire commissions to brokers, are deferred and amortized over the related charter period and are included in the line item “Voyage expenses” in the accompanying statements of income.

Vessel operating expenses

Vessel operating expenses are accounted for as incurred on the accrual basis and include crew wages and related expenses, the cost of vessel insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores and other miscellaneous expenses.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

2.	Significant accounting policies-continued

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. The objective is to address longstanding requests from investors to provide more detailed information about expenses presented on the face of the income statement. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within the fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments are to be applied either prospectively to financial statements issued for the reporting periods after the effective date or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of the adoption of ASU 2024-03 on its financial statements and related disclosures.

In November 2023, the FASB issued Accounting Standards Update 2023-07, Segment Reporting - Improvements to Reportable Segment Disclosures (or ASU 2023-07). ASU 2023-07 requires that all segment-related disclosures required by FASB Topic 280 (Segment Reporting) also be made by entities that have a single reportable segment. The Company adopted ASU 2023-07 for its fiscal year beginning January 1, 2024 and the additional disclosures are included in note 9 “Segment Reporting”.

3.	Transactions with Related Party
Magna Marine Inc.

The Company’s board of directors has organized the provision of management services through Magna Marine Inc., a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of 1975. Magna Marine Inc. is controlled by the shareholder of the Company.

Magna provides the vessel with a wide range of management services such as chartering, technical management, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, ancillary services and accounting services. In exchange for these services, Magna Marine Inc. charged a daily management fee of $834 and $868 for the years ended December 31, 2024 and 2023, respectively.

Total management fees charged by Magna for the years ended December 31, 2024 and 2023, amounted to $305,128 and $316,710, respectively. These amounts are included in “Management fees- related party” in the accompanying statements of income.

In accordance with the Management Agreement, the Manager undertakes the execution of all payments on behalf of the Company. As of December 31, 2024 and 2023, the outstanding balance with Magna was an advance of $1,197,550 and a payable of $2,520,052, respectively, under the management agreement. These amounts are reflected in “Advances to management company – related party” and “Trade payables – related party” in the accompanying balance sheets.

In addition, the Company received financing from Magna which as of January 1, 2023 amounted to $10,736,450 of which the Company repaid an amount of $5,678,153 during 2023 resulting in an outstanding balance of $5,058,297 as of December 31, 2023, which was repaid during 2024. These amounts were unsecured, interest-free with no fixed terms of payment and repayable on demand and are reflected in “Notes payable – related party” in the accompanying balance sheets.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

4.	Inventories

The Company’s inventories by type were as follows:

	December 31, 2024	December 31, 2023
Lubricants	105,877	128,292
Victualling	11,336	13,291
Total	117,213	141,583

5.	Vessel, net

The amounts in the accompanying balance sheets are as follows:

	Vessel Cost	Accumulated Depreciation	Vessel, net
Balance, January 1, 2023	9,619,377	(2,203,008)	7,416,369
Additions	58,936		58,936
Depreciation	-	(489,130)	(489,130)
Balance, December 31, 2023	9,678,313	(2,692,138)	6,986,175
Depreciation	-	(493,404)	(493,404)
Balance, December 31, 2024	9,678,313	(3,185,542)	6,492,771

6.	Deferred drydocking costs, net

The amounts in the accompanying balance sheets are as follows:

Drydocking costs, net
Balance, January 1, 2023	116,032
Additions	462,749
Amortization	(211,453)
Balance, December 31, 2023	367,328
Amortization	(154,249)
Balance, December 31, 2024	213,079

7.	Shareholder’s equity

The total authorized and issued share capital of the Company is 500 common shares with par value of $1. Additional paid-in capital mainly represents amounts contributed to the Company by its shareholders to finance the acquisition cost of the Company’s vessel.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

8.	Revenues, net

	Year ended December 31, 2024	Year ended December 31, 2023
Time charter revenues	5,396,125	4,065,173
Address commissions	(202,355)	(160,377)
Other revenues	27,152	34,977
Total	5,220,922	3,939,773

During the years ended December 31, 2024 and 2023, the Company generated operating revenues from its vessel on time charters agreements with a duration between 2 and 8 months each. Other revenues represent income from charterers relating to reimbursement of voyage expenses such as holds cleaning and other minor miscellaneous expenses.

9.	Voyage expenses

Voyage expenses consisted of:

	Year ended December 31, 2024	Year ended December 31, 2023
Bunkers consumption	-	609,271
Port expenses	57,372	74,060
(Gain) / Loss on sale of bunkers	(3,899)	43,081
Broker commissions	54,146	40,412
Total	107,619	766,824

10.	Vessel operating expenses

Vessel operating expenses consisted of:

	Yead ended December 31, 2024	Yead ended December 31, 2023
Crew wages and related expenses	851,531	828,386
Insurance expenses	135,786	145,953
Repairs and maintenance	18,627	34,911
Spares and stores	179,405	175,499
Tonnage and other taxes	36,592	34,557
Lubricants	75,962	84,318
Sundry vessel expenses	150,197	132,894
Total	1,448,100	1,436,518

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

11.	Financial instruments and fair value disclosures

Fair value measurement

Cash and cash equivalents are recorded at fair value. The carrying values of the current financial assets and current financial liabilities are reasonable estimates of their fair value due to the short-term nature of these financial instruments. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities.

In accordance with the requirements of accounting guidance relating to Fair Value Measurement, the Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

Concentration of credit risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of trade receivables, and cash and cash equivalents. The Company limits its credit risk with trade receivables by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its trade accounts receivable as charter hire is usually collected in advance. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company performs periodic evaluations of the relative credit standing of financial institutions it transacts with.

12.	Taxes

Under the laws of the country of the Company’s ship owning subsidiary incorporation and/ or vessel’s registration, the Company’s ship operating subsidiary is not subject to tax on international shipping income, however it is subject to registration and tonnage taxes which have been included under “Vessel operating expenses” in the accompanying statements of income.

Taxation on United States Source Income

Pursuant to § 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. Federal income tax on such income if the company meets the following requirements: (a) the company is organized in a foreign country that grants an equivalent exception to corporations organized in the U. S. and (b) either (i) more than 50 percent of the value of the company’s stock is owned, directly or indirectly, by individuals who are “residents” of the company’s country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the U.S. (the“50% Ownership Test”) or (ii) the company’s stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the U.S. (the “Publicly-Traded Test”). The jurisdictions where the Company and its subsidiaries are incorporated grant an equivalent exemption to United States corporations.

For the fiscal years ended December 31, 2024 and 2023, the Company believes that it qualified, and it is expected to qualify for exemption under Section 883 and therefore, the Company’s gross United States source shipping income will not be subject to a 4% gross basis tax.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

13.	Commitments and contingencies

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying financial statements. The Company is member of a protection and indemnity association, or P&I Club that is a member of the International Group of P&I Clubs, which covers its third-party liabilities in connection with its shipping activities. Members of P&I Clubs are typically subject to possible supplemental amounts or calls, payable to the P&I Club based on its claim records as well as the claim records of all other members of the individual associations, and members of the International Group of P&I Clubs.

The Company also accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying financial statements. The Company’s protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident.

Future minimum contractual charter revenues, net of address commission, based on vessel committed to non-cancellable, time charter contracts as of December 31, 2024, amount to $791,005 during the year ending December 31, 2025.

14.	Segment reporting

The Company owns one vessel which serves the same type of customer and reports financial information and evaluates its operations and operating results by total charter revenues and profitability and not by the length of vessel employment or type of charter. As a result, the Company’s management, including its Chief Executive Officer, who is the chief operating decision maker (“CODM”), does not use discrete financial information to evaluate the operating results for each such type of charter or vessel, but is instead regularly provided with only the revenues and significant segment expenses as noted in the table below. The measure of segment assets is reported on the balance sheets as total assets.

The Company owns one vessel which serves the same type of customer and reports financial information and evaluates its operations and operating results by total charter revenues and profitability and not by the length of vessel employment or type of charter. As a result, the Company’s management, including its Chief Executive Officer, who is the chief operating decision maker (“CODM”), does not use discrete financial information to evaluate the operating results for each such type of charter or vessel, but is instead regularly provided with only the revenues and significant segment expenses as noted in the table below. The measure of segment assets is reported on the balance sheets as total assets.

PANSTAR MARITIME INC.
Notes to the financial statements
(All amounts express in U.S. Dollars)

14.	Segment reporting - continued

The CODM assesses performance for the vessel operations segment and decides how to allocate resources based on net income. Net income is used to monitor budget versus actual results of the Company. The Company’s financial results are used in assessing the performance of the segment and in deciding whether to reinvest profits in the Company. As a result, management, including the CODM, reviews operating results solely by net income of the fleet, and thus the Company has determined that it operates under one operating and one reportable segment, that of operating drybulk carriers. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.

The following table summarizes the Company’s significant segment information:

	Year ended December 31, 2024	Year ended December 31, 2023
Revenues, net	5,220,922	3,939,773
Voyage expenses	(107,619)	(766,824)
Operating expenses	(1,448,100)	(1,436,518)
Other segment items (1)	(816,443)	(679,177)
Net income	2,848,760	1,057,254

(1) Other segment items of the segment include depreciation expenses, amortization of deferred drydocking costs, management fees-related party, interest income and other finance (expense)/income.

15.	Subsequent events

The Company evaluated subsequent events up to August 11, 2025, the date the audited financial statement was available to be issued.

On July 15, 2025, the Board of Directors of the Company declared a cash dividend of $700,000 that was paid on July 18, 2025 to shareholder.

Common Shares

OCEANDRIVER INC.

PRELIMINARY PROSPECTUS

  , 2025

Maxim Group LLC

Until   , 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 6. Indemnification of Directors and Officers.

I.
The amended and restated bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he is not entitled to indemnification. In addition, as permitted by the Registrant’s amended and restated bylaws and Section 60 of the BCA, the Registrant maintains directors’ and officers’ insurance, pursuant to which the Registrant provides insurance coverage against certain liabilities to which the Registrant’s directors and officers may be subject, including liability incurred under U.S. securities law.

II.	Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:

1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities.

   On [•], OCEANDRIVERINC. issued to [•] [•], in exchange for all of the outstanding share capital of [•], the entity that owns a 100% interest in the entity that owns the Initial Vessel, in an offering exempt from registration under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Form of Amended and Restated Articles of Incorporation
3.2	Form of Amended and Restated Bylaws
3.3	Form of Statement of Designation of the Rights, Preferences and Privileges of the Series A Perpetual Preferred Shares
3.4	Form of Statement of Designations of the Rights, Preferences and Privileges of the % Series B Cumulative Convertible Perpetual Preferred Shares
4.1*	Form of Common Share Certificate
4.2*	Form of Representative Warrant
4.3*	Form of Common Share Purchase Warrant
4.4*	Form of Warrant Agency Agreement
4.5*	Form of Shareholder Rights Agreement
5.1*	Opinion of Seward & Kissel LLP, as to the legality of the securities being registered
8.1*	Opinion of Seward & Kissel LLP, as to certain tax matters
10.1	Form of Commercial Management and Brokerage Services Agreement
14.1	Code of Ethics
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Seward & Kissel LLP (included in Exhibits 5.1 and 8.1 hereto)
23.3*	Consent of Marianna Griva, Director Nominee
23.4*	Consent of Aliki-Marcadia Lampropoulos, Director Nominee
24.1	Powers of Attorney (included in the signature page of this registration statement filed with the SEC)
107.1	Filing Fee Table

*To be filed by Amendment

Item 9. Undertakings
The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 23rd day of  December, 2025.

OCEANDRIVER INC.

By:	/s/ Philippos Tsangrides
	Name:	Philippos Tsangrides
	Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on                       .

/s/ Philippos Tsangrides	Chief Executive Officer and Director (Principal Executive Officer and Chairman of the Board)
Philippos Tsangrides

/s/ Stefanos Papagiannakopoulos	Chief Financial Officer (Principal Accounting Officer)
Stefanos Papagiannakopoulos

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in City of Newark, State of Delaware, on December 23, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States